As filed with the Securities and Exchange Commission on January 5, 1994
                                                   Registration No. 33-51387

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              Amendment No. 1 to

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      FIRST TENNESSEE NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

         TENNESSEE                              6021                          62-0803242
(State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)        Classification Code Number)        Identification No.)

                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-4444
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                             HARRY A. JOHNSON, III
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      FIRST TENNESSEE NATIONAL CORPORATION
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-5624
            (Name,address, including zip code, and telephone number,
                   including area code, of agent for service
                                With Copies to:

CLYDE A. BILLINGS, JR.                                       MICHAEL E. CALLAWAY
Vice President & Counsel                                     Bell and Associates
First Tennessee National Corporation                         140 Ocoee St., N.E.
165 Madison Avenue                                          Cleveland, TN  37364
Memphis, Tennessee 38103                                          (615) 476-8541
(901) 523-5679

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after conditions contained in Merger Agreement have been satisfied.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      FIRST TENNESSEE NATIONAL CORPORATION

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

FORMS S-4 ITEM AND CAPTION                                          LOCATION OR CAPTION IN PROSPECTUS
- --------------------------                                          ---------------------------------
A.  Information About the Transaction

    1.  Forepart of the Registration Statement and                  Facing page of Registration Statement; Outside Front Cover
        Outside Front Cover Page of Prospectus                      Page

    2.  Inside Front and Outside Back Cover Pages                   Available Information; Table of Contents
        of Prospectus

    3.  Risk Factors, Ratio of Earnings to Fixed Charges            Summary; The Special Meeting; The Merger
        and Other Information

    4.  Terms of the Transaction                                    Summary; The Merger; Incorporation of Certain Documents by
                                                                    Reference; Certain Regulatory Considerations; Effect of the
                                                                    Merger on Rights of Shareholders; Description of FTNC
                                                                    Capital Stock

    5.  Pro Forma Financial Information                             Index to Pro Forma Financial Information

    6.  Material Contacts with the Company Being                    The Merger
        Acquired

    7.  Additional Information Required for Reoffering              Not Applicable
        by Persons and Parties Deemed to Be Underwriters

    8.  Interests of Named Experts and Counsel                      Validity of Common Stock; Experts

    9.  Disclosure of Commission Position on                        Not Applicable
        Indemnification for Securities Act Liabilities

B.  Information About the Registrant

    10. Information with Respect to S-3 Registrants                 Incorporation of Certain Documents by Reference

    11. Incorporation of Certain Information by                     Incorporation of Certain Documents by Reference
        Reference

    12. Information with Respect to S-2 or S-3                      Not Applicable
        Registrants

    13. Incorporation of Certain Information by                     Not Applicable
        Reference

    14. Information with Respect to Registrants Other               Not Applicable
        Than S-3 or S-2 Registrants

C.  Information About the Company Being Acquired

    15. Information with Respect to S-3 Companies                   Not Applicable

    16. Information with Respect to S-2 or S-3                      Not Applicable
        Companies

    17. Information with Respect to Companies Other                 Summary; Information concerning CBTC; Index to CBTC
        Than S-2 or S-3 Companies                                   Financial Information

D.  Voting and Management Information

    18. Information if Proxies, Consents or
        Authorizations are to be Solicited                          Incorporation of Certain Documents by Reference; Summary;
                                                                    The Special Meeting; Experts; The Merger; Cover Page of
                                                                    Proxy Statement-Prospectus

    19. Information if Proxies, Consents or                         Not Applicable
        Authorizations are not to be Solicited or in
        an Exchange Offer

                            January 10, 1994



Dear Cleveland Bank & Trust Company Shareholder:


         You are cordially invited to attend a Special Meeting of Shareholders of Cleveland Bank & Trust Company to be held at the main office of Cleveland Bank & Trust Company, 775 Raider Drive, N.W., Cleveland, Tennessee on
February 23, 1994 at 10:00 a.m., local time.


         At this meeting, you will have an opportunity to consider and vote on the terms of an Agreement and Plan of Merger (the "Merger Agreement") that provides for the merger of First Tennessee Interim Bank, a newly chartered and wholly-owned subsidiary of First Tennessee National Corporation, with and into Cleveland Bank & Trust Company (the "Merger"), as a result of which Cleveland Bank & Trust Company will become a wholly-owned subsidiary of First Tennessee National Corporation.

         The Merger Agreement generally provides for a tax-free exchange in which Cleveland Bank & Trust Company shareholders will receive shares of First Tennessee National Corporation common stock in exchange for shares of Cleveland Bank & Trust Company common stock.

         The proposed Merger has been unanimously approved by the Boards of Directors of both First Tennessee National Corporation and Cleveland Bank & Trust Company.

         The enclosed Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus explain the Merger and provide specific information relative to the Special Meeting. Please carefully read these materials and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of Cleveland Bank & Trust Company shareholders is required to consummate the Merger.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included a postage-paid, addressed envelope for your proxy card. No additional postage is required if mailed in the United States.

         THE MERGER IS AN IMPORTANT STEP FOR CLEVELAND BANK & TRUST COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

                                                      Sincerely,

                                                      /s/ W. Sam McReynolds
                                                      W. SAM McREYNOLDS
                                                      Chairman

                         CLEVELAND BANK & TRUST COMPANY

================================================================================

  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD February 23, 1994

================================================================================

         Notice is hereby given that a Special Meeting of Shareholders of Cleveland Bank & Trust Company ("CBTC") has been called by the Board of Directors and will be held at the main office of Cleveland Bank & Trust Company, 775 Raider Drive, N.W., Cleveland, Tennessee, on February 23, 1994 at 10:00 a.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan for Merger dated as of July 23, 1993 (the "Merger Agreement") by and between First Tennessee National Corporation ("FTNC") and Cleveland Bank & Trust Company ("CBTC"). The Merger Agreement provides for the merger of First Tennessee Interim Bank, a newly chartered and wholly-owned subsidiary of FTNC, with and into CBTC, as a result of which CBTC will become a wholly-owned subsidiary of FTNC, all as more fully described in the accompanying Proxy Statement-Prospectus.

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors is not aware of any other business to come before the meeting.

         Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.


         Only shareholders of record at the close of business on January 7, 1994 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof.

                                        By Order of the Board of Directors,

                                        /s/ Michael E. Callaway
                                        Michael E. Callaway, Secretary

Cleveland, Tennessee
Dated:  January 10, 1994


         THE BOARD OF DIRECTORS OF CLEVELAND BANK & TRUST COMPANY UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CLEVELAND BANK & TRUST COMPANY COMMON STOCK VOTE TO APPROVE THE PROPOSAL.

                                PROXY STATEMENT


                         CLEVELAND BANK & TRUST COMPANY
               SPECIAL MEETING TO BE HELD ON February 23, 1994

                                   PROSPECTUS

                      FIRST TENNESSEE NATIONAL CORPORATION

                        1,269,570 SHARES OF COMMON STOCK


         This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $10.00 per share (the "CBTC Common Stock"), of Cleveland Bank & Trust Company ("CBTC"), a Tennessee state bank, in connection with the solicitation of proxies by the CBTC Board of Directors (the "CBTC Board") for use at the Special Meeting of CBTC shareholders to be held at 10:00 a.m., local time, on February 23, 1994, at the main office of Cleveland
Bank & Trust Company, 775 Raider Drive, N.W., Cleveland, Tennessee, and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, the shareholders of record of CBTC Common Stock as of the close of business on January 7, 1994 will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 23, 1993, (the "Merger Agreement"), by and between First Tennessee National Corporation ("FTNC"), a Tennessee corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and CBTC, pursuant to which, among other things, First Tennessee Interim Bank, a newly chartered and wholly-owned subsidiary of FTNC, will merge with and into CBTC, with CBTC surviving the merger (the "Merger"), and as a result of which, CBTC will become a wholly-owned subsidiary of FTNC. Upon consummation of the Merger, each outstanding share of CBTC Common Stock (other than shares held directly or indirectly by FTNC or any of its subsidiary banks, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held in the treasury of CBTC, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right to receive shares of common stock, par value $2.50 per share, of FTNC ("FTNC Common Stock") as described herein. For a description of the Merger Agreement, which is included herein in its entirety as Appendix "A" to this Proxy Statement-Prospectus, see "The Merger."


         This Proxy Statement-Prospectus also constitutes a prospectus of FTNC in respect of up to 1,269,750 shares of FTNC Common Stock to be issued to shareholders of CBTC in connection with the Merger. The shares of FTNC Common Stock to be issued in connection with the Merger are based upon the conversion of each outstanding share of CBTC Common Stock into shares of FTNC Common Stock as described herein. See "The Merger -- Terms of the Merger."


         The outstanding shares of FTNC Common Stock are, and the shares offered hereby will be, included for quotation on the National Association of Securities Dealers Automated Quotation System - National Market System ("NASDAQ/NMS"). The last reported sale price of FTNC Common Stock on the NASDAQ/NMS on December 29, 1993 was $38.25 per share.

         All information contained in this Proxy Statement-Prospectus relating to FTNC and its subsidiaries has been supplied by FTNC and all information relating to CBTC has been supplied by CBTC. This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of CBTC on or about January 10, 1994.


THE SHARES OF FTNC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS JANUARY 10, 1994

                               TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 4 -

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 4 -

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         RECOMMENDATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         BACKGROUND OF AND REASONS FOR THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         OPINION OF FINANCIAL ADVISER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
         TERMS OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
         EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         SURRENDER OF CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -
         CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -
         REGULATORY APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 27 -
         CONDUCT OF BUSINESS PENDING MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
         NO SOLICITATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
         WAIVER AND AMENDMENT; TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
         INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
         STOCK OPTION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -
         SHAREHOLDERS' DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -
         CERTAIN FEDERAL INCOME TAX CONSEQUENCES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -
         ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         RESALE OF FTNC COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         NASDAQ/NMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -

CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
         GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
         PAYMENT OF DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
         CERTAIN TRANSACTIONS BY FTNC WITH ITS AFFILIATES . . . . . . . . . . . . . . . . . . . . . . .  - 36 -
         CAPITAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -
         FTNC SUPPORT OF SUBSIDIARY BANKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 37 -
         FDIC INSURANCE ASSESSMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 38 -
         FDICIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 38 -

INFORMATION CONCERNING CBTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 39 -
         DESCRIPTION OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 39 -
         SELECTED STATISTICAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 40 -
         MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS  . . . . . .  - 42 -

                                                                                                         Page
                                                                                                         ----
         OWNERSHIP OF CBTC COMMON STOCK AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . .   - 46 -

DESCRIPTION OF FTNC CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 48 -
         AUTHORIZED CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 48 -
         PREFERRED STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 48 -
         FTNC COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 48 -
         SHAREHOLDER PROTECTION RIGHTS PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 49 -
         SUBORDINATED CAPITAL NOTES DUE 1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 50 -

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 50 -
         RESIDENCY REQUIREMENT FOR AND REMOVAL OF DIRECTORS . . . . . . . . . . . . . . . . . . . . .   - 50 -
         SPECIAL MEETINGS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 50 -
         REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS . . . . . . . . . . . . . . . . . . . . .   - 51 -
         SHAREHOLDER PROPOSALS AND NOMINATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 51 -
         ACTION BY WRITTEN CONSENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 52 -
         PREEMPTIVE RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 52 -
         AMENDMENT OF ARTICLES OF INCORPORATION OR CHARTER AND BYLAWS . . . . . . . . . . . . . . . .   - 52 -
         LOANS SECURED BY AND ACQUISITIONS OF ISSUER'S STOCK  . . . . . . . . . . . . . . . . . . . .   - 52 -
         VOLUNTARY DISSOLUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 53 -
         GREENMAIL ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 53 -
         DIVIDENDS AND OTHER DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 53 -
         DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 54 -
         RIGHTS OF HOLDERS OF CAPITAL NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 54 -
         SHAREHOLDER RIGHTS PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 54 -
         TENNESSEE INCOME TAX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 54 -

VALIDITY OF COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 54 -

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 54 -

INDEX TO PRO FORMA FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 56 -

INDEX TO CBTC FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 56 -

APPENDICES:

         Appendix A  Agreement and Plan of Merger, including Stock Option
                     Agreement as Annex 1 thereto
         Appendix B  Opinion of Alex Sheshunoff & Co.
         Appendix C  Tennessee Code Annotated, Section 45-2-1309


                             AVAILABLE INFORMATION

         FTNC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. The FTNC Common Stock is included for quotation on NASDAQ/NMS and such reports, proxy statements and other information concerning FTNC should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. FTNC has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of FTNC Common Stock and associated rights to be issued pursuant to the Merger Agreement. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the SEC are hereby incorporated by reference in this Proxy Statement-Prospectus and made a part hereof: (a) FTNC's Annual Report on Form 10-K for the year ended December 31, 1992, and its Form 8 filed March 23, 1993, and Forms 10-K/A filed on April 28 and June 29, 1993, amending its Annual Report on Form 10-K; (b) FTNC's Current Reports on Form 8-K filed February 18, 1993, August 24, 1993, and October 18, 1993; (c) FTNC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993; (d) FTNC's proxy statement dated March 12, 1993, exclusive of the Board Compensation Committee Report and the Total Shareholder Return Performance Graph on pages 11-14 thereof; (e) the description of FTNC Common Stock contained in FTNC's registration statement on Form 10, filed April 14, 1970, pursuant to Section 12 of the Exchange Act (and any amendments or reports filed for the purpose of updating the description); and (f) FTNC's registration statement on Form 8- A, filed September 8, 1989, pursuant to which FTNC registered the Shareholder Protection Rights under the Exchange Act.

         All documents filed by FTNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement Prospectus.

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS RELATING TO FTNC BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE TREASURER, FIRST TENNESSEE NATIONAL CORPORATION, P.O. BOX 84, MEMPHIS, TENNESSEE 38101, TELEPHONE NUMBER (901) 523-5630. COPIES OF EXHIBITS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE OBTAINED FOR A CHARGE COVERING THE COST OF REPRODUCTION AND MAILING. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY February 15, 1994.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FTNC OR CBTC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSQUENT TO THE DATE HEREOF.

                                    SUMMARY


         The following summary is not intended to be a complete description of all material facts regarding FTNC, CBTC and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere and incorporated by reference in this Proxy
Statement-Prospectus, the Appendices hereto and the documents referred to herein.


PARTIES TO THE MERGER

         FTNC. FTNC is a regional bank holding company incorporated under the laws of Tennessee, which, through First Tennessee Bank National Association, Memphis, Tennessee ("FTB") and its other banking and banking-related subsidiaries, provides a broad range of financial services primarily in the State of Tennessee. FTNC was incorporated in Tennessee in 1968. At September 30, 1993, FTNC had consolidated total assets of approximately $9.5 billion, consolidated total deposits of approximately $6.7 billion and equity capital of approximately $656.5 million. At December 31, 1992, based on information in the American Banker, an industry journal, FTNC ranked 61st among bank holding companies in the United States and first among bank holding companies headquartered in Tennessee in terms of total assets.

         FTNC coordinates the financial resources of the consolidated enterprise and maintains systems of financial, operational and administrative control that allow coordination of selected policies and activities. FTNC operates principally through FTB, which was chartered as a national banking association in 1864. As of September 30, 1993, FTB was the largest commercial bank headquartered in Tennessee both in terms of total assets and deposits. At September 30, 1993, FTB had total assets of approximately $9.3 billion, total deposits of approximately $6.6 billion and equity capital of approximately $611.3 million. FTB conducts a broad range of retail banking and fiduciary services and had 205 banking locations at September 30, 1993. FTB also offers a comprehensive range of financial services, including bond broker/ agency services and nationwide check clearing, to companies throughout the southeastern United States and selected national markets. Bond broker/agency services provided by FTB consist primarily of the sale of bank-eligible securities to other financial institutions. Subsidiaries of FTNC and FTB are engaged primarily in providing mortgage banking, integrated check processing solutions, discount brokerage, equipment finance, venture capital, investment management and credit life insurance.

         The principal executive offices of FTNC are located at 165 Madison Avenue, Memphis, Tennessee 38103, and its telephone number is (901) 523-4444.

         CBTC. CBTC is a state bank, organized under the laws of the state of Tennessee in 1906. It operates a general banking business and provides fiduciary services through a trust department from six locations in Bradley County, Tennessee. At September 30, 1993, CBTC had total assets of approximately $225 million, total deposits of approximately $199 million, and equity capital of approximately $22.8 million.

         The executive offices of CBTC are located at 775 Raider Drive, N.W., Cleveland, Tennessee 37312, the mailing address is P.O. Box 4170, Cleveland, TN 37320-4170, and the telephone number is (615) 559-7600.

         Additional information about FTNC and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Incorporation of Certain Documents by Reference."

SPECIAL MEETING OF SHAREHOLDERS

         The Special Meeting will be held on February 23, 1994 at 10:00
a.m., local time, at the main office of CBTC, 775 Raider Drive, N.W.,
Cleveland, Tennessee.   The purpose of the Special Meeting is to consider and
vote upon a proposal to approve the Merger Agreement.

VOTE REQUIRED; RECORD DATE

         Only CBTC shareholders of record at the close of business on January 7, 1994 (the "CBTC Record Date") will be entitled to vote at the Special Meeting. The affirmative vote of the holders of two-thirds (2/3) of the shares outstanding on such date is required to approve the Merger Agreement. "Abstentions" and broker "non votes" will have the same effect as a vote "against" approval of the Merger Agreement. See "The Special Meeting
Vote Required." As of the CBTC Record Date, there were 100,000 shares of CBTC Common Stock entitled to be voted.

         The directors and executive officers of CBTC and their affiliates beneficially owned, as of the CBTC Record Date, 20,549 shares, or approximately 20.5%, of the outstanding shares of CBTC Common Stock. CBTC has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Merger Agreement. As of the CBTC Record Date, CBTC, through its Trust Department, held of record or in the name of nominees 15,215 shares (or approximately 15.2% of the outstanding shares) of CBTC Common Stock as fiduciary and as agent.

         As of the CBTC Record Date, FTNC and its subsidiaries beneficially owned no shares of CBTC Common Stock, and the directors and executive officers of FTNC beneficially owned no shares of CBTC Common Stock.

TERMS OF THE MERGER

         On the Effective Date (as defined below) of the Merger, First Tennessee Interim Bank ("Interim Bank"), a newly chartered and wholly-owned subsidiary of FTNC formed for the purpose of effecting the Merger, will merge with and into CBTC with CBTC being the surviving entity. As a result of the merger of Interim Bank and CBTC, CBTC will become a wholly-owned subsidiary of FTNC. CBTC will continue to operate after the Merger under the same name and with the same Charter and Bylaws as were in effect immediately prior to the Merger. The directors and officers of CBTC after the Merger will remain the same as prior to the Merger without any prejudice to the rights of FTNC as CBTC's sole shareholder.

         Upon consummation of the Merger, each outstanding share of CBTC Common Stock (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held in the treasury of CBTC, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right to receive shares of FTNC Common Stock. Each share of CBTC Common Stock issued and outstanding at the Effective Date will become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the Conversion Number (the "Conversion Number") determined as follows:

                 The Conversion Number shall be equal to the quotient of $438.00 divided by the FTNC Common Stock Average Price (as defined below); provided, however, if such quotient would otherwise be less than 10.5011, it shall be 10.5011, and if such quotient would otherwise exceed 12.6957, it shall be
                 12.6957. "FTNC Common Stock Average Price" means the average of the closing prices of the FTNC Common Stock for the twenty
                 (20) business days (the "Calculation Period") immediately prior to the day on which the Board of Governors of the Federal Reserve System approves the Merger (the "Calculation Date").

         If the Calculation Date had been December 29, 1993, the Conversion Number would have been 11.6937, and the number of shares of FTNC Common Stock exchanged for all outstanding shares of CBTC Common Stock would have been 1,169,370.

         No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which a CBTC shareholder would otherwise receive multiplied by the average price of FTNC's Common Stock, based on the closing prices over the 10 business days immediately prior to the fifth calendar day prior to the Effective Date. The holders of CBTC Common Stock at the Effective Date will become holders of FTNC Common Stock. Each outstanding share of FTNC Common Stock will remain outstanding and unchanged as a result of the Merger. See "The Merger -- Terms of the Merger."

EFFECTIVE DATE

         The Merger will become effective at the time of the filing of a certificate of merger or on such later date as the certificate of merger may specify (the "Effective Date"). Unless otherwise mutually agreed upon by FTNC and CBTC, the Effective Date will occur on the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of the Merger Agreement have been satisfied or waived.

REASONS FOR THE MERGER; RECOMMENDATION OF CBTC BOARD OF DIRECTORS

         The CBTC Board believes the Merger is fair to and in the best interest of CBTC and its shareholders and recommends that CBTC's shareholders vote FOR approval of the Merger Agreement. The CBTC Board believes that the Merger will provide significant value to all CBTC shareholders and also enable them to participate in opportunities for growth that the CBTC Board believes the Merger makes possible. See "The Merger -- Background of and Reasons for the Merger." For information on the interests of certain officers and directors of CBTC in the Merger, see "The Merger -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISER

         Alex Sheshunoff & Co. ("Sheshunoff"), Austin, Texas, has delivered its written opinion to the CBTC Board to the effect that, as of August 13, 1993, the terms of the Merger are fair and equitable to all of the holders of CBTC Common Stock from a financial point of view. A copy of the opinion of Sheshunoff dated as of August 13, 1993 is attached hereto as Appendix "B." The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered, and the limitations undertaken by Sheshunoff. See "The Merger -- Opinion of Financial Adviser."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt of the necessary regulatory approvals, receipt of opinions of counsel regarding certain tax aspects of the Merger, receipt of assurances that the Merger qualifies for pooling-of-interests accounting treatment, implementation, to the extent consistent with generally accepted accounting principles ("GAAP"), of certain adjustments to CBTC's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves), a requirement that fewer than 10% of the outstanding shares of CBTC stock are voted against the Merger, and satisfaction of customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Merger Agreement include the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC"), and the Commissioner of the Tennessee Department of Financial Institutions (the "Tennessee Commissioner"). Applications have been submitted for such approvals. There can be no assurances as to when, if or with what conditions such approvals or waiver will be granted. See "The Merger -- Conditions to Consummation of the Merger," "-- Regulatory Approvals," "-- Conduct of Business Pending the Merger" and "--Certain Regulatory Considerations."

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated at any time prior to the Effective Date by the mutual consent of FTNC and CBTC, by either of them individually under certain specified circumstances, including, if the Merger has not become effective by July 23, 1994, or by CBTC if FTNC's Common Stock Average Price is less than $34.50 per share. See "The Merger -- Waiver and Amendment; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of CBTC's management and the CBTC Board have certain interests in the Merger that are in addition to their interests as shareholders of CBTC generally. These consist of provisions in the Merger Agreement relating to indemnification. See "The Merger -- Interest of Certain Persons in the Merger."

STOCK OPTION AGREEMENT

         As a condition to FTNC's entering into the Merger Agreement, FTNC and CBTC also entered into a Stock Option Agreement, dated as of July 23, 1993 (the "Stock Option Agreement"), pursuant to which FTNC has the right, upon the occurrence of certain events (none of which has occurred to the best of FTNC's and CBTC's knowledge), to purchase up to 19,900 shares of CBTC Common Stock (representing 19.9% of the outstanding shares), subject to adjustment in certain circumstances and subject to termination within certain periods, at an exercise price per share of $222.04 (the "Option"). The Stock Option Agreement may discourage competing offers to the Merger and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. In the event that preemptive rights may be exercised, such exercise would further discourage competing offers.

         In the event that CBTC's shareholders fail to approve the Merger Agreement, either CBTC or FTNC may terminate the Merger Agreement in accordance with its terms. See "The Merger -- Waiver and Amendment; Termination." If no Initial Triggering Event (as such term is defined in "The Merger -- Stock Option Agreement") occurs prior to such termination, the Stock Option Agreement will automatically terminate at such time. If an Initial Triggering Event does occur prior to the termination of the Merger Agreement, then FTNC will be entitled to exercise its rights under the Stock Option Agreement if a Subsequent Triggering Event (as such term is defined in "The Merger -- Stock Option Agreement") occurs within 18 months after such termination.

         A copy of the Stock Option Agreement is set forth in Annex 1 to the Merger Agreement, a copy of which is attached to this Proxy
Statement-Prospectus as Appendix "A."  See "The Merger -- Stock Option
Agreement."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

         At the Effective Date, shareholders of CBTC automatically will become shareholders of FTNC, and their rights as shareholders of FTNC will be determined by the Tennessee Business Corporation Act ("TBCA") and by FTNC's Charter and Bylaws. The rights of shareholders of FTNC differ from rights of the shareholders of CBTC with respect to certain important matters, including, but not limited to, their rights to remove directors, call special meetings, make loans secured by and acquire issuer stock, act by written consent, dissolve the corporation, receive dividends, amend the charter and bylaws, submit shareholder proposals or nominations of director candidates, dissent with respect to their shares, exercise preemptive rights, the rights of the holders of debt securities, Tennessee state income taxation of dividends, the required shareholder vote as to certain matters, indemnification provisions, and statutory and other restrictions on certain share acquisitions. For a summary of these differences, see "Effect of the Merger on Rights of Shareholders."

SHAREHOLDERS' DISSENTERS' RIGHTS

         Under the Tennessee Banking Act ("TBA"), holders of CBTC Common Stock who vote against the Merger and who deliver to CBTC the required written demand and who otherwise comply with the requirements of the TBA will be entitled to receive the value of their shares in cash as determined under the provisions of the TBA. SUCH DISSENTERS' RIGHTS WILL BE LOST, HOWEVER, IF THE PROCEDURAL REQUIREMENTS OF THE TBA ARE NOT FULLY AND PRECISELY SATISFIED. See "The Merger--Shareholders' Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either CBTC or FTNC as a result of the Merger and CBTC's shareholders will not recognize gain or loss upon the receipt of FTNC Common Stock in exchange for CBTC Common Stock, except to the extent of any cash received in lieu of fractional shares. Consummation of the Merger is dependent upon, among other conditions, receipt by each of FTNC and CBTC of an opinion of counsel, dated as of the Effective Date, substantially to this effect. See "The Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for as a pooling-of-interests of FTNC and CBTC under GAAP. Consummation of the Merger is conditioned upon receipt by FTNC of a letter from its independent public accountants that the Merger should be accounted for in such manner. See "The Merger -- Accounting Treatment."

MARKET PRICES OF COMMON STOCK

         The FTNC Common Stock is included for quotation on the NASDAQ/NMS (symbol: FTEN). The following table sets forth the high and low closing price of FTNC Common Stock as reported on NASDAQ/NMS for the first, second, third and fourth quarters of 1993 through December 29, 1993, and on a quarterly basis for the two years ended December 31, 1992 and 1991. The price of FTNC Common Stock has been adjusted for a 3-for-2 stock split effected in the form of a 50% stock dividend, which was distributed on May 22, 1992.

                 1993                                 1992                                 1991
 ----------------------------------   ----------------------------------   ----------------------------------
   4th      3rd       2nd      1st      4th      3rd      2nd      1st       4th      3rd      2nd      1st
   Qtr      Qtr       Qtr      Qtr      Qtr      Qtr      Qtr      Qtr       Qtr      Qtr      Qtr      Qtr
   ---      ---       ---      ---      ---      ---      ---      ---       ---      ---      ---      ---
 40 1/2    43 1/2   47       43 1/4   37 1/4   38        36 3/4   34 7/8   27 5/8    25 7/8   20 7/8   17 3/8

 36 1/4    38 7/8   37 3/4   36 1/8   35       33 1/8    32 7/8   26 3/8   24 1/8    21 1/8   17 1/8   14 3/8


         There is no established public trading market for CBTC Common Stock, and trading in such shares is sporadic and generally confined to the communities in which CBTC has operations or shareholders. Management of CBTC occasionally becomes aware of sales of CBTC Common Stock. Since January 1, 1991 through the date of this Proxy Statement-Prospectus, management of CBTC believes that the prices for sales of CBTC Common Stock have ranged between $100 and $125 per share.

         The following table sets forth the closing price per share of FTNC Common Stock and the equivalent per share price for CBTC Common Stock giving effect to the Merger as of July 14, 1993, the last business day preceding public announcement of the execution of the Merger Agreement; and as of December 29, 1993, the last practicable date prior to the mailing of this Proxy Statement- Prospectus. The equivalent price per share of CBTC Common Stock at each specified date represents the closing price of a share of FTNC Common Stock on such date multiplied by 10.8483 and 11.6937, respectively, assuming that to be the Conversion Number provided for in the Merger Agreement. Management of CBTC is not aware of any sales of CBTC Common Stock on or about July 14, 1993.

                                      FTNC            Equivalent Price
                                  Common Stock         Per CBTC Share
                                  ------------        -----------------
July 14, 1993                        $39.75               $431.22
December 29, 1993                     38.25                447.28


         CBTC shareholders are advised to obtain current market quotations for FTNC Common Stock. The market price of FTNC Common Stock at the Effective Date may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Proxy Statement-Prospectus, at the time of the Special Meeting, or at the Calculation Date.

EQUIVALENT AND PRO FORMA SHARE DATA

         The following table presents selected comparative unaudited per share data for FTNC Common Stock and CBTC Common Stock on a historical basis and for FTNC Common Stock on a pro forma combined basis and CBTC Common Stock on a pro forma equivalent basis giving effect to the Merger on a pooling-of-interests accounting basis. Per share amounts have been adjusted for FTNC's 3-for-2 stock split effected May 22, 1992. The data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated. For a description of the pooling-of-interests accounting basis with respect to the Merger and the related effects on the historical financial statements of FTNC, see "The Merger -- Accounting Treatment." The information is derived from and should be read in conjunction with the consolidated historical financial statements of FTNC and CBTC, including the related notes thereto, contained herein or incorporated herein by reference. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information," and "Index to CBTC Financial Information."

                EQUIVALENT AND PRO FORMA SHARE DATA (UNAUDITED)

                                                           Nine months ended
                                                              September 30           Twelve Months Ended
                                                           ------------------  ------------------------------
                                                             1993     1992       1992      1991       1990
                                                           -------- --------- ---------  --------   --------
Income Per Common Share:(1)
  FTNC                                                     $  3.20   $  2.77   $  3.19    $  2.63   $  2.01
  CBTC                                                       24.26     20.00     26.29      13.21     19.59
  FTNC pro forma (lower exchange range limit)                 3.14      2.72      3.14       2.56      1.99
  FTNC pro forma (upper exchange range limit)                 3.16      2.74      3.16       2.58      2.00
  CBTC pro forma equivalent (lower exchange range limit)     39.86     34.53     39.86      32.50     25.26
  CBTC pro forma equivalent (upper exchange range limit)     33.18     28.77     33.18      27.09     21.00

Fully Diluted Income Per Common Share:(1)
  FTNC                                                     $  3.14   $  2.71   $  3.12    $  2.60   $  2.00
  CBTC                                                       24.26     20.00     26.29      13.21     19.59
  FTNC pro forma (lower exchange range limit)                 3.08      2.66      3.08       2.53      1.98
  FTNC pro forma (upper exchange range limit)                 3.11      2.68      3.10       2.55      2.00
  CBTC pro forma equivalent (lower exchange range limit)     39.10     33.77     39.10      32.12     25.14
  CBTC pro forma equivalent (upper exchange range limit)     32.66     28.14     32.55      26.78     21.00

Dividends Declared Per Common Share:(2)
  FTNC                                                     $  1.08   $   .90   $  1.26    $  1.14   $  1.09
  CBTC                                                        6.00      2.70      7.50       5.50      5.50
  FTNC pro forma                                              1.08       .90      1.26       1.14      1.09
  CBTC pro forma equivalent (lower exchange range limit)     13.71     11.43     16.00      14.47     13.84
  CBTC pro forma equivalent (upper exchange range limit)     11.34      9.45     13.23      11.97     11.45

Book Value Per Common Share (end of period):(3)
  FTNC                                                     $ 23.31   $ 21.24   $ 21.25    $ 19.39   $ 17.91
  CBTC                                                      227.60    206.68    207.83     187.65    179.02
  FTNC pro forma (lower exchange range limit)                23.07     21.03     21.04      19.19     17.75
  FTNC pro forma (upper exchange range limit)                23.25     21.19     21.19      19.33     17.88
  CBTC pro forma (lower exchange range limit)               292.89    266.99    267.12     243.63    225.35
  CBTC pro forma (upper exchange range limit)               244.15    222.52    222.52     202.99    187.76

(1) Pro forma income per share is calculated using combined historical income for FTNC and CBTC divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by combining FTNC's historical average shares with the historical average shares of CBTC as adjusted by the upper and lower limits of exchange ratios of
         10.5011 and 12.6957. The Merger Agreement with CBTC provides for a range of exchange ratios determined by FTNC's average stock price prior to the consumation of the merger. The CBTC pro forma equivalent income per share amounts are computed by multiplying the FTNC pro forma amounts by their respective exchange ratios.

(2) FTNC pro forma dividends per share represent historical dividends paid by FTNC. CBTC pro forma equivalent dividends per share represent
         12.6957 and 10.5011, respectively, of such amounts.

(3) FTNC pro forma book value per common share is based upon the historical total common equity of the combined entity divided by the total pro forma common shares of the combined entity assuming conversion of CBTC's common stock at the exchange ratio of 12.6957 and
         10.5011. CBTC pro forma equivalent book value per common share is based on the respective exchange ratio.

SELECTED FINANCIAL DATA AND RATIOS

         The following tables present for FTNC and CBTC, on a historical basis, selected unaudited consolidated financial data and ratios. This information is based on the consolidated financial statements of FTNC and CBTC included herein or incorporated herein by reference and should be read in conjunction therewith and with the notes thereto. Per share amounts have been adjusted for FTNC's 3-for-2 stock split effected May 22, 1992. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information," and "Index to CBTC Financial Information." Results of the 9 months ended September 30, 1993 are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim period operations of FTNC and CBTC, in the opinion of the management of the respective companies, have been included and are of a normal recurring nature.

                 SELECTED FINANCIAL DATA AND RATIOS (UNAUDITED)
                       (THOUSANDS, EXCEPT PER SHARE DATA)


                                             Nine Months Ended
                                                 September 30                           Twelve Months Ended
                                              -----------------        ---------------------------------------------------
                                              1993        1992         1992       1991        1990         1989         1988
                                           ---------   ---------    ---------  ----------- ----------- -----------  -----------
Total Interest Income and Other Income:
  FTNC                                     $  622,141  $  623,024  $  824,246   $  831,796  $  814,457  $  782,312  $  676,573
  CBTC                                         13,504      13,761      18,272       18,984      19,856      18,108      15,439
  FTNC pro forma                              635,645     636,785     842,518      850,780     834,313     800,420     692,012
Net Income Applicable to Common Stock:
  FTNC                                     $   90,037  $   77,368  $   89,165   $   73,022  $   56,580  $   37,355  $   61,399
  CBTC                                          2,426       2,000       2,629        1,321       1,959       1,703       1,518
  FTNC pro forma                               92,463      79,368      91,794       74,343      58,539      39,058      62,917
Net Income per Common Share:(1)
  FTNC                                     $     3.20  $     2.77  $     3.19   $     2.63  $     2.01  $     1.33  $     2.20
  CBTC                                          24.26       20.00       26.29        13.21       19.59       17.03       15.18
  FTNC pro forma (upper exchange ratio)          3.14        2.72        3.14         2.56        1.99        1.33        2.16
  FTNC pro forma (lower exchange ratio)          3.16        2.74        3.16         2.58        2.00        1.34        2.18
Dividends Declared per Common Share:
  FTNC                                     $     1.08  $      .90  $     1.26   $     1.14  $     1.09  $      .96  $      .86
  CBTC                                           6.00        2.70        7.50         5.50        5.50        5.00        4.20
  FTNC pro forma(2)                              1.08         .90        1.26         1.14        1.09         .96         .86
Total Assets (end of period):
  FTNC                                     $9,458,720  $8,621,195  $8,925,774   $8,760,715  $7,485,199  $7,149,357  $6,697,877
  CBTC                                        224,658     215,638     222,849      200,835     190,153     185,082     164,590
  FTNC pro forma                            9,683,378   8,836,833   9,148,623    8,961,550   7,675,352   7,334,439   6,862,467
Long-Term Debt and Capital Leases:
 (end of period):
  FTNC                                     $   91,489  $  128,531  $  127,637   $  128,671  $  129,057  $  129,955  $  134,526
  CBTC                                          2,167       2,513       2,426        2,772       3,117       3,463       3,809
  FTNC pro forma                               93,656     131,044     130,063      131,443     132,174     133,418     138,335
Performance Ratios:
 Return on Average Assets
  FTNC                                           1.37%       1.26%       1.07%         .95%        .79%        .54%        .95%
  CBTC                                           1.44        1.30        1.27          .67        1.03         .97         .95
  FTNC pro forma                                 1.37        1.26        1.08          .95         .79         .55         .95
Return on Average Shareholders' Equity
  FTNC                                          19.23       18.17       15.44        14.14       11.63        7.95       13.89
  CBTC                                          14.81       13.52       13.10         7.13       11.28       10.55       10.05
  FTNC pro forma                                19.08       18.02       15.36        13.90       11.62        8.04       13.76
Shareholders' Equity to Total Assets
 (end of period)
  FTNC                                           6.94        6.90        6.69         6.15        6.64        6.69        6.93
  CBTC                                          10.13        9.58        9.33         9.34        9.41        8.93        9.37
  FTNC pro forma                                 7.01        6.97        6.76         6.22        6.71        6.75        6.99

(1) Pro forma income per share is calculated using combined historical income for FTNC and CBTC divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by combining FTNC's historical average shares with the historical average shares of CBTC as adjusted by the upper and lower limits of exchange ratios of
         10.5011 and 12.6957. The Merger Agreement with CBTC provides for a range of exchange ratios determined by FTNC's average stock price prior to the consumation of the merger.

(2) FTNC pro forma dividends per share represent historical divideds paid by FTNC.

                              THE SPECIAL MEETING

         Each copy of this Proxy Statement-Prospectus mailed to holders of CBTC Common Stock is accompanied by a proxy card furnished in connection with the CBTC Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 10:00 a.m., local time, on February 23, 1994, at the main office of CBTC, 775 Raider Drive, N.W., Cleveland, Tennessee. Only holders of record of CBTC Common Stock at the close of business on January 7, 1994 are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon (a) a proposal to approve the Merger Agreement and (b) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

         HOLDERS OF CBTC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO CBTC IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

         Any holder of CBTC Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Special Meeting and voting in person at the meeting or by giving notice of revocation in writing or submitting a signed proxy card bearing a later date to CBTC, at the main office, 775 Raider Drive, N.W., P. O. Box 4170, Cleveland, Tennessee 37320-4170, Attention: Secretary, provided such notice or proxy is actually received by CBTC before the vote of shareholders. The shares of CBTC Common Stock represented by properly executed proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If instructions are not given, proxy cards received will be voted FOR approval of the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the CBTC proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. The CBTC Board is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger Agreement.

         The cost of soliciting proxies from holders of CBTC Common Stock will be borne by CBTC. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of CBTC (who will receive no additional compensation for doing so). In addition, CBTC will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

        CBTC SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

VOTE REQUIRED

         The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of CBTC Common Stock entitled to vote at the Special Meeting is required in order to approve the Merger Agreement. Therefore, a failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote against the Merger Agreement. As of the CBTC Record Date, there were 100,000 shares of CBTC Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote.

         A majority of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum for purposes of that meeting. An "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal to approve the Merger Agreement. Broker "non votes" will not be considered present for quorum purposes and will have the same effect as a vote "against" the proposal to approve the Merger Agreement.

         As of the CBTC Record Date, the directors and executive officers of CBTC and their affiliates beneficially owned a total of 20,549 shares or approximately 20.5% of the outstanding shares of CBTC Common Stock. CBTC has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Merger Agreement. As of the CBTC Record Date, CBTC, through its Trust Department, held of record or in the name of nominees 15,215 shares, or approximately 15.2% of the outstanding CBTC Common Stock as fiduciary for the beneficiaries of certain trusts and estates and as agent. The beneficiaries of such trusts and estates are entitled to vote such shares.

         As of the CBTC Record Date, the directors and executive officers of FTNC and their affiliates beneficially owned no shares of CBTC Common Stock.
On the CBTC Record Date, FTNC and its subsidiaries beneficially owned no shares of CBTC Common Stock.

RECOMMENDATION

         FOR THE REASONS DESCRIBED BELOW, THE CBTC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THE MERGER IS IN THE BEST INTEREST OF CBTC AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS OF CBTC VOTE FOR APPROVAL OF THE MERGER AGREEMENT. IN MAKING ITS RECOMMENDATION TO SHAREHOLDERS, THE CBTC BOARD CONSIDERED, AMONG OTHER THINGS, THE OPINION OF SHESHUNOFF THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR AND EQUITABLE TO ALL OF THE CBTC SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. SEE "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER" AND "-- OPINION OF FINANCIAL ADVISER."

                                   THE MERGER

         The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix "A." CBTC shareholders are urged to read carefully the Merger Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background. In early February, 1993, a vice president of First Virginia Banks, Inc. ("FVB") called W. Sam McReynolds, Chairman and CEO of CBTC, to schedule a meeting to discuss the possibility of an acquisition of CBTC by FVB. On February 23, 1993, Mr. McReynolds met with the Chairman and the President of FVB in Falls Church, Virginia, to discuss in further detail the possible acquisition. Mr. McReynolds then had discussions with counsel and
S. K. Johnston, Jr., a CBTC shareholder, and thereafter agreed to permit representatives of FVB to meet informally with the CBTC Board. That meeting was held on May 11, 1993 at which time the Chairman and President of FVB made a proposal to acquire CBTC. The CBTC Board retained Sheshunoff to evaluate the FVB proposal. On June 8, 1993 the CBTC Board met to receive Sheshunoff's report and authorized its Executive Committee to negotiate with FVB. On June 17, 1993, the CBTC Board met in a special meeting to consider the terms and conditions of the proposed acquisition by FVB. Thereafter, a letter of intent was executed by FVB and CBTC, pursuant to which FVB proposed to acquire CBTC for approximately $39.965 million in FVB Common Stock, subject to certain conditions, including due diligence reviews of CBTC by FVB and of FVB by CBTC and to approval by the CBTC and FVB Boards of Directors of a definitive agreement.

         Earlier in the year during the course of the initial conversations between FVB and CBTC, on April 22, 1993, Ralph Horn, President and Chief Operating Officer of FTNC, had called Mr. McReynolds to schedule a meeting. It was Mr. Horn's intention to discuss a possible affiliation between FTNC and CBTC, although the subject of the meeting was not discussed. No meeting was held, and on June 13, 1993, Mr. Horn met Mr. McReynolds at a bankers' association meeting and suggested scheduling a meeting. No time was fixed for the meeting. On June 24, 1993, the proposed FVB-CBTC transaction was announced, and on June 25, Mr. Horn called Mr. McReynolds to indicate that FTNC was very interested in exploring the possibility of an affiliation between FTNC and CBTC if the arrangement that CBTC had with FVB was non-binding. On June 29, after determining that the arrangement with FVB was non-binding, Mr. McReynolds and Michael E. Callaway, a director of and counsel to CBTC, met with Mr. Horn, J. Kenneth Glass, President, Tennessee Banking Group, of First Tennessee Bank National Association and Elbert L. Thomas, Senior Vice President of FTNC, in Chattanooga, Tennessee to discuss an affiliation between FTNC and CBTC. That meeting concluded with the execution of a confidentiality agreement and was followed by the exchange of information and discussions between FTNC and CBTC relative to the proposed transaction.

         A special meeting of the CBTC Board was held on July 13, 1993, to receive the report and recommendation of Sheshunoff relative to the merits of the FVB and FTNC proposals. The CBTC Board unanimously approved an affiliation with FTNC and authorized the CBTC Executive Committee, within certain parameters and subject to certain conditions, to negotiate a definitive agreement with FTNC, and further authorized Mr. McReynolds to execute an agreement and plan of merger with FTNC on behalf of CBTC upon approval of a definitive agreement by the CBTC Executive Committee. On July 23, 1993, the CBTC Executive Committee approved the Merger Agreement. The report of Sheshunoff is described below in the section entitled "Opinion of Financial Advisor."

         The FTNC Board unanimously approved the Merger Agreement at a special meeting held on July 27, 1993.

         Reasons for the Merger. In reaching its determination that the Merger and Merger Agreement are fair to, and in the best interest of, CBTC and its shareholders, the CBTC Board consulted with its advisers, as well as with CBTC management, and considered a number of factors, including, without limitation, the following:

         a. The CBTC Board's familiarity with and review of CBTC's business, operations, earnings and financial condition;

         b. The provision in the Merger Agreement providing for a 30-day due diligence review period following execution of the Merger Agreement and the receipt pursuant thereto of a due diligence report on FTNC satisfactory to CBTC;


         c. The condition contained in the Merger Agreement that CBTC shall have received the opinion of Alex Sheshunoff & Co. that the terms of the Merger Agreement are fair to the shareholders of CBTC from a financial point of view. (See "Opinion of Financial Advisor")

         d. Based on the opinion of Sheshunoff, the CBTC's Board's belief that the offer made by FTNC was superior to that of FVB;

         e. The CBTC Board's belief that it was in the best interest of CBTC to affiliate with a Tennessee corporation, well-known within the state, and that such a relationship would benefit both CBTC and FTNC.

         f. The CBTC Board's desire that after the Merger CBTC would be operated under the same name and with a degree of autonomy comparable to that which it had enjoyed prior to the Merger.

         g. The CBTC Board's belief that the terms of the Merger Agreement are attractive in that the Merger Agreement allows CBTC shareholders to become shareholders in FTNC, an institution which is the largest bank holding company headquartered in Tennessee, whose stock is widely distributed and traded over NASDAQ's National Market System.

         h. The CBTC Board's review of possible affiliation partners of CBTC other than FTNC, including FVB, the prospects of such other possible affiliation partners and the likelihood of any such affiliations;

         i. The CBTC Board's belief, based upon analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, FTNC and its banking subsidiaries would be well capitalized institutions, the financial positions of which would be well in excess of all applicable regulatory capital requirements;

         j. The CBTC Board's belief that the "corporate culture" of FTNC conforms very closely to its own.

         k. The CBTC Board's belief that, in light of the reasons discussed above, FTNC was the most attractive choice as a long term affiliation partner of CBTC;

         l. The expectation that the Merger will generally be a tax-free transaction of CBTC and its shareholders and that the Merger will be accounted for under the pooling-of-interests method of accounting. (See "Certain Federal Income Tax Consequences" and "Accounting Treatment");

         m. The current and prospective economic and regulatory environment and competitive constraints facing the banking the industry and financial institutions in CBTC's market area;

         The CBTC Board did not assign any specific or relative weight to the foregoing factors in their considerations.

OPINION OF FINANCIAL ADVISER

         In June 1993, CBTC retained Sheshunoff on the basis of its experience, to render a written fairness opinion (the "Opinion") to the CBTC Board and the shareholders of CBTC. Sheshunoff has been in the business of consulting for the banking industry for twenty years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking industry nationwide, as well as familiarity with the Tennessee market and recent transactions in this market. Sheshunoff reviewed the negotiated terms of the Merger including the exchange ratio and corporate governance matters. Except as described herein, Sheshunoff is not affiliated in any way with CBTC, FTNC or their respective affiliates.

         On August 13, 1993, in connection with its consideration of the Merger Agreement, Sheshunoff issued its Opinion to the CBTC Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial perspective, to CBTC and its shareholders. This Opinion is based upon conditions as they existed on June 30, 1993. A copy of the Opinion is attached as Appendix "B" to this Proxy Statement-Prospectus and should be read in its entirety by CBTC shareholders. Sheshunoff's written opinion does not constitute an endorsement of the Merger or a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting.

         In rendering its written Opinion, Sheshunoff reviewed certain publicly available information concerning FTNC and CBTC, including each party's audited financial statements and FTNC's annual report. Sheshunoff considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, Sheshunoff reviewed: (i) the Merger Agreement;
(ii) the June 30, 1993 Report of Condition and Income for each organization and the audited December 31, 1992 Balance Sheet and Income Statements for each organization; (iii) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (iv) each organization's internal loan classification list; (v) a listing of other real estate owned for each organization; (vi) the budget and long range operating plan of each organization; (vii) the listing and description of significant real properties for each organization; (viii) material leases on real and personal property; and (ix) market conditions and current trading levels of outstanding equity securities of both organizations. Sheshunoff conducted an on- site review of each organization's historical performance, current financial condition and performed a market area analysis. Sheshunoff discussed with the management of FTNC and CBTC the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and each organization's performance within the industry. Sheshunoff compared the results of operation of CBTC with those of Tennessee banks with total assets of $100 to $499 million. Sheshunoff compared the results of FTNC's operations with regional bank holding companies with total assets of $1 billion and greater. Sheshunoff reviewed and analyzed the terms and conditions of selected proposed mergers announced during the first half of 1993, which were located in the South.

         Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. Although most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

         Sheshunoff analyzed the transaction value on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including comparable sales multiples, net present value, cash flow analysis, return on investment and the price equity index based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%.

         Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by Sheshunoff to the net asset value method of valuation.

         Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing purposes.
The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banking companies in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and similar emphasis as the investment value.

         Sheshunoff maintains substantial files concerning the prices paid for banking institutions nationwide. The database includes transactions involving Tennessee banking companies and banking companies in the southern region of the United States in the first half of 1993 and over the past five years. The database provides comparable pricing and financial performance data for banking companies sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the fair market value of CBTC, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of the Southern region banking organizations sold in the first half of 1993.

         Sheshunoff calculated an "Adjusted Book Value" of $452.94 per share, based on CBTC's June 30, 1993 equity and the average price to equity multiple for regional banking organizations sold for stock in the first half of 1993. Sheshunoff calculated an "Adjusted Earnings Value" of $381.73 per share, based on CBTC's 1992 earnings and the average price to earnings multiple for regional banking organizations sold for stock in the first half of 1993. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of CBTC. When the variance is significant for relevant performance factors, adjustments to the price multiples is appropriate when comparing them to the fair market value conclusion.

        Investment value is sometimes referred to as the income value or earnings value. The investment value is frequently defined as an estimate of the present value of its future earnings or cash flow. In addition, another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, a determination of the return on investment that would accrue to a prospective buyer at the transaction value is calculated.

         The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years, the residual value of the earnings stream after ten years, assuming no earnings growth and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on the analysis of the banking industry, the economic and competitive situations in CBTC's market area, and CBTC's current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 10%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings," equaled to $408.79 per share.

         Another method of valuing a control block of stock is the cash flow method. This analysis assumes the formation of a one-bank holding company with maximum leverage according to Federal Reserve System guidelines and analyzes the ability of the bank to retire holding company acquisition debt within a reasonable period of time while maintaining adequate capital. Using this method Sheshunoff arrived at a value of $385.00 per share.

         Return on investment analysis (ROI) also assumes the formation of a one-bank holding company using maximum regulatory leverage and analyzes the ten year ROI of a 33.33% equity investment at the transaction value of $451.55 per share for CBTC compared to a liquidation at book value in the year 2002, and a sale at ten times projected earnings for the year 2002. This ROI analysis provides a benchmark for assessing the validity of the fair market value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI, assuming liquidation at book value in 2002, is 2.08%, and the ROI, assuming sale at ten times earnings in 2002, is 11.39%.

         Furthermore, a price level indicator, the price equity index, may be used to confirm the validity of the fair market value. The price equity index adjusts the fair market value to equity multiple in order to facilitate a truer price level comparison with comparable banking organizations, regardless of the differing levels of equity capital. The price equity index is derived by multiplying the fair market value to equity multiple by the equity-to-assets ratio. In this instance, a transaction value of $451.55 per share results in an equity index of 19.83. The price equity index for southern banking organizations sold for stock in the first half of 1993 equaled 15.80.

         Finally, another test of appropriateness for the fair market value of a majority block of stock is the net present value-to-fair market value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority community banking organization stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the fair market value of a majority block of the banking organization's stock. The net present value-to-fair market value ratio equals 90.53% for CBTC. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued. Sheshunoff determined that the net present value-to-fair market value analysis is fair.

         When the net asset value, market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is Sheshunoff's opinion that the proposed transaction is fair.

         Sheshunoff considered this transaction as a merger rather than a cash acquisition. Consideration was given to the levels of book value and earnings per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. A merger is usually completed with the hopes of realizing economies of scale and earnings enhancement opportunities, thereby providing a benefit to both shareholder groups that otherwise might not be attainable. To justify the fairness of the transaction for CBTC shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for CBTC shareholders. Sheshunoff projected that CBTC shareholders will have a higher level of book value, earnings per share and dividends per share after exchanging their common stock for FTNC common stock than they would on a stand alone basis. Based upon discussions with management of FTNC and CBTC, Sheshunoff estimates that the combined entity would also be able to realize after-tax savings and earnings enhancement opportunities based upon economies realized over time.
Sheshunoff's primary focus was on the short-term and long-term book value and earnings per share appreciation potential for CBTC shareholders.

         Neither FTNC nor CBTC imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating its Opinion. In rendering its Opinion, Sheshunoff did not independently verify the asset quality and financial condition of FTNC or CBTC, but instead relied upon the data provided by or on behalf of FTNC and CBTC to be true and accurate in all material respects.

         For its services as independent financial analyst for the Merger, including the rendering of its Opinion referred to above, CBTC has paid Sheshunoff aggregate fees of $35,000. CBTC also agreed to reimburse Sheshunoff for its out of pocket expenses. Prior to being retained for this assignment, Sheshunoff had not provided professional services and products to CBTC or FTNC, except for certain products and services provided to CBTC, the revenues from which were insignificant compared to CBTC's gross revenues.


TERMS OF THE MERGER

         At the Effective Date, Interim Bank, a newly chartered and wholly owned subsidiary of FTNC formed for the purpose of effecting the Merger, will merge with and into CBTC, with CBTC being the surviving entity. As a result of the Merger, CBTC will become a wholly-owned subsidiary of FTNC and will continue to operate after the Merger under the same name and with the same Charter and Bylaws as were in effect immediately prior to the Merger. The directors and officers of CBTC after the Merger will remain the same as prior to the Merger without any prejudice to the rights of FTNC as CBTC's sole shareholder. Upon consummation of the Merger, each share of CBTC Common Stock outstanding immediately prior to the Effective Date (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held in the treasury of CBTC, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right to receive shares of FTNC
Common Stock.   Each share of CBTC Common Stock issued and outstanding at the
Effective Date will become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the conversion number ("Conversion Number") determined as follows:

                 The Conversion Number shall be equal to the quotient of $438.00 divided by the FTNC Common Stock Average Price; provided, however, if such quotient would otherwise be less than 10.5011, it shall be 10.5011 and if such quotient would otherwise exceed 12.6957, it shall be 12.6957. "FTNC Common Stock Average Price" means the average of the closing prices of the FTNC Common Stock as reported on the National Association of Securities Dealers Automated Quotation System, National Market System ("NASDAQ/NMS") for the twenty (20) business days (the "Calculation Period") immediately prior to the day on which the Federal Reserve Board approves the Merger (the "Calculation Date"). A business day shall be a day on which the New York Stock Exchange is generally open for trading.

         If the Calculation Date had been December 29, 1993, the
Conversion Number would have been 11.6937 and the number of shares of FTNC Common Stock exchanged for all outstanding shares of CBTC Common Stock would have been 1,169,370.

         Any shares of CBTC Common Stock held directly or indirectly by CBTC other than in a fiduciary capacity or in satisfaction of a debt previously contracted will be cancelled and retired and will cease to exist as of the Effective Date of the Merger and no payment will be made with respect thereto. No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which a CBTC shareholder would otherwise receive multiplied by the average price of FTNC's Common Stock, calculated on the basis of closing prices over the 10 business days immediately prior to the fifth calendar day prior to the Effective Date. If prior to the Effective Date the outstanding shares of FTNC Common Stock are increased, decreased, changed into or exchanged for a different number or class of shares or securities through a change in FTNC's capitalization, then the Conversion Number will be adjusted accordingly.

         Each share of Interim Bank common stock outstanding immediately prior to the Merger shall by virtue of the Merger be converted into and exchanged for one share of CBTC Common Stock, as the surviving corporation in the Merger. From and after the Merger, each outstanding certificate theretofore representing shares of Interim Bank common stock shall be deemed to evidence ownership of and represent the number of shares of CBTC Common Stock into which such shares of Interim Bank common stock shall have been converted. Promptly after the Merger, CBTC shall issue FTNC a certificate or certificates representing such shares of CBTC Common Stock in exchange for the certificates which formerly represented shares of Interim Bank common stock, which shall be cancelled.

EFFECTIVE DATE

         The Effective Date of the Merger will be the date the certificate of merger is filed in accordance with the TBA or on such later date as the certificate may specify. Unless otherwise mutually agreed upon by FTNC and CBTC, the Effective Date will occur on the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of the Merger Agreement have been satisfied or waived.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Date, The First National Bank of Boston, acting in the capacity of exchange agent for FTNC (the "Exchange Agent"), will mail to each former holder of record of CBTC Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of CBTC Common Stock for certificates representing shares of FTNC Common Stock.

         HOLDERS OF CBTC COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

         Upon surrender to the Exchange Agent of one or more certificates for CBTC Common Stock together with a properly completed letter of transmittal and any other required documents, there will be issued and mailed to the holder of CBTC Common Stock surrendering such items a certificate or certificates representing the number of shares of FTNC Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share determined in the manner described above.

         No dividend or other distribution payable after the Effective Date with respect to FTNC Common Stock will be paid to the holder of any unsurrendered CBTC certificate until the holder surrenders such certificate(s), at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Date, there will be no transfers on CBTC's stock transfer books of shares of CBTC Common Stock issued and outstanding at the Effective Date. If certificates representing shares of CBTC Common Stock are presented for transfer after the Effective Date, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither FTNC nor CBTC nor any other person will be liable to any former holder of CBTC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If a certificate for CBTC Common Stock has been lost, stolen or destroyed, FTNC will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification, including when appropriate the posting of a bond.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of FTNC and CBTC to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective
Date: (a) approval of the Merger Agreement and the transactions contemplated thereby by the FTNC, Interim Bank and CBTC Boards of Directors, which approvals have been obtained, and by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of CBTC Common Stock entitled to vote thereon and by FTNC as sole shareholder of Interim Bank; (b) receipt of all regulatory consents and approvals, or waiver thereof, necessary to consummate the transactions contemplated by the Merger Agreement including the Federal Reserve Board, the Tennessee Department of Financial Institutions, and the FDIC and the expiration of any statutory waiting periods (provided, however, that no such consent or approval referred to herein will be deemed to have been received if it includes any conditions or requirements which would reduce the benefits of the transactions contemplated by the Merger Agreement to such a degree that FTNC or CBTC would not have entered into the Merger Agreement had such conditions or requirements been known at the date thereof); (c) the satisfaction of all other requirements prescribed by law necessary to the consummation of the transactions contemplated by the Merger Agreement; (d) neither FTNC nor CBTC is subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (e) no statute, rule, regulation, order, injunction, or decree has been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger; (f) the Registration Statement of which this Proxy Statement-Prospectus forms a part has become effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Securities & Exchange Commission; and (g) receipt by each party from counsel of a legal opinion to the effect that the Merger qualifies as a tax-free reorganization under the provisions of Section 368(a) of the Code.

         The obligations of FTNC to effect the Merger are further subject to the satisfaction (or waiver by FTNC) of the following conditions: (a) FTNC will have received from CBTC's independent certified public accountants certain customary letters with respect to certain financial information of CBTC; (b) FTNC will have received a customary legal opinion, dated the date of closing, from counsel to CBTC; (c) each of the representations, warranties and covenants of CBTC set forth in the Merger Agreement will, in all material respects, be true on, or complied with by, the Effective Date and FTNC will have received a certificate signed by certain officers of CBTC to such effect [provided, however, that any effect on CBTC as a result of any action taken by CBTC pursuant to its obligations under the Merger Agreement to, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) (see "Conduct of Business Pending the Merger") will be disregarded for purposes of determining the truth or correctness of any representation or warranty of CBTC and for purposes of determining whether any conditions are satisfied]; (d) FTNC will have received all necessary state securities laws and "Blue Sky" permits;
(e) FTNC will have received a letter dated as of the Effective Date from its independent certified public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Merger Agreement; (f) no litigation or proceeding will be pending against either FTNC or CBTC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated by the Merger Agreement nor is any litigation or proceeding pending which in the reasonable judgment of the CEO of CBTC is likely to have a material adverse effect on CBTC; (g) fewer than 10% of the outstanding shares of CBTC Common Stock will have been voted against the Merger; and (h) each director, executive officer and other affiliate of CBTC will have delivered to FTNC a written agreement satisfactory to FTNC providing, among other matters, that such person will not sell or otherwise dispose of any shares of FTNC Common Stock received in the Merger except in compliance with applicable securities laws and will not sell or otherwise dispose of any shares of CBTC Common Stock during any period when such disposition would disqualify the Merger for pooling-of-interests accounting treatment.

         The obligations of CBTC to effect the Merger are further subject to the satisfaction (or waiver by CBTC) of the following conditions: (a) CBTC will have received from FTNC's independent certified public accountants certain customary letters with respect to certain financial information of FTNC; (b) CBTC will have received a customary legal opinion, dated the date of closing, from counsel to FTNC; (c) each of the representations, warranties and covenants of FTNC set forth in the Merger Agreement will, in all material respects, be true on, or complied with by, the Effective Date and CBTC will have received a certificate signed by certain officers of FTNC to such effect; and (d) no litigation or proceeding will be pending against either FTNC or CBTC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated by the Merger Agreement nor is any litigation or proceeding pending which in the reasonable judgment of the CEO of FTNC is likely to have a material adverse effect on FTNC.

         No assurance can be provided as to when, if ever, the regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will not contain conditions or requirements which cause such approvals to fail to satisfy the conditions to the Merger set forth in the Merger Agreement) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "Regulatory Approvals." If the Merger is not effected on or before July 23, 1994, the Merger Agreement may be terminated, and the Merger abandoned, by a vote of a majority of the Board of Directors of either FTNC or CBTC, unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

REGULATORY APPROVALS

         The Merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Application for such approval has been filed with the Federal Reserve Board. The BHCA prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighted in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. Under the BHCA, the Merger may not be consummated until the 30th calendar day after the Federal Reserve Board's approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

         The formation of Interim Bank and the Merger are also subject to approval by the FDIC and the Tennessee Department of Financial Institutions. Applications for such approvals have been filed.

         The Merger cannot proceed in the absence of the requisite regulatory approvals. See "Conditions to Consummation of the Merger" and "Waiver and Amendment; Termination."

         THERE CAN BE NO ASSURANCE THAT THE REGULATORY AUTHORITIES DESCRIBED ABOVE WILL APPROVE THE MERGER, AND IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS TO CONSUMMATION OF THE MERGER SET FORTH IN THE MERGER AGREEMENT. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

CONDUCT OF BUSINESS PENDING MERGER

         The Merger Agreement contains certain restrictions on the conduct of CBTC's business pending consummation of the Merger. In particular, the Merger Agreement provides that, without the prior written consent of FTNC, CBTC may not, among other things, (a) make, declare or pay any dividend on the CBTC Common Stock other than a third quarter 1993 dividend in an aggregate amount not to exceed $300,000, and in the event, but only in such event, the Merger has not been consummated by the record date for FTNC's fourth quarter 1993 dividend, a fourth quarter 1993 dividend in an aggregate amount not to exceed $400,000 or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify or purchase or otherwise acquire any shares of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of CBTC Common Stock or the capital stock of any significant subsidiary of CBTC, or any options, calls or commitments relating to such stock; (b) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees except in the ordinary course of business consistent with past practice; (c) enter into or modify or permit any subsidiary to enter into or modify (except as may be required by law and except for renewal of any existing plan in the ordinary course of business consistent with past practice) any employee benefit plan covering any of CBTC's directors, officers or other employees; (d) except as may be required to, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of FTNC, substantially modify the manner in which it has conducted its business, taken as a whole, or amend its Articles of Incorporation or Bylaws; (e) merge or consolidate or permit any significant subsidiary to merge or consolidate with any other entity or engage in any similar transactions; (f) except for disposition of loans and cash equivalent assets in the ordinary course of banking business, sell, dispose of or discontinue or permit any subsidiary to sell, dispose or discontinue any of its business assets (including investment securities) or property; (g) except for the acquisition of loans, investment securities and cash equivalent assets in the ordinary course of its banking business, acquire any assets or business or permit any subsidiary to acquire any assets or business that is material to such party; (h) take any other action or permit any subsidiary to take any action not in ordinary course of business; or (i) directly or indirectly agree to take any of the foregoing actions.

NO SOLICITATION

         CBTC has agreed with FTNC and FTNC has agreed with CBTC in the Merger Agreement that neither it nor any of its subsidiaries will solicit or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its directors, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in, it or any business combination with it or any of its subsidiaries other than, in the case of FTNC, a business combination in which FTNC is as a practical matter the surviving corporation. CBTC will notify FTNC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries; and it has instructed its officers, directors, agents, advisers and affiliates to comply with the same restrictions.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date, any provision of the Merger Agreement may be waived by the party benefitted by the provision or amended or modified (including the structure of the transaction) by an agreement in writing approved by the FTNC and CBTC Boards (to the extent allowed by law), provided that after the vote of the shareholders of CBTC, Article I(B) of the Merger Agreement, which concerns conversion of the CBTC Common Stock and the Conversion Number, may not be amended or revised.

         The Merger Agreement may be terminated at any time prior to the Effective Date, either before or after its approval by the holders of CBTC Common Stock, as follows: (a) by the mutual consent of FTNC and CBTC; (b) by either FTNC or CBTC, if a majority of the members of its Board so determines, in the event of a failure by the shareholders of CBTC to approve the Merger Agreement; (c) by the non-breaching party in the event a material breach of the Merger Agreement is not cured or curable within 60 days after written notice of such breach is given to the breaching party; (d) by CBTC if FTNC's Common Stock Average Price is lessthan $34.50 per share, adjusted accordingly for stock splits, stock dividends, and other changes in FTNC's capitalization; (e) by either FTNC or CBTC in the event that the Merger has not been consummated by July 23, 1994, unless the failure to consummate the Merger is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; and (f) be either FTNC or CBTC within 40 days after execution of the Merger Agreement in the event that it makes a discovery pursuant to its due diligence investigation of the other party that materially and adversely affects an economic basis of the transaction, subject to certain limitations as provided in the Merger Agreement.

         Except as set forth below, in the event of the termination of the Merger Agreement by either FTNC or CBTC, as provided above, the Merger Agreement will become void, and there will be no liability on the part of either FTNC or CBTC or their respective officers or directors, except that such termination will be without prejudice to the rights of any party arising out of a willful breach by any other party of any covenant or a willful misrepresentation contained in the Merger Agreement. Under certain circumstances, FTNC may have certain rights with respect to CBTC Common Stock pursuant to the Stock Optioin Agreement. See "Stock Option Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of CBTC's management and the CBTC Board have certain interests in the Merger that are in addition to their interests as shareholders of CBTC generally. The CBTC Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Indemnification. Pursuant to the Merger Agreement, FTNC has agreed, among other things, to (a) indemnify any person who is, has been or becomes, prior to the Effective Date, a director, officer, employee, fiduciary or agent of CBTC or any of its subsidiaries against any claims, based upon or arising out of or pertaining to the Merger Agreement or any of the transactions contemplated thereby, whether asserted or threatened; and (b) maintain the indemnification with respect to matters occurring before the

Effective Date for such persons provided by CBTC's Articles of Incorporation and Bylaws for a period of not less than 3 years following the Effective Date.

STOCK OPTION AGREEMENT

         At FTNC's insistence and as a condition to entering into the Merger Agreement, FTNC and CBTC also entered into a Stock Option Agreement pursuant to which FTNC has the right, upon the occurrence of certain events (none of which has occurred to the best of FTNC's and CBTC's knowledge), to purchase up to 19,900 shares of CBTC Common Stock (representing 19.9% of the outstanding shares)(the "Option"), subject to adjustment in certain circumstances and subject to termination within certain periods (less the number of shares of CBTC Common Stock owned by FTNC for its own account), at an exercise price of $222.04 per share. The exercise price of the Option was determined by reference to the book value of the shares of CBTC Common Stock on July 23, 1993, the day of the signing of the Merger Agreement.

         The Option may be exercised, in whole or part, only upon the occurrence of both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) and prior to the earliest to occur of (a) the Effective Date, (b) the termination of the Merger Agreement, if such termination occurs prior to the occurrence of an Initial Triggering Event, or (c) the passage of 18 months after termination of the Merger Agreement, if such termination follows the occurrence of an Initial Triggering Event. A copy of the Stock Option Agreement is set forth in Annex 1 to the Merger Agreement, a copy of which is attached to this Proxy Statement-Prospectus as Appendix "A."

         As defined in the Stock Option Agreement, "Initial Triggering Event" means any of the following events or transactions occurring after July 23, 1993:

         (a) CBTC or any subsidiary of CBTC shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than FTNC), or the CBTC Board shall have recommended that the shareholders of CBTC approve or accept any Acquisition Transaction (other than that contemplated by the Merger Agreement). The term "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving CBTC, (y) a purchase, lease or other acquisition of all or any substantial part of the assets of CBTC, or (z) a purchase or other acquisition of securities representing 10% or more of the voting power of CBTC;

         (b) Any person (other than FTNC) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of CBTC Common Stock;

         (c) Any person (other than FTNC) shall have made a bona fide proposal to CBTC or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

         (d) After a proposal, which has not yet become subject to public disclosure, is made by any person (other than FTNC) to CBTC or its shareholders to engage in an Acquisition Transaction, CBTC shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle FTNC to terminate the Merger Agreement (without regard to the cure periods) and such breach shall not have been cured prior to the date the holder of the Option gave written notice to CBTC specifying the total number of shares it will purchase; or

         (e) Any person (other than FTNC) shall have filed an application or notice with the Federal Reserve Board or other federal or state bank or thrift regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         As defined in the Stock Option Agreement, "Subsequent Triggering Event" means any of the following events or transactions occurring after July 23, 1993:

         (a) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding CBTC Common Stock; or

         (b) The occurrence of the Initial Triggering Event described in clause (a) of the definition of Initial Triggering Event above, except that the percentage referenced in clause (z) of such clause (a) shall be 25%.

         Under certain circumstances in the event of CBTC's entering into certain types of transactions with a third party as described in the Stock Option Agreement, the Option will become converted into, or exchanged for, an option with respect to the common stock of such third party or a person related to such third party, on terms as similar as possible to, and in no event less advantageous than, the Option.

         In the event that any additional shares of CBTC Common Stock are issued or otherwise become outstanding, including by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of CBTC Common Stock purchasable upon exercise of the Option will be appropriately adjusted so that the number of shares of CBTC Common Stock subject to the Option will equal 19.9% of the number of shares of CBTC Common Stock then issued and outstanding less the number of shares of CBTC Common Stock owned by FTNC for its own account. In such event, the exercise price will be adjusted accordingly.

         The shares issuable upon exercise of the Option represent 19.9% of the CBTC Common Stock outstanding on the date of the granting of the Option. FTNC may not, however, acquire more than 5% of the CBTC Common Stock without prior approval of the Federal Reserve Board.

         In the event that CBTC's shareholders fail to approve the Merger Agreement, either CBTC or FTNC may terminate the Merger Agreement in accordance with its terms. See "Waiver and Amendment; Termination." If no Initial Triggering Event occurs prior to such termination, the Stock Option Agreement will automatically terminate at such time. If an Initial Triggering Event does occur prior to the termination of the Merger Agreement, then FTNC will be entitled to exercise its rights, under the Stock Option Agreement, including the right to require CBTC to repurchase the Option if a Subsequent Triggering Event occurs within 18 months after such termination.

         The Stock Option Agreement may discourage competing offers to the Merger and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. In the event that preemptive rights may be exercised by CBTC shareholders, such exercise would further discourage competing offers.

SHAREHOLDERS' DISSENTERS' RIGHTS

         Shareholders of CBTC who follow the procedures specified in Section 42-2-1309 of the TBA ("Section 1309") will be entitled to receive the value of their shares of CBTC Common Stock in cash.

THE PROCEDURES SET FORTH IN SECTION 1309 MUST BE STRICTLY COMPLIED WITH. FAILURE TO FOLLOW ANY OF THE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 1309

         The following discussion of the provisions of Section 1309 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that section, a copy of which is attached as Appendix "C" to this Proxy Statement-Prospectus.

         Under Section 1309, a shareholder of CBTC electing to exercise dissenters' rights must both:

                  (i) vote against the Merger and

                 (ii) within 30 days after the Effective Date, deliver to CBTC a written demand for the value of his shares of CBTC Common Stock in cash accompanied by the surrender of the stock certificates for such shares. Such written demand should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to CBTC, 775 Raider Drive, N.W., Cleveland, Tennessee 37312,
                 Attention:  Secretary.

         A written demand must be made by or for the holder of record of the CBTC Common Stock. Accordingly, such demand should be executed by or for such shareholder of record, fully and correctly, as such shareholder's name appears on his stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, execution of the demand should be made in such capacity and if the stock is owned of record by more than one person as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a shareholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he is acting as agent for the record owner.

         A record owner, such as a broker, who holds CBTC stock as nominee for others may exercise his right of appraisal with respect to the shares held for all or less than all of the others. In such case the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such record owner.

         The value of the shares as to which written demand has been made will be determined, as of the date of the Special Meeting by three appraisers, one to be selected by the owners of two-thirds of the shares involved, one to be selected by the CBTC Board, as the Board of Directors of the resulting bank following the Merger, and one to be selected by the two appraisers previously selected. The valuation agreed upon by any two of the appraisers is determinative of the value of the shares. In the event that the appraisal is not completed within 90 days after the Merger, the Tennessee Commissioner shall cause an appraisal to be made. Expenses of the appraisal will be paid by CBTC.

         CBTC is permitted to fix an amount that it considers to be not more than the fair market value of the shares of CBTC Common Stock at the time of the Special Meeting, which it will pay dissenting shareholders. The amount due under such accepted offer or under the appraisal constitutes a debt of CBTC.

         Although CBTC believes that the price per share to be paid in the Merger is fair, CBTC cannot make any representation as to the outcome of any appraisal required under Section 1309, and shareholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax discussion set forth below represents a summary of the opinion of Heiskell, Donelson, Bearman, Adams, Williams & Caldwell, a Professional Corporation, counsel to FTNC. It may not be applicable to a shareholder who acquired his shares of CBTC Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.
CBTC shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

         General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, (a) no gain or loss will be recognized by either FTNC or CBTC as a result of the Merger, (b) no gain or loss will be recognized by the CBTC shareholders upon the receipt of FTNC Common Stock in exchange for CBTC Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of a fractional share interest in FTNC Common Stock); (c) the tax basis of the FTNC Common Stock to be received by the CBTC shareholders in connection with the Merger will be the same as the basis in the CBTC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in which cash is received); and (d) the holding period of the FTNC Common Stock to be received by the CBTC shareholders in connection with the Merger will include the holding period of the CBTC Common Stock surrendered in exchange therefor, provided that the CBTC Common Stock is held as a capital asset at the Effective Date. Consummation of the Merger is dependent upon, among other conditions, receipt by FTNC and CBTC of an opinion of counsel, dated as of the Effective Date, substantially to this effect.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. An CBTC shareholder who is entitled to receive cash in lieu of a fractional share interest of FTNC Common Stock in connection with the Merger will recognize, as of the Effective Date, gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain (or loss) recognized will be capital gain (or loss) if the CBTC Common Stock is held by such shareholder as a capital asset at the Effective Date.

         Cash Received by CBTC Shareholders Who Dissent. A shareholder of CBTC who perfects his dissenter's rights under the laws of the State of Tennessee and who receives a payment in cash of the fair value of his shares of CBTC Common Stock will generally be treated as having received such payment in complete redemption of such stock under Section 302(b)(3) of the Code. In general, if the shares of CBTC Common Stock are held by the shareholder as a capital asset at the Effective Date, the shareholder will recognize capital gain or loss measured by the difference between the amount of cash received by the shareholder and the basis for such shares. However, this general rule is subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318, and the treatment of each dissenting shareholder of CBTC will depend on his individual circumstances. Each CBTC shareholder who contemplates exercising his dissenter's rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

ACCOUNTING TREATMENT

         Consummation of the Merger is conditioned upon the receipt by FTNC of a letter from FTNC's independent public accountants to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the terms of the Merger Agreement. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of FTNC and CBTC will be combined at the Effective Date and carried forward at their previously recorded amounts and the shareholders' equity accounts of CBTC and FTNC will be combined on FTNC's consolidated balance sheet. Income and other financial statements of FTNC issued after consummation of the Merger will not be restated retroactively to reflect the consolidated operations of FTNC and CBTC as if the Merger had taken place prior to the periods covered by such financial statements because the transaction is not material to FTNC.

         In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding shares of CBTC Common Stock must be exchanged for FTNC Common Stock. CBTC has agreed to use its best efforts to cause the Merger to qualify for pooling-of-interests treatment. See "Resale of FTNC Common Stock."

         The unaudited pro forma financial information contained in this Proxy Statement--Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "Summary -- Equivalent and Pro Forma Share Data," "--Selected Financial Data and Ratios" and "Index to Pro Forma Financial Information."

EXPENSES

         The Merger Agreement provides, in general, that FTNC and CBTC will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, including fees and expenses of financial or other consultants, investment bankers, accountants and counsel, except that FTNC and CBTC will divide equally the costs of printing this Proxy Statement-Prospectus and any other documents required in connection with the Merger. See "Waiver and Amendment; Termination."

RESALE OF FTNC COMMON STOCK

         The shares of FTNC Common Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of CBTC for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of CBTC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of CBTC generally include individuals or entities that control, are controlled by or are under common control with CBTC and may include certain officers and directors of CBTC as well as principal shareholders of CBTC.

         CBTC has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of CBTC to enter into and deliver to FTNC an agreement satisfactory to FTNC providing that such person will not, directly or indirectly, sell, pledge, transfer or otherwise dispose of shares of CBTC Common Stock owned by such person or FTNC

Common Stock to be received by such person in the Merger (a) in the case of shares of FTNC Common Stock only, except in compliance with the applicable provisions of the Securities Act and rules and regulations thereunder, and (b) during the periods when any such sale, pledge, transfer or other disposition would, under GAAP or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of FTNC and CBTC.

NASDAQ/NMS

         FTNC Common Stock is included for quotation on the NASDAQ/NMS. The FTNC Common Stock issued to the shareholders of CBTC pursuant to the Merger Agreement will be included for quotation on the NASDAQ/NMS.


                       CERTAIN REGULATORY CONSIDERATIONS
GENERAL

         As a bank holding company, FTNC is subject to regulation by the Federal Reserve Board under the BHCA and its examination and reporting requirements. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

         The earnings of FTNC's subsidiaries, and therefore the earnings of FTNC, are affected by general economic conditions, management policies, legislative actions and governmental actions of various regulatory authorities, including the Federal Reserve Board and the Comptroller. In addition, there are numerous government requirements and regulations which affect the activities of FTNC and its subsidiaries.

PAYMENT OF DIVIDENDS

         FTNC is a legal entity separate and distinct from its banking and other subsidiaries. Most of the revenues of FTNC result from dividends paid to FTNC by its bank subsidiaries. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by FTNC to its shareholders.

         Each national banking association is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (a) such bank's net profits (as defined and interpreted by regulation) for that year plus (b) the retained net profits (as defined and interpreted by regulation) for the preceding 2 years, less any required transfers to surplus. In addition, national banks can only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

         In 1990, the Comptroller issued a regulation that redefines certain of the terms and methods of calculation used in these two dividend restrictions. The rule, among other things, changes the methodology of calculating net profits to be more consistent with GAAP with the result that provisions for possible credit losses cannot be added back to net income and charge offs cannot be deducted from net income in calculating the level of net profits available for the payable of dividends. FTNC does not believe that the regulation will have a material effect on the ability of its subsidiary national banks to pay dividends.

         Under the foregoing dividend restrictions, at September 30, 1993, FTNC's subsidiary banks, without obtaining governmental approvals, could declare aggregate dividends of approximately $91.9 million from retained net profits of the preceding 2 years, plus an amount approximately equal to the net profits earned less dividends paid (approximately $59.4 million) for the period from January 1, 1993 through September 30, 1993. In order to comply with risk-based capital guidelines and to maintain strong capital positions, dividend payments are restricted by management to lesser amounts. During 1992, FTNC's subsidiary banks paid $32.4 million in dividends.

         The payment of dividends by FTNC and its bank subsidiaries may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Comptroller has indicated that paying dividends that deplete a national bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve Board, the Comptroller and FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

CERTAIN TRANSACTIONS BY FTNC WITH ITS AFFILIATES

         There are also various legal restrictions on the extent to which FTNC and its nonbank subsidiaries can borrow or otherwise obtain credit from FTNC's bank subsidiaries. An insured bank and its subsidiaries are limited in engaging in "covered transactions" with its nonbank affiliates to the following amounts: (a) in the case of any such affiliate, the aggregate amount of covered transactions of the insured bank and its subsidiaries will not exceed 10% of the capital stock and surplus of the insured bank; and (b) in the case of all affiliates, the aggregate amount of covered transactions of the insured bank and its subsidiaries will not exceed 20% of the capital stock and surplus of the bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve Board), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

CAPITAL

         The Federal Reserve Board has adopted final risk based capital guidelines for bank holding companies, which were fully phased in at the end of 1992. The minimum guidelines for the ratio of total capital ("Total Capital") to risk weighted assets (including certain off balance sheet activities, such as standby letters of credit) is 8%. At least half of the Total Capital is to be composed of common stockholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves. At September 30, 1993, FTNC's Tier 1 Capital and Total Capital ratios were 10.50% and 13.17%, respectively.

         In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum Tier 1 Capital leverage ratio (Tier 1 Capital-to-total assets, less goodwill) of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. FTNC's Tier 1 Capital leverage ratio at September 30, 1993, was 7.02%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activities. The Federal Reserve Board has not advised FTNC of any specific minimum tangible Tier 1 Capital leverage ratio applicable to it. At September 30, 1993, FTNC's ratios exceeded the regulatory minimums.

         FTNC's subsidiary banks are subject to similar capital requirements adopted by the Comptroller and the FDIC. FTB, FTNC's principal banking subsidiary, had a Tier 1 Capital leverage ratio (Tier 1 Capital-to-total assets, less goodwill less premium on purchased deposits and assets) of 6.50% at September 30, 1993. Regulations of the Comptroller provide for a minimum Tier 1 Capital leverage ratio of 3.0%.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits.

         Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, the management of FTNC is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

FTNC SUPPORT OF SUBSIDIARY BANKS

         Under Federal Reserve Board policy, FTNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FTNC may not be inclined to provide it.

         Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (a) the default of a commonly controlled FDIC insured depository institution or (b) any assistance provided by the FDIC to any commonly controlled FDIC insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the Comptroller is authorized to require payment of the deficiency by assessment upon the bank's shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder after 3 months' notice, to sell the stock of such shareholder to make good the deficiency.

         Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

FDIC INSURANCE ASSESSMENTS

         Prior to 1993, FTNC's subsidiary banks were subject to FDIC deposit insurance assessments at an assessment rate for the BIF of .23% and FTNC's subsidiary federal savings bank was subject to FDIC deposit insurance assessments at an assessment rate for SAIF of .23%. Effective November 2, 1992, the FDIC's risk-based assessment system imposed an assessment rate for an insured depository institution which varies according to the level of risk incurred in its activities. An institution's risk category depends upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also assigned to one of three "supervisory subgroups": Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions pose a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Effective January 1, 1993, based on their capital and supervisory subgroups, each BIF and SAIF member institution has been assigned an annual FDIC assessment rate varying between .23% and .31%. All of FTNC's subsidiary banks presently are assessed at a rate of .23%. A certain proportion of deposits attributable to FTNC's former savings bank subsidiary remain insured by SAIF.

FDICIA

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), enacted in December 1991, substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FTNC's bank subsidiaries have capital levels well above the minimum requirements.

         In addition, an institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market and also may not be able to "pass through" insurance coverage for certain employee benefit accounts. FDICIA also requires the holding company of any undercapitalized depository institution to guarantee, in part, certain aspects of such institution's capital plan for such plan to be acceptable.

         FDICIA contains numerous other provisions, including new accounting, audit and reporting requirements, beginning in 1995 termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy.

         FIDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.


                          INFORMATION CONCERNING CBTC

DESCRIPTION OF BUSINESS

         General. CBTC was chartered on January 9, 1906, as a state bank under the laws of the State of Tennessee for the purpose of carrying on a general banking business and providing fiduciary services through its trust department. It operates through six branches in Bradley County, Tennessee. The activities of CBTC are subject to the supervision and regulation of the FDIC and the Tennessee Department of Financial Institutions.

         Competitive Conditions. CBTC does business in Bradley County, Tennessee. Six other commercial banks and savings and loan associations are doing business in the county. CBTC is subject to substantial competition in all aspects of its business. Intense competition for loans and deposits comes from other financial institutions in the market area. In certain aspects of its business, CBTC also competes with credit unions, small loan companies, insurance companies, mortgage companies, finance companies, brokerage houses and other financial institutions, some of which are not subject to the same degree of regulation and restriction as CBTC and some of which have financial resources greater than those of CBTC. CBTC currently employs approximately 120 persons.

         Supervision and Regulation. CBTC is subject to applicable provisions of Tennessee law, insofar as they do not conflict with or are not preempted by federal law, including laws related to usury, various consumer and commercial loans and the operation of branch banks.

         Property. CBTC has six locations in Bradley County, Tennessee. All branches are located in the city of Cleveland.

         Directors and Executive Officers. The members of the Board of Directors of CBTC are elected by its shareholders at the annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified.

         The name of each director, his age, his current principal occupation (which has continued for five years unless otherwise indicated), the name and principal business of the organization in which his occupation is carried on (which organization is not an affiliate of CBTC unless indicated), any directorships in publicly held companies, and the year in he was first elected to his position with CBTC are as follows:

         James A. Breaux, 59, is President and General Manager of Bowaters, Inc., Southern Division, Calhoun, Tennessee. He was elected to the CBTC Board in 1992.

         Charles W. Brown, 54, is President of Tech 2000, Cleveland, Tennessee. Previously he was an executive with the Olin Chemicals Group. He was elected to the CBTC Board in 1981.

         Michael E. Callaway, 54, is an attorney and partner in the law firm of Bell & Associates, Cleveland, Tennessee. He was elected to the CBTC Board in 1988.

         Robert G. Card, Jr., 45, is President and CEO of Easy Auto Credit, Inc., Cleveland, Tennessee. Previously he was President of Bob Card Ford in Cleveland. He was elected to the CBTC Board in 1992.

         Donald N. Ervin, 62, is Executive Vice President of CBTC, a position he has held since 1982.

         R. Arch Fitzgerald, 70, is Vice-Chairman of CBTC, a position he has held since 1981.

         M. Hayne Hamilton, 61, manages the interests of the S. K. Johnston, Jr. family, Chattanooga, Tennessee. He was elected to the CBTC Board in 1992.

         C. M. Hardwick, Jr., 67, was Executive Vice-President of Hardwick Clotheres, Inc., Cleveland, Tennessee and is now retired from that position. He was elected to the CBTC Board in 1966.

         W. Sam McReynolds, 56, was elected CEO of CBTC in 1982 and Chairman of the Board in 1990. He served as President of CBTC from 1982 until 1991.

         Mary Elizabeth Neil, 75, is owner of Blythewood Farms, Cleveland, Tennessee. She was elected to the CBTC Board in 1983.

         James O. Williams, 49, is President and Chief Operating Officer of the CBTC, a position to which he was elected in 1991.

         The Executive Officers of CBTC consist of Messrs. McReynolds, Ervin, Fitzgerald, and Williams and the following individuals:

         J. Max Everhart, 51, is Senior Vice President of CBTC.

         Charles L. Malone, Jr., 50, is Executive Vice President and Cashier of CBTC.

         Robert H. Robbins, 53, is Senior Vice President and Trust Officer of CBTC.

         No family relationships exist among the individuals listed above.

SELECTED STATISTICAL DATA

                                                 LOANS BY TYPE
                                                 -------------
                                                (In Thousands)
               Description                   9/30/93*          12/31/92          9/30/92          12/31/91
               -----------                   -------           --------          -------          --------
Real Estate                                  $ 94,354         $ 96,269          $ 93,790          $ 90,625
Commercial                                     32,163            1,804             1,706             1,874
Consumer                                       13,481           36,219            34,817            35,310
Other                                           1,486            1,798             1,638             1,779
                                             --------         --------          --------          --------

                                              141,484          136,090           131,951           129,588
Unearned interest and fees                     (1,060)          (1,108)           (1,146)           (1,258)
Allowance for loan losses                      (2,693)          (2,282)           (2,317)           (1,716)
                                             --------         --------          --------          --------
Loans, net                                   $137,731         $132,700          $128,488          $126,614
                                             ========         ========          ========          ========

         *9/30/93 amounts reflect certain reclassifications made by management to reflect the actual collateral for each individual loan. Comparable data for prior periods is unavailable.

                  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS
                                 (In Thousands)

                                          9/30/93          9/30/92            12/31/92           12/31/91
                                     ----------------------------------  ------------------ ------------------
Accruing loans contractually past
  due 90 days or more as to interest or
  principal payments                      $  549            $ 435              $  388             $  647
Nonaccrual loans                             189              375                 356                328
Restructured loans                           981                -               2,739                 72
                                          ------            -----              ------             ------
   Total nonperforming loans              $1,719            $ 810              $3,483             $1,047
                                          ======            =====              ======             ======

                     Analysis of Allowance for Loan Losses
                                 (In Thousands)

                                                                     Fiscal Year Ending
                                                                        December 31,
                                                                     ------------------

                                                            1992                             1991
                                                            ----                             ----
Balance, beginning of period                               $1,716                           $1,314
Amounts charged off:
  Real estate                                                 271                              304
  Commercial                                                  115                              431
  Consumer                                                    146                              188
                                                           ------                           ------

      Total charged off                                       532                              923
Recoveries on amounts charged off:
  Real estate                                                  99                               22
  Commercial                                                   43                               16
  Consumer                                                     56                               52
                                                           ------                           ------

       Total recoveries                                       198                               90
                                                           ------                           ------

       Net charge-offs                                        334                              833
Provision for loan losses                                     900                            1,235
                                                           ------                           ------
                                                           $2,282                           $1,716
                                                           ======                           ======
Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                              0.25%                            0.65%
                                                           ======                           ======
                                                              Nine Months Ending September 30,
                                                              --------------------------------

                                                            1993                             1992
                                                            ----                             ----
Balance, beginning of period                               $2,282                           $1,716
Amounts charged off:
  Real estate                                                  17                               75
  Commercial                                                   52                               85
  Consumer                                                     55                               99
                                                           ------                           ------

     Total charged off                                        124                              259
Recoveries on amounts charged off:
  Real estate                                                  40                               95
  Commercial                                                   12                               41
  Consumer                                                     33                               49
                                                           ------                           ------

     Total recoveries                                          85                              185
                                                           ------                           ------

     Net charge-offs                                           39                               74
Provision for loan losses                                     450                              675
                                                           ------                           ------

                                                           $2,693                           $2,317
                                                           ======                           ======
Ratio of net charge-offs
  during the period to average loans
  outstanding during the period                              0.03%                            0.06%
                                                           ======                           ======

                    Allocation for Allowance for Loan Losses
                                (In Thousands)

                                                                     December 31,
                                                                     ------------
                                                           1992                               1991
                                                           ----                               ----
Real estate                                               $1,689                             $1,202
Commercial                                                   114                                 51
Consumer                                                     456                                446
Other                                                         23                                 17
                                                          ------                             ------

   Total                                                  $2,282                             $1,716
                                                          ======                             ======

                                                                     September 30,
                                                                     -------------
                                                           1993                               1992
                                                           ----                               ----
Real estate                                               $1,939                             $1,668
Commercial                                                   485                                116
Consumer                                                     242                                510
Other                                                         27                                 23
                                                          ------                             ------

   Total                                                  $2,693                             $2,317
                                                          ======                             ======

Percentage Distribution of Allowance for Loan Losses and Categories of Loans as Percent of Gross Loans at December 31

                                             1992                                       1991
                        -------------------------------------------   -------------------------------------------

                               Allowance               Loans               Allowance              Loans
                               ---------               -----               ---------              -----
Real estate                      74.00%                71.00%                70.00%               70.00%
Commercial                        5.00%                 1.50%                 3.00%                1.60%
Consumer                         20.00%                25.50%                26.00%               27.00%
Other                             1.00%                 2.00%                 1.00%                1.40%
                                -------               -------               -------              -------
                                100.00%               100.00%               100.00%              100.00%
                                =======               =======               =======              =======

Percentage Distribution of Allowance for Loan Losses and Categories of Loans as Percent of Gross Loans at September 30

                                             1993                                       1992
                         -----------------------------------------   --------------------------------------------

                               Allowance               Loans               Allowance              Loans
                               ---------               -----               ---------              -----
Real estate                      72.00%                67.20%                72.00%               71.00%
Commercial                       18.00%                23.00%                 5.00%                1.30%
Consumer                          9.00%                 8.80%                22.00%               26.00%
Other                             1.00%                 1.00%                 1.00%                1.70%
                                -------               -------               -------              -------
                                100.00%               100.00%               100.00%              100.00%
                                =======               =======               =======              =======

            Average Deposit Distribution and Average Interest Rates
                             (Dollars in Thousands)

YEAR ENDED

                                                         December 31, 1992             December 31, 1991
                                                 -----------------------------  --------------------------------


                                                   Average   Interest  Average   Average    Interest  Average
                                                   Balance   Expense    Rate     Balance    Expense    Rate
                                                   -------   --------  -------   -------    --------  -------
Noninterest bearing accounts                      $ 20,692    $  -      0.00%    $ 17,812    $  -      0.00%
NOW accounts                                        18,194       447    2.46%      15,180       674    4.45%
Money Market accounts                               28,677       980    3.42%      25,945     1,395    5.38%
Savings accounts                                    29,550     1,104    3.74%      18,844     1,017    5.40%
Certificates of deposit                             86,150     4,464    5.18%      95,531     6,654    6.97%
  $100,000 and greater                              18,931       927    4.90%      19,284     1,427    7.40%
  Less than $100,000                                67,219     3,537    5.26%      76,247     5,227    6.86%
                                                  --------    ------    -----    --------    ------    -----
     Total                                        $183,263    $6,995    3.82%    $173,312    $9,740    5.62%
                                                  ========    ======    =====    ========    ======    =====


NINE MONTHS ENDED                                      September 30, 1993             September 30, 1992
                                                 ------------------------------ ------------------------------

                                                   Average   Interest  Average   Average    Interest  Average
                                                   Balance   Expense    Rate     Balance    Expense    Rate
                                                   -------   --------  -------   -------    --------  -------
Noninterest bearing accounts                      $ 22,578    $  -      0.00%    $ 21,848    $  -      0.00%
NOW accounts                                        23,975       351    1.95%      16,459       334    2.71%
Money Market accounts                               27,984       536    2.55%      27,926       766    3.66%
Savings Accounts                                    33,452       792    3.16%      27,992       842    4.01%
Certificates of deposit                             91,069     2,722    3.99%      86,433     3,484    5.37%
  $100,000 and greater                              19,958       592    3.95%      18,644       714    5.11%
  Less than $100,000                                71,111     2,130    3.99%      67,789     2,770    5.45%
                                                  --------    ------    -----    --------    ------    -----
     Total                                        $199,058    $4,401    2.95%    $180,658    $5,426    4.00%
                                                  ========    ======    =====    ========    ======    =====



   Maturity Distribution of Certificates of Deposit of $100,000 and Over at
                              September 30, 1993
                                (In Thousands)

Less than three months                                                         $10,724
Three to six months                                                              3,541
Six to twelve months                                                             3,636
More than twelve months                                                          3,230
                                                                               -------
   Total                                                                       $21,131
                                                                               =======


MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
OPERATIONS

         The following discussion provides certain information concerning CBTC's financial condition and results of operations. For a more complete understanding of the following discussion, reference should be made to the financial statements of CBTC and related notes thereto presented elsewhere in this Proxy Statement-Prospectus.

RESULTS OF OPERATIONS SEPTEMBER 30, 1993 COMPARED WITH SEPTEMBER 30, 1992

         Net income for the nine months ended September 30, 1993, was $2,426,000 as compared to $2,000,000 for the nine months ended September 30, 1992. Net income is largely dependent upon net interest income, which is the difference or spread, between the income received on the loan portfolio and other investments and the cost of money, consisting primarily of interest paid on interest bearing deposit accounts. Net interest income is affected by the average yield on interest-earning assets, the average rate paid on interest-bearing liabilities and the average outstanding balance of interest-earning assets and interest-bearing liabilities. A nine basis point increase in net interest margin resulted in the increased year-to-date earnings. As a result of decreased interest rates, loan interest income decreased by $363,000 and deposit interest expense decreased by $1,025,000 for an improvement in the net interest income of $806,000. The increase in year-to-date earnings was due to both an increase in net interest margin along with an increase in average interest-earning assets.

         Two key measures of profitability in the banking industry are return on equity (ROE) and return on assets (ROA). ROE is the ratio of income earned to average stockholders' equity, and ROA measures how effectively a corporation uses its assets to produce earnings. ROE was 14.81% at September 30, 1993, as compared to 13.52% at September 30, 1992. ROA rose to 1.44% on September 30, 1993, from 1.30% on September 30, 1992.

         CBTC maintains a reserve for potential loan losses, that, in management's evaluation, is adequate to cover future losses on outstanding loans based on available information at the end of each evaluation period. Management's judgment as to the amount of the reserve is based upon the loan portfolio size and diversity, historical loan loss experience, the level of nonperforming assets, and an evaluation of economic conditions.

         The provision for loan losses was $450,000 during the nine-month period ended September 30, 1993 as compared to $675,000 for the same period during 1992. The decrease in provision is primarily due to decrease in total nonperforming loans, specifically, a decrease in restructured loans from $2,739,000 at December 31, 1992 to $981,000 at September 30, 1993.

         Noninterest income held fairly constant during the nine-month period ended September 30, 1993 by decreasing 2.58% or $30,000 as compared to the same period during 1992.

         Noninterest expense was $5,294,000 for the nine-months ended September 30, 1993 or 7.60% higher than the same period in 1992. In April 1993, CBTC converted its computer systems. As a result, CBTC experienced increased costs related to the conversion, including contract labor, additional personnel costs, printing and supplies and depreciation. Additionally, merger cost of approximately $100,000 were also incurred in 1993.

         On January 1, 1993, CBTC adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109), which requires a change from the deferred method to the asset and liability method of accounting for income taxes. There was no cumulative effect on prior years of this change in accounting principal. The effect of this change on operating results for the nine-months ended September 30, 1993 was not significant.

FINANCIAL CONDITION SEPTEMBER 30, 1993 COMPARED WITH SEPTEMBER 30, 1992

         Total assets increased from the first nine months of 1992 to the first nine months of 1993 by $9,020,000, an annualized increase of 4.1%. Deposit growth was $7,407,000, or 3.9%, during this period.

         Liquidity is the ability of a financial institution to maintain sufficient cash to support loan growth, deposits, withdrawals, and other financial obligations, even at times of stress in financial markets. Liquidity is achieved through the continual maturing of interest-earning assets, as well as by investing in short term marketable securities. Liquidity is also available through deposit growth, borrowing capacity, and repayments of principal on loans and securities. High levels of liquidity are normally obtained at a net interest cost due to lower yields on short term, liquid earning assets and higher interest expense usually associated with the extension of deposit maturities. The trade-off of the level of desired liquidity versus its cost is evaluated in determining the appropriate amount of liquidity at any one time. The ability of CBTC to maintain liquidity is enhanced by adequate earnings power and adequate capital.

         Equity capital on September 30, 1993 was $22,760,000, an increase of $2,092,000 since September 30, 1992, or 10.12%. The capital to assets ratio on September 30, 1993 was 10.13%.

         A summary of the changes in the allowance for loan losses for each of the past three years, including loan loss experience by major category, is presented in the Analysis of Allowance for Loan Losses Table included above in the Selected Statistical Data section.

         The allowance for loan losses is established through a provision for loan losses charged to expenses. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. The adequacy of the allowance for loan losses is determined on an ongoing basis by the historical loan loss experience of CBTC, loan delinquency trends and the economic conditions within the trade area. Also, allocations are made to the allowance based on specifically identified potential loss situations. These potential loss situations are identified by an internal loan review function reporting directly to CBTC's Board of Directors, as well as by the account officers' evaluation of their portfolios.

         The loan loss reserve was $2,693,000 for the nine months ended September 30, 1993 or 1.92% of loans outstanding, compared to $2,317,000 for the nine months ended September 30, 1992, or 1.84% of loans outstanding.

         The Allocation of Allowance Table included in the Selected Statistical Data section sets forth an allocation of the allowance for loan losses according to the categories of loans indicated and a percentage distribution of the allowance allocation. In making the allocation, consideration was given to such factors as management's evaluation of risk in each category, current economic conditions and charge-off experience. The allocation does not indicate the unavailability of any portion of the allowance for loan losses to absorb losses in any loan category.

         It is the policy of CBTC to place loans greater than 90 days past due on nonaccrual status, unless there is sufficient evidence supporting probable collection within the near future. At the discretion of management, some loans past due less than 90 days may be placed on nonaccrual.

         As of September 30, 1993 and 1992, there was approximately $189,000 and $375,000, respectively, in nonaccrual loans and $549,000 and $435,000, respectively, in accruing loans contractually past due 90 days or more as to principal or interest payments.

         CBTC has no foreign loans, no loans outstanding to borrowers engaged in highly leveraged transactions, and no concentrations of credit to borrowers in any one industry. A concentration generally exists when more than 10% of total loans are outstanding to borrowers in the same industry.

RESULTS OF OPERATIONS 1992 COMPARED TO 1991

         Net income for 1992 was $2,629,000 or $26.29 per share as compared to net income of $1,321,000 or $13.21 per share. Net interest income was $9,622,000 in 1992 as compared to $8,104,000 in 1991.

         Interest income for 1992 was $16,725,000 as compared to $18,012,000 in 1991. The decrease in 1992 is attributable to a 108 basis point decrease in the average yield on interest-earning assets partially offset by an increase of $9,365,000 in average interest-earning assets.

         Interest expense for 1992 was $6,995,000 as compared to $9,740,000 in 1991. The decrease in 1992 is primarily due to a 180 basis point decline in the average yield on deposits partially offset by an increase of $7,071,000 in average interest bearing deposits.

         The provision for loan losses was $900,000 in 1992 as compared to $1,235,000 in 1991. The provision for 1991 was significantly higher than that of 1992 primarily due to management's review of changing conditions surrounding certain real estate loans for which new weaknesses were identified and due to a general overall weak economy. Difficulties were experienced by certain real estate borrowers which historically had performed according to the terms of their loans. During 1992, management continued to monitor these real estate loans and noted a slight improvement in the borrowers' financial condition and an overall improvement in the general economy.

         Noninterest income was $1,547,000 as compared to $972,000. In April 1991, management determined that $649,000 of investments in municipal bonds collateralized by guaranteed insurance contracts were permanently impaired. As a result, management recorded a valuation allowance of $484,000 or 75% of its original cost. The investment portfolio at December 31, 1992 still contained these investments in municipal bonds.

         Noninterest expense was $6,771,000 in 1992 as compared to $6,147,000 in 1991. The increase is primarily due to increased bonuses paid to all personnel along with an increased contribution by CBTC to its profit sharing plan.

         The income tax provision was $869,000 for the year ended December 31, 1992 as compared to $373,000 in 1991. The increase in the effective income tax rate from 22.0% in 1991 to 24.8% in 1992 is due primarily to a decreased tax exempt interest income in 1992.

FINANCIAL CONDITION 1992 COMPARED TO 1991

         Total assets at December 31, 1992 increased $22,014,000 or 11% from $200,835,000 at December 31, 1991.

         The allowance for loan losses was increased by $566,000 during 1992 to $2,282,000, or 1.67% of gross loans outstanding. At December 31, 1991, the loan loss reserve ratio was 1.37%.

         As of December 31, 1992 and 1991, there was approximately $356,000 and $328,000, respectively, in nonaccrual loans and $388,000 and $647,000, respectively, in accruing loans contractually past due 90 days or more as to principal or interest payments.

         Total deposits increased $20,976,000 or 11.8% during 1992 to $198,617,000 primarily due to published financial troubles of a local financial institution.

         As rates paid on deposits have continued to decline during 1992, customers have continued to shift their funds to shorter-term time deposits and transaction accounts in order to allow for shorter reinvestment time should rates begin to rise again. Management feels CBTC maintains competitive deposit rates while exercising prudent strategies in competing with local institutions. Overall rates paid on deposits have continued to decline during the past year. Average rates paid during 1992 were 3.82% as compared to 5.62% during 1991.

         At December 31, 1992, CBTC's financial condition continues to reflect strong equity and liquidity, with an equity to assets ratio of 9.33%. CBTC's loan to deposit ratio was 67.86% at December 31, 1992.

RESULTS OF OPERATIONS 1991 COMPARED TO 1990

         Income in 1991 totaled $1,321,000 as compared with 1990 income of $1,959,000. Net interest income was $7,546,000 in 1990 as compared to $8,104,000 in 1991. The decrease in net income from 1990 to 1991 is attributable to a loss of $484,000 represented by the writedown of securities collateralized by guaranteed insurance contracts issued by an insurance company. An additional $700,000 was added to the provision for loan losses during 1991 due to management's review of changing conditions surrounding certain real estate loans for which new weaknesses were identified and due to a general overall weak economy.

FINANCIAL CONDITION 1991 COMPARED TO 1990

         Assets increased by $10,682,000 or 5.6%, primarily due to the RTC acquiring another local financial institution. Deposits increased in 1991 to $177,641,000 compared to 1990 of $167,032,000. The increase in deposits was used primarily to fund the increased loan demand of 1991. The loan to deposit ratio for 1991 was 72.15% compared to 70.98% in 1990. Cash and due from banks and investment securities totaled $61,539,000 in 1991 compared to $59,708,000 in 1990.

OWNERSHIP OF CBTC COMMON STOCK AND DIVIDENDS

         Ownership of Principal Shareholders. As of September 30, 1993, there were 100,000 shares of CBTC Common Stock, its only class of voting securities, outstanding and approximately 303 shareholders of record of such shares. The following table provides information concerning the number of shares of CBTC Common Stock beneficially owned, directly or indirectly, by more than 5% shareholders of CBTC Common Stock as of September 30, 1993, and the number of shares of FTNC Common Stock to be owned by such persons on the Effective Date of the Merger. Except as set forth below, no person is known by CBTC to be the beneficial owner of more than 5% of the outstanding CBTC Common Shares.

The number and percentage of shares of FTNC Common Stock beneficially owned on the Effective Date of the Merger in the tables in this section are based upon a conversion ratio of 11.6937 FTNC Common Shares for each CBTC Common Share and assuming 28,174,184 First Tennessee Common Shares will be outstanding immediately prior to the Merger. Unless otherwise noted, the named person has sole votingand investment power with respect to the shares indicated.

                                                                            Number of FTNC    Percent of Total
                                                                           Common Shares to      FTNC Common
                                          Number of       Percent of       be Beneficially      Shares to be
                                         CBTC Common  Total CBTC Shares         Owned          Outstanding on
            Beneficial Owner             Shares Owned Shares Outstanding   on Effective Date   Effective Date
            ----------------             ------------ ------------------ --------------------  ----------------
S. K. Johnson, Jr.                          9,846            9.8%                115,136            0.39%
W. Sam McReynolds                           8,476            8.5%                101,366(1)         0.35%

(1) Includes 2,250 shares of FTNC Common Stock presently beneficially owned as trustee for others.

        Ownership by Directors and Executive Officers of CBTC. The following information pertains to CBTC Common Shares beneficially owned, directly or indirectly, by each director, by each executive officer, and by all directors and executive officers as a group, as of September 30, 1993, and to the number of FTNC Common Shares to be owned by such persons on the Effective Date of the Merger. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

                                                                                      Number of FTNC       Percent of Total
                                                                                     Common Shares to         FTNC Common
                                          Number of                 Percent of       be Beneficially         Shares to be
                                         CBTC Common            Total CBTC Shares         Owned             Outstanding on
            Beneficial Owner             Shares Owned           Shares Outstanding   on Effective Date      Effective Date
            ----------------             ------------        ---------------------  --------------------   ----------------
James A. Breaux                                 75           less than 0.1%                  877                (2)
Charles W. Brown                               110                     0.1                 1,286                (2)
Michael E. Callaway                            100                     0.1                 1,169                (2)
Robert G. Card, Jr.                            100                     0.1                 1,169                (2)
Donald N. Ervin                              2,575                     2.6                30,111                0.1%
J. Max Everhart                              1,004                     1.0                11,740                (2)
R. Arch Fitzgerald                           2,491                     2.5                29,129                0.1%
M. Hayne Hamilton                               10           less than 0.1                   116                (2)
C. M. Hardwick, Jr.                          2,264                     2.3                26,474                (2)
Charles L. Malone, Jr.                         625                     0.6                 7,308                (2)
W. S.  McReynolds                            8,476                     8.5               101,366(1)            0.35%
Mary Elizabeth Neil                          2,251                     2.3                26,323                (2)
Robert H. Robbins                              108                     0.1                 1,263                (2)
James O. Williams                              360                     0.4                 4,210                (2)
All directors and executive officers as
a group (14 persons, including those
named above)                                20,549                    20.5               242,543               0.83%


(1) Includes 2,250 shares of FTNC Common Stock presently beneficially owned as trustee for others.

(2) Less than 0.1%

        Dividends. The shareholders of CBTC Common Stock are entitled to such dividends as may be declared from time to time by the CBTC Board. Cash dividends generally are declared quarterly and have been declared as stated in the following table.

                                         Dividends Declared by Quarter
                                         -----------------------------

                1993                               1992                                    1991
- ----------------------------------   -------------------------------------   ----------------------------------------


4th Qtr 3rd Qtr  2nd Qtr   1st Qtr   4th Qtr  3rd Qtr  2nd Qtr   1st Qtr   4th Qtr  3rd Qtr   2nd Qtr  1st Qtr
- ------- -------  -------   -------   -------  -------  -------   -------   -------  -------   -------  -------
 $4.00   $3.00    $1.50     $1.50     $4.80    $1.50    $ .60     $ .60     $3.70    $ .60     $ .60    $ .60

The Merger Agreement restricts the ability of CBTC to declare and pay dividends. See "The Merger -- Conduct of Business Pending Merger." CBTC's ability to pay dividends also is dependent upon the earnings and financial condition of CBTC. Dividend payments by CBTC are subject to certain regulatory restrictions. As of September 30, 1993, $4,476,000 was available for distribution to CBTC's shareholders as dividends without prior regulatory approval.

                       DESCRIPTION OF FTNC CAPITAL STOCK

         The following summaries of certain provisions of the Restated Charter, as amended (the "Charter"), and Bylaws, as amended, of FTNC, the Rights Plan (defined below) and the Indenture (defined below) do not purport to be complete, are qualified in their entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part, and are subject, in all respects, to applicable Tennessee law.

AUTHORIZED CAPITAL STOCK

        The authorized capital stock of FTNC currently consists of 5,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), which may be issued from time to time by resolution of the FTNC Board and 50,000,000 shares of FTNC Common Stock. As of December 29, 1993, there were 28,174,184 shares of FTNC Common Stock and no shares of Preferred Stock outstanding. Also, approximately 3.3 million shares of FTNC Common Stock are reserved for issuance under various employee stock plans and FTNC's dividend reinvestment plan, approximately 2.4 million shares are reserved for issuance in connection with other pending acquisitions (See page PF-1 herein), and 281,741 shares of Preferred Stock are reserved for issuance under the Rights Plan.


PREFERRED STOCK

         The FTNC Board is authorized, without further action by the shareholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, without par value, from time to time in one or more series and, with respect to each such series, has the authority to fix the powers (including voting power), designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. Currently, no shares of Preferred Stock are outstanding.

FTNC COMMON STOCK

         The FTNC Board is authorized to issue a maximum of 50,000,000 shares of Common Stock, $2.50 par value per share. The holders of the FTNC Common Stock are entitled to receive such dividends as may be declared by the FTNC Board from funds legally available therefor. The holders of the outstanding shares of FTNC Common Stock are entitled to one vote for each such share on all matters presented to shareholders and are not entitled to cumulate votes for the election of directors. Upon any dissolution, liquidation or winding up of FTNC resulting in a distribution of assets to the shareholders, the holders of FTNC Common Stock are entitled to receive such assets ratably according to their respective holdings after payment of all liabilities and obligations and satisfaction of the liquidation preferences of any shares of Preferred Stock at the time outstanding. The shares of FTNC Common Stock have no preemptive, redemption, subscription or conversion rights. The shares of FTNC Common Stock will be, when issued in accordance with the Merger Agreement, fully paid and nonassessable. Under FTNC's Charter, the FTNC Board is authorized to issue authorized shares of FTNC Common Stock without further action by FTNC's shareholders. However, the FTNC Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ/NMS, which requires shareholder approval of the issuance of additional shares of FTNC Common Stock in certain situations. The Transfer Agent for the Common Stock is The First National Bank of Boston.

         The FTNC Board is divided into three classes, which results in approximately 1/3 of the directors being elected each year. In addition, the Charter and the Bylaws, among other things, generally give to the FTNC Board the authority to fix the number of directors on the FTNC Board and to remove directors from and fill vacancies on the FTNC Board, other than removal for cause and the filling of vacancies created thereby which are reserved to shareholders exercising at least a majority of the voting power of all outstanding voting stock of FTNC. To change these provisions of the Bylaws, other than by action of the FTNC Board, and to amend these provisions of the Charter or to adopt any provision of the Charter inconsistent with such Bylaw provisions, would require approval by the holders of at least 80% of the voting power of all outstanding voting stock. Such classification of the FTNC Board and such other provisions of the Charter and the Bylaws may have a significant effect on the ability of the shareholders of FTNC to change the composition of an incumbent FTNC Board or to benefit from certain transactions which are opposed by the FTNC Board.

SHAREHOLDER PROTECTION RIGHTS PLAN

         Each share of FTNC Common Stock has, and each share of the FTNC Common Stock issued in the Merger will have, attached to it one right (a "Right") issued pursuant to a Shareholder Protection Rights Agreement dated as of September 7, 1989 (the "Rights Plan"). Each Right entitles its holder to purchase 1/100th of a share of Participating Preferred Stock, without par value, for $76.67 (the "Exercise Price"), subject to adjustment, upon the business day following the earlier of (i) the 10th day after commencement of a tender or exchange offer which, if consummated, would result in a person's becoming the beneficial owner of 10% or more of the outstanding shares of FTNC Common Stock (an "Acquiring Person") and (ii) the first date (the "Flip-in Date") of public announcement that a person has become an Acquiring Person.

         The Rights will expire on the earliest of (i) the Exchange Time (defined below), (ii) September 18, 1999 and (iii) the date on which the Rights are redeemed as described below. The FTNC Board may, at its option, at any time prior to the Flip-in Date, redeem all the Rights at a price of $.01 per Right.

         If a Flip-in Date occurs, each Right (other than Rights beneficially owned by the Acquiring Person or its affiliates, associates or transferees, which Rights will become void), to the extent permitted by applicable law, will constitute the right to purchase shares of FTNC Common Stock or Participating Preferred Stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the FTNC Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of FTNC Common Stock, elect to exchange the Rights (other than Rights beneficially owned by the Acquiring Person) for shares of FTNC Common Stock at an exchange ratio of one share of FTNC Common Stock per Right (the "Exchange Time").

         FTNC may not agree to be acquired by an Acquiring Person without providing that each Right, upon such acquisition, will constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price.

         The Rights will not prevent a takeover of FTNC. The Rights, however, may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding FTNC Common Stock unless the Rights are first redeemed by the FTNC Board.

SUBORDINATED CAPITAL NOTES DUE 1999

         On June 10, 1987, FTNC issued $75,000,000 principal amount of 10 3/8% Subordinated Capital Notes Due 1999 (the "Capital Notes"). The Capital Notes currently constitute Tier 2 capital under the Federal Reserve Board's risk-based capital guidelines. Pursuant to the Indenture, dated as of June 1, 1987 (the "Indenture"), between FTNC and BankAmerica National Trust Company, formerly Security Pacific National Trust Company (New York), Trustee, at maturity the Capital Notes are required to be exchanged for Common Stock, Preferred Stock or certain other eligible capital securities to be issued by FTNC ("Capital Securities") having a market value equal to the principal amount of the Capital Notes, except to the extent that FTNC, at its option, shall elect to pay in cash such principal amount from amounts representing proceeds of other issuances of Capital Securities designated for such use.



                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         FTNC is a Tennessee corporation subject to the provisions of the TBCA. CBTC is a Tennessee state bank subject to the provisions of the TBA as well as certain of the provisions of the TBCA. Shareholders of CBTC, whose rights are governed by CBTC's Articles of Incorporation and Bylaws and by the TBA, will, upon consummation of the Merger, become shareholders of FTNC whose rights will then be governed by the Charter and Bylaws of FTNC and by the TBCA. The following is a summary of the material differences in the rights of shareholders of FTNC and CBTC and is qualified in its entirety by reference to the governing law and the Articles of Incorporation or Charter and Bylaws of each of FTNC and CBTC. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder. See "Certain Regulatory Considerations."

RESIDENCY REQUIREMENT FOR AND REMOVAL OF DIRECTORS

         The TBA provides that at least 3/4 of the directors of CBTC must be United States citizens, 2/3 must reside within the state or within 25 miles of the main office of CBTC, and a majority must reside within 100 miles of the main office of CBTC. No similar requirements apply to FTNC directors.

         The TBA provides that a director may be removed by the stockholders at a meeting without cause, or in the event of a disqualification due to failure to comply with the residency requirement, by the CBTC Board or the Tennessee Commissioner.

         FTNC's Charter provides that any director is subject to removal by the shareholders only for cause by the affirmative vote of the majority of the shares entitled to vote.

SPECIAL MEETINGS OF SHAREHOLDERS

         CBTC's Bylaws authorize the CBTC Board or any three or more shareholders owning, in the aggregate, not less than 25% of the outstanding shares, to call a special meeting of shareholders for any purpose.

         FTNC's Bylaws authorize the Chairman of the FTNC Board or the Secretary at the request of a majority of the FTNC Board, or the holders of not less than one-tenth (1/10) of the outstanding shares entitled to vote to call a special meeting of shareholders for any purpose. Such a call shall state the purpose or purposes of the proposed meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

         The TBA provides that the approval of two-thirds of the outstanding shares of CBTC entitled to vote thereon is required to effect a merger or consolidation.

         The TBCA provides that the approval of the FTNC Board and of a majority of the outstanding shares of FTNC entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of the FTNC's assets. In accordance with the TBCA, submission by the FTNC Board of any such action may be conditioned on any basis, including without limitation, conditions regarding a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.

         With respect to a merger, no vote of the shareholders of FTNC would be required if FTNC were the surviving corporation and (i) FTNC's Charter would remain unchanged after the merger, subject to certain exceptions, (ii) each shareholder of FTNC immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger,
(iii) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger) will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

         With respect to a sale, lease, exchange or other disposition of substantially all the assets of FTNC, no vote of the shareholders of FTNC would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of FTNC.

SHAREHOLDER PROPOSALS AND NOMINATIONS

         Pursuant to CBTC's Bylaws, nominations for election to the CBTC Board may be made by the CBTC Board or by any stockholder. Nominations other than those made by or on behalf of CBTC's existing management shall be made in writing and shall be delivered or mailed to the President of CBTC not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 21 days' notice is given, such nomination shall be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

         Pursuant to FTNC's Bylaws, shareholder proposals and director nominations must be in writing and delivered or mailed to the Secretary of FTNC not less than 30 nor more than 60 days prior to the date of a meeting of shareholders; provided, however, that if fewer than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed or the date on which such public disclosure was made.

ACTION BY WRITTEN CONSENT

         The TBA does not expressly provide for action by written consent by the shareholders of CBTC without a meeting.

         The TBCA provides that action may be taken without a shareholder meeting and vote if all shareholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the FTNC shareholders is impracticable given the number of holders of FTNC Common Stock.

PREEMPTIVE RIGHTS

         Shares of CBTC Common Stock have preemptive rights (the right of a shareholder to acquire proportional amounts of a corporation's unissued shares upon a decision by the board of directors to issue such shares).

         The Charter of FTNC provides that shareholders of FTNC have no preemptive rights. If FTNC issues additional shares, a dilution of the equity interest of each share could result.

AMENDMENT OF ARTICLES OF INCORPORATION OR CHARTER AND BYLAWS

         The TBA provides that CBTC must apply to the Tennessee Commissioner to amend its Charter and that such application must be authorized by the vote of a majority of the outstanding voting shares, except for an amendment changing the authorized capital or number and par value of shares or to acquire or abandon trust powers, which must be authorized by the vote of two-thirds of the outstanding voting shares. The Bylaws of CBTC provide that a majority of the entire CBTC Board at any regular meeting may amend, alter or repeal the Bylaws, except the provisions relating to the duties, term of office and indemnification of directors. The TBA permits amendment of the Bylaws by a majority vote of the outstanding voting shares.

         FTNC's Charter provides that any amendment to the Charter which is inconsistent with any provision of the Bylaws may be adopted only by the affirmative vote of the holders of at least 80 percent of the voting power of all outstanding stock. FTNC's Bylaws may be amended or repealed by a vote of a majority of all the directors of FTNC at any regular or special meeting of the FTNC Board. In addition, the shareholders of FTNC may make, alter, amend or repeal the Bylaws at any annual meeting or at a special meeting called for that person, if at least 80 percent of the voting power of all outstanding voting stock approves the amendment. The Charter also provides that at least 80 percent of the voting power of all outstanding voting stock must approve an amendment to the Charter and Bylaws and to change the classification the FTNC's Board or the 80 percent voting requirement for an amendment of the Bylaws.

LOANS SECURED BY AND ACQUISITIONS OF ISSUER'S STOCK

         Under the TBA, CBTC may not make any loan on the security of CBTC Common Stock or purchase or hold any such shares unless such security or purchase is necessary to prevent loss upon a debt previously contracted in good faith. Stock so purchased or acquired must be disposed of within six months of purchase at a public or private sale.

         Under the TBCA, FTNC may purchase, redeem or acquire its own shares unless, after such distribution, it would not be able to pay its debts as they became due in the usual course of business or its total assets would be less than the sum of its total liabilities plus (unless the Charter provides otherwise) the amount that would be needed on dissolution to satisfy the claims of shareholders with greater rights than those receiving the distribution.
FTNC must obtain the approval of the Federal Reserve Board to redeem 10% or more of its shares during any 12 month period. FTNC is not restricted in making loans secured by its stock.

VOLUNTARY DISSOLUTION

         The TBA provides that CBTC may be dissolved, with the approval of the Tennessee Commissioner, upon approval by the vote of two-thirds of the outstanding voting stock.

         The TBCA provides that FTNC may be dissolved if the FTNC Board proposes dissolution and a majority of the shares of FTNC entitled to vote thereon approves the dissolution. In accordance with the TBCA, the FTNC Board may condition its submission of a proposal for dissolution on any basis, including a greater shareholder vote requirement.

GREENMAIL ACT

         The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act, such as FTNC. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value as defined in the TGA, from any person who holds more than three percent of the class of the securities purchased if such person has held such shares for less than two years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

         The TGA is not applicable to CBTC.

DIVIDENDS AND OTHER DISTRIBUTIONS

         CBTC may declare dividends only from its undivided profits and only if the reserve against deposits is not thereby impaired.

         The TBCA provides that FTNC generally may make dividends or other distributions to its shareholders unless after the distribution either (i) FTNC would not be able to pay its debts as they become due in the usual course of business or (ii) FTNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. There are no shares of FTNC preferred stock outstanding.

DISSENTERS' RIGHTS

         The TBA provides dissenters' rights for certain mergers and conversions, including the Merger to be voted on at the Special Meeting. See "The Merger -- Shareholders' Dissenters' Rights."

         The TBCA generally provides dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-order sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Under TBCA, however, dissenters' rights are not available as to any shares which are listed on an exchange registered under
Section 6 of the Exchange Act or are "National Market System" securities as defined in rules promulgated pursuant to the Exchange Act (such as FTNC Common Stock).

RIGHTS OF HOLDERS OF CAPITAL NOTES

         On June 10, 1987, FTNC issued Capital Notes due in 1999. At maturity, the Capital Notes will be exchanged for Capital Securities having a market value equal to the principal amount of the notes. See "Description of FTNC Capital Stock--Subordinated Capital Notes due 1999."

SHAREHOLDER RIGHTS PLAN

         For a discussion of the FTNC Shareholder Rights Plan, see "Description of FTNC Capital Stock--Shareholder Rights Plan." The CBTC Board has not adopted a shareholder right plan.

TENNESSEE INCOME TAX

         Under Tennessee's Hall Income Tax law, cash dividends paid by CBTC to Tennessee residents are exempt from state income taxation. Cash dividends paid by FTNC to Tennessee residents are subject to Tennessee income tax at a current rate of six percent.

                            VALIDITY OF COMMON STOCK

         A legal opinion to the effect that the shares of FTNC Common Stock and associated Rights offered hereby, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Clyde A. Billings, Jr., Vice President and Counsel, First Tennessee National Corporation. Mr. Billings beneficially owns approximately 9,200 shares of FTNC Common Stock.

         Heiskell, Donelson, Bearman, Adams, Williams & Caldwell, a Professional Corporation, has rendered an opinion, summarized above in the section entitled "--Certain Federal Income Tax Consequences." Attorneys in the firm beneficially own approximately 25,000 shares of FTNC Common Stock.

                                   EXPERTS

        The consolidated financial statements of FTNC and its subsidiaries incorporated by reference in FTNC's Annual Report on Form 10-K for the year ended December 31, 1992 have been audited by Arthur Andersen & Co., independent public accountants, as set forth in their report thereon dated January 19,
1993, included therein and incorporated herein by reference.   The financial
statements of CBTC as of December 31, 1992, and 1991 and for each of the three years in the period ended December 31, 1992, included in this Proxy Statement-Prospectus have also been audited by Arthur Andersen & Co., as set forth in their report dated March 31, 1993, included herein. These consolidated financial statements are included herein or incorporated herein by reference in reliance on such reports given upon the authority of Arthur Andersen & Co. as experts in accounting and auditing.

        Representatives of Arthur Andersen & Co. are expected to be present at the Special Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        With respect to the 1991 and 1990 financial statements of Home Financial Corporation, a company acquired by FTNC during 1992 in a transaction accounted for as a pooling-of-interests, Arthur Andersen & Co. relied upon the report of Baylor and Backus, independent accountants, whose report dated February 21, 1992, except with respect to the information discussed in Note 27, as to which the date is October 21, 1992, was incorporated by reference in FTNC's Form 10-K for 1992 and is incorporated herein by reference.

                   INDEX TO PRO FORMA FINANCIAL INFORMATION

                                                                                                                             Page
                                                                                                                            -----
FTNC Pro Forma Combined Condensed Statement of Condition as of September 30, 1993 . . . . . . . . . . . . . . . . . . . .  PF - 2

FTNC Pro Forma Combined Condensed Statements of Income for the Nine Months Ended
         September 30, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF - 3

FTNC Pro Forma Combined Condensed Statements of Income for the Year Ended
         December 31, 1992 (Based on two months results of operations of SNMC)  . . . . . . . . . . . . . . . . . . . . .  PF - 4

FTNC Pro Forma Combined Condensed Statements of Income for the Year Ended
         December 31, 1992 (Based on two months results of operations of SNMC and ten months of its predecessor) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF - 5


                      INDEX TO CBTC FINANCIAL INFORMATION


As of and for the Years Ended December 1992, 1991, and 1990 and As of and for the Nine Months ended September 30, 1993 and 1992 (Unaudited)

         Report of Independent Public Accountants . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

         Balance Sheets as of December 31, 1992 and 1991
         and September 30, 1993 and 1992  . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . F-2

         Statements of Income for Each of the Years in the Three Year Period
         Ended December 31, 1992 and for the Nine Months Ended September 30, 1993 and 1992 . . . . . . . . . . . . . . . . . F-3

         Statements of Stockholders' Equity for Each of the Years in the Three Year Period
         Ended December 31, 1992 and for the Nine Months Ended September 30, 1993  . . . . . . . . . . . . . . . . . . . . . F-4

         Statements of Cash Flows for Each of the Years in the Three Year Period
         Ended December 31, 1992 and for the Nine Months Ended September 30, 1993 and 1992 . . . . . . . . . . . . . . . . . F-5

         Notes to Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

                        PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined statement of condition and statements of income reflect (i) the consolidated condensed historical statements of condition of FTNC, Maryland National Mortgage Corporation ("MNMC"), and SNMC Management Corporation ("SNMC"), the parent of Sunbelt National Mortgage Corporation, as of September 30, 1993, (ii) the pro forma combined condensed statement of condition of FTNC as of September 30, 1993,
(iii) the consolidated condensed historical statements of income of FTNC, MNMC, and SNMC, (iv) the pro forma combined condensed statements of income of FTNC, for the nine months ended September 30, 1993, and for the year ended December 31, 1992, based on SNMC two month historical results of operations, giving effect to the Merger on a pooling of interests accounting basis for SNMC and a purchase accounting basis for MNMC, and (v) the pro forma combined condensed statements of income of FTNC, for the nine months ended September 30, 1993, and for the year ended December 31, 1992, based on SNMC two months historical results of operations and ten months of the predecessor's historical results of operations, giving effect to the merger on a pooling of interests accounting basis for SNMC and a purchase accounting basis for MNMC. On October 1, 1993, FTNC acquired all the stock of MNMC for approximately $114 million in cash.

         Not included in the consolidated condensed historical statements or the pro forma combined condensed statements, due to immateriality, are the future acquisitions of CBTC, New South Bancorp ("NSB") and Highland Capital Management Corp. ("Highland").


         FTNC has entered into an agreement with SNMC pursuant to which a wholly-owned subsidiary of FTNC will be merged with and into SNMC, with SNMC surviving the merger. Immediately prior to the merger, FTNC will direct that all shares of SNMC common stock be issued directly to FTB. Under the terms of the agreement with SNMC all of SNMC's capital instruments will be converted into 1,717,461 shares of FTNC Common Stock, based on a purchase price before any closing adjustments of $66.98 million and a FTNC stock price of $39.
FTNC's stock price used in the conversion may actually vary within the range of $36 to $42. The exact ratio is dependent upon the average price of FTNC common stock at the time of the merger. The merger is subject to regulatory and SNMC shareholder approvals. At September 30, 1993, SNMC had approximately $417 million in assets and a servicing portfolio of approximately $5.6 billion.
This transaction closed on January 4, 1994, at a purchase price of $68.1 million, paid in FTNC Common Stock.

         FTNC has entered into an agreement with NSB pursuant to which a wholly-owned subsidiary of FTNC, First Tennessee Bank National Association Mississippi ("FTB Mississippi") will be merged with and absorb NSB. Under the terms of the agreement with NSB each of its 128,580 shares of common stock will be converted into the right to receive and become, shares of FTNC common stock, based on an exchange ratio of 1.177 shares of FTNC common stock for each share of NSB common stock, based on a constant for NSB common stock of $43.55 per share and $37 for FTNC common stock. The merger is subject to regulatory approvals. NSB shareholders approved the merger agreement on November 8, 1993. At September 30, 1993, NSB had approximately $35 million in assets and $3 million in capital. This transaction closed on December 31, 1993, at a purchase price of $4.8 million, paid in FTNC Common Stock.


         FTNC has entered into an agreement with Highland, a registered investment adviser under the Investment Advisers Act of 1940, pursuant to which Highland will merge into a wholly-owned subsidiary of FTNC, First Tennessee Investment Management, Inc. The merger is subject to shareholder and regulatory approvals. The transaction is expected to close in the first quarter of 1994.

PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION AS OF SEPTEMBER 30, 1993

                                                 FTNC             MNMC        SNMC      Adjustment          Pro Forma
                                              -----------     ------------  ---------  -----------         ------------
 (Dollars in thousands)
 ASSETS
 Cash and cash equivalents                  $  640,621         $  6,676     $ 10,257    $  65,958[a]       $  723,512
 Investment in bank time deposits                4,435            2,971                                         7,406
 Trading account securities                    224,885                                                        224,885
 Assets held for sale                          202,290          457,924      330,935      109,223[b]        1,100,372
 Investment securities                       2,678,797                7          100     (885,408)[b][c]    1,793,496
 Net loans                                   4,796,755           16,132                                     4,812,887
 Premises and equipment, net                   114,717            4,453        2,149         (400)[b]         120,919
 Real estate acquired by foreclosure            17,022           12,477          150                           29,649
 Mortgage servicing rights                       6,106            7,594       51,162       34,159[b]           99,021
 Other identifiable intangible assets           29,315                                                         29,315
 Goodwill                                       19,852            3,151                    31,859[b]           54,862
 Customers' acceptances                          2,948                                                          2,948
 Other assets                                  720,977           26,194       22,023        5,259[b]          774,453
                                             ---------          -------      -------     --------           ---------
    Total assets                            $9,458,720         $537,579     $416,776    $(639,350)         $9,773,725
                                             =========          =======      =======     ========           =========
 LIABILITIES
 Deposits                                   $6,679,130         $            $           $ 180,000[a]       $6,859,130
 Federal funds purchased and securities sold
    under agreements to repurchase           1,187,614                                                      1,187,614
 Other borrowings                              424,137          408,184      328,580     (736,764)[c]         424,137
 Long term debt                                 90,788            5,000       37,921      (37,921)[c]          95,788
 Acceptances outstanding                         2,948                                                          2,948
 Other liabilities                             417,652           68,738       53,873       10,992[b][d]       551,255
                                             ---------          -------      -------     --------           ---------
    Total liabilities                        8,802,269          481,922      420,374     (583,693)          9,120,872
 SHAREHOLDERS' EQUITY
 Common stock                                   70,417              100            1        4,193[e]           74,711
 Surplus                                        84,035           18,454        5,433      (22,747)[e]          85,175
 Retained earnings                             504,829           37,103       (9,032)     (37,103)[e]         495,797
 Deferred compensation on restricted stock
     incentive plan                             (2,830)                                                        (2,830)
                                             ---------          -------      -------     --------           ---------
    Total shareholders' equity                 656,451           55,657       (3,598)     (55,657)            652,853
                                             ---------          -------      -------     --------           ---------
    Total liabilities and shareholders'
         equity                             $9,458,720         $537,579     $416,776    $(639,350)         $9,773,725
                                             =========          =======      =======     ========           =========

_________________
[a] To reflect cash received from the MNMC and SNMC acquisitions in the form of mortgage loan custodial accounts reduced by the purchase price paid for MNMC of $114,042,000.
[b] To reflect the revaluation under purchase accounting of the acquired assets and liabilities related to the MNMC acquisition. The purchase price was allocated based upon preliminary estimates of value and is subject to change. Also reflected in this adjustment is the reclassification of certain SNMC amounts to conform with FTNC presentation.
[c] To reflect the replacement of investment securities with the warehouse loans of MNMC and SNMC and the retirement of debt instruments of MNMC and SNMC which will be replaced with core deposits of FTB.
[d] To reflect the accrual of one-time expenses related to the MNMC acquisition.
[e] To reflect the elimination of MNMC capital in purchase accounting and the conversion of all SNMC capital instruments into 1,717,461 shares of FTNC common stock with a par value of $2.50 (based on a purchase price before any closing adjustments of $66,980,982 and a FTNC stock price of $39). The FTNC stock price used in SNMC's conversion may actually vary within the range of $36 to $42.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993

                                                 FTNC           MNMC[f]       SNMC         Adjustment      Pro Forma
                                              -----------      ---------     ---------    -------------   ------------
 (Dollars in thousands, except per share
 data)
 Interest income:
    Interest and fees on loans                $   289,056      $ 19,582      $ 15,189     $               $   323,827
    Interest on investment securities             136,263             1                    (12,023)[a]        124,241
    Interest on trading account securities          6,708                                                       6,708
    Interest on other earning assets                2,792           321                       (659)[b]          2,454
                                              -----------      --------      --------     --------        -----------
       Total interest income                      434,819        19,904        15,189      (12,682)           457,230
                                              -----------      --------      --------     --------        -----------
 Interest expense:
    Interest on deposits                          144,189                                                     144,189
    Interest on short-term borrowings              28,142         9,520        10,565       (9,520)[a]         38,707
    Interest on long-term debt                      6,965           237         3,149                          10,351
                                              -----------      --------      --------     --------        -----------
       Total interest expense                     179,296         9,757        13,714       (9,520)           193,247
                                              -----------      --------      --------     --------        -----------
 Net interest income                              255,523        10,147         1,475       (3,162)           263,983
 Provision for loan losses                         27,065                                                      27,065
                                              -----------      --------      --------     --------        -----------
       Net interest income after
          provision for loan losses               228,458        10,147         1,475       (3,162)           236,918
                                              -----------      --------      --------     --------        -----------
 Noninterest income:
    Bond division                                  69,243                                                      69,243
    Service charges on deposit accounts            41,324                                                      41,324
    Bank card                                      19,098                                                      19,098
    Trust service                                  15,079                                                      15,079
    Securities gains (losses)                       1,494                                                       1,494
    Mortgage loan origination fees                  2,152        17,831         7,007                          26,990
      Mortgage serving                              4,172         7,796        17,501                          29,469
    Profits from sale of mortgage loans and
      servicing                                     1,203        20,669        13,332                          35,204
    Other                                          33,557         5,672         5,686                          44,915
                                              -----------      --------      --------     --------        -----------
       Total noninterest income                   187,322        51,968        43,526                         282,816
                                              -----------      --------      --------     --------        -----------
 Noninterest expense:
    Salaries and employee benefits                153,374        35,643        26,852                         215,869
    Operations services                            19,495           483         1,490                          21,468
    Occupancy                                      15,320         2,532         2,535                          20,387
    Communications and courier                     13,541         1,498                                        15,039
    Equipment rentals, depreciation, and
      maintenance                                  11,889         1,648                                        13,537
    Deposit insurance premium                      11,562                                                      11,562
    Amortization of intangible assets               5,971         1,145        11,487        4,912[c]          23,515
    Other                                          47,865        15,612         9,624                          73,101
                                              -----------      --------      --------     --------        -----------
       Total noninterest expense                  279,017        58,561        51,988        4,912            394,478
                                              -----------      --------      --------     --------        -----------
 Income before income taxes                       136,763         3,554        (6,987)      (8,074)           125,256
 Applicable income taxes                           46,726         3,466                     (5,502)[d][f]      44,690
                                              -----------      --------      --------     --------        -----------
 Net income (loss)                            $    90,037      $     88      $ (6,987)    $ (2,572)       $    80,566
                                              ===========      ========      ========     ========        ===========
 Net income (loss) per common share           $      3.20      $    .88      $ (77.63)                    $      2.69
 Weighted average shares outstanding           28,177,968       100,000        90,000                      29,895,429[e]

_________________
[a] To reflect the loss of interest earned on investment securities which would be replaced with the warehouse loans of MNMC. Also reflected is the resulting reduction in interest expense on short-term borrowings which would be replaced with core deposits of FTB.
[b] To reflect the loss of interest earned on funds that would have been used for the MNMC acquisition net of custodial deposits received.
[c] To reflect the incremental amortization resulting from the MNMC acquisition intangibles.
[d] To reflect the tax effect of the interest and amortization adjustments related to the MNMC acquisition. Also reflected is an adjustment related to the effect of the acquisition on SNMC's net operating loss carryforward.
[e] Pro forma weighted average shares outstanding have been calculated by increasing FTNC's current weighted average shares by the 1,717,461 shares of FTNC common stock that would be issued based on a purchase price for SNMC of $66,980,982 and a FTNC stock price of $39. The actual stock price used in SNMC's conversion may actually vary within the range of $36 to $42, and the actual purchase price is subject to closing adjustments (none of which are expected to be material).
[f] Reflects an adjustment of $5 million to conform loss reserves of MNMC to the valuation and other accounting policies and practices applied consistently on a mutually satisfactory basis with those of FTNC.
         This adjustment was not tax effected by MNMC. The tax effect has been included in the adjustment column under Applicable income taxes.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1992
(Based on two months results of operations of SNMC)[f]

                                                   FTNC           MNMC       SNMC[f]     Adjustment     Pro Forma
                                               -----------    -----------    -------    -----------    ------------
 (Dollars in thousands, except per share
 data)
 Interest income:
    Interest and fees on loans                 $   395,710    $ 37,452       $ 2,685    $              $   435,847
    Interest on investment securities              184,394           2                   (21,503)[a]       162,893
    Interest on trading account securities          10,285                                                  10,285
    Interest on other earning assets                 8,848         452                    (1,028)[b]         8,272
                                               -----------    --------       -------    ---------      -----------
       Total interest income                       599,237      37,906         2,685     (22,531)          617,297
                                               -----------    --------       -------    ---------      -----------
 Interest expense:
    Interest on deposits                           234,753                                                 234,753
    Interest on short-term  borrowings              30,789      20,022         1,876     (20,022)[a]        32,665
    Interest on long-term debt                      10,761         319           629                        11,709
                                               -----------    --------       -------    ---------      -----------
       Total interest expense                      276,303      20,341         2,505     (20,022)          279,127
                                               -----------    --------       -------    ---------      -----------
 Non interest income                               322,934      17,565           180      (2,509)          338,170
 Provision for loan losses                          43,171                                                  43,171
                                               -----------    --------       -------    ---------      -----------
       Net interest income after                   279,763      17,565           180      (2,509)          294,999
          provision for loan losses            -----------    --------       -------    ---------      -----------
 Noninterest income:
    Bond division                                   80,275                                                  80,275
    Service charges on deposit accounts             51,679                                                  51,679
    Bank card                                       24,177                                                  24,177
    Trust service                                   20,103                                                  20,103
    Securities gains (losses)                       (1,678)                                                 (1,678)
    Mortgage loan origination fees                   2,397      25,928           553                        28,878
    Mortgage servicing                               6,043      10,415         3,782                        20,240
    Profits from sale of mortgage loans and
      servicing                                        939      33,282         1,002                        35,223
    Other                                           41,074       8,658           460                        50,192
                                               -----------    --------       -------    ---------      -----------
       Total noninterest income                    225,009      78,283         5,797                       309,089
                                               -----------    --------       -------    ---------      -----------
 Noninterest expense:
    Salaries and employee benefits                 187,569      45,631         3,861                       237,061
    Operations services                             23,585         616           534                        24,735
    Occupancy                                       20,705       3,198           540                        24,443
    Communications and courier                      16,977       2,121                                      19,098
    Equipment rentals, depreciation, and            16,157       1,994                                      18,151
      maintenance
    Deposit insurance premium                       15,194                                                  15,194
    Amortization of intangible assets               12,148       1,324         1,518       7,730[c]         22,720
    Other                                           68,141      14,410         1,569                        84,120
                                               -----------    --------       -------    ---------      -----------
       Total noninterest expense                   360,476      69,294         8,022       7,730           445,522
                                               -----------    --------       -------    ---------      -----------
 Income before income taxes                        144,296      26,554        (2,045)    (10,239)          158,566
 Applicable income taxes                            55,131      10,356                    (4,482)[d]        61,005
                                               -----------    --------       -------    ---------      -----------
 Net income (loss)                             $    89,165    $ 16,198       $(2,045)   $ (5,757)      $    97,561
                                               ===========    ========       ========   =========      ===========
 Net income (loss) per common share            $      3.19    $ 161.98       $(22.72)                  $      3.29
 Weighted average shares outstanding            27,971,865     100,000        90,000                    29,689,326[e]

_________________
[a] To reflect the loss of interest earned on investment securities which would be replaced with the warehouse loans of MNMC. Also reflected is the resulting reduction in interest expense on short-term borrowings which would be replaced with core deposits of FTB.
[b] To reflect the loss of interest earned on funds that would have been used for MNMC acquisition net of custodial deposits received.
[c] To reflect the incremental amortization resulting from the MNMC acquisition intangibles.
[d] To reflect the tax effect of the interest and amortization adjustments related to the MNMC acquisition. Also reflected is an adjustment related to the effect of the acquisition on SNMC's net operating loss carryforward.
[e] Pro forma weighted average shares outstanding have been calculated by increasing FTNC's current weighted average shares by the 1,717,461 shares of FTNC common stock that would be issued based on a purchase price for SNMC of $66,980,982 and a FTNC stock price of $39. The actual stock price used in SNMC's conversion may actually vary within the range of $36 to $42, and the actual purchase price is subject to closing adjustments (none of which are expected to be material).
[f] Represents the results of operations for the period from November 4, 1992 through December 31, 1992 which represents the company being acquired. The results of operations data for the ten months ended October 31, 1992 are not directly comparable to subsequent period primarily due to the substantial difference in the basis of capitalized servicing rights, as well as the difference in the capital structure of SNMC in the pre- and post-acquisition periods.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1992
(Based on two months results of operations of SNMC and ten months of its predecessor.)[f]

                                                   FTNC           MNMC       SNMC[f]     Adjustment     Pro Forma
                                               -----------    -----------    -------    -----------    ------------
 (Dollars in thousands, except per share data)
 Interest income:
    Interest and fees on loans                 $395,710       $ 37,452       $12,346    $              $445,508
    Interest on investment securities           184,394              2                   (21,503)[a]    162,893
    Interest on trading account securities       10,285                                                  10,285
    Interest on other earning assets              8,848            452                    (1,028)[b]      8,272
                                               --------       --------       -------    ---------      --------
       Total interest income                    599,237         37,906        12,346     (22,531)       626,958
                                               --------       --------       -------    ---------      --------
 Interest expense:
    Interest on deposits                        234,753                                                 234,753
    Interest on short-term borrowings            30,789         20,022         7,313     (20,022)[a]     38,102
    Interest on long-term debt                   10,761            319           629                     11,709
                                               --------       --------       -------    ---------      --------
       Total interest expense                   276,303         20,341         7,942     (20,022)       284,564
                                               --------       --------       -------    ---------      --------
 Non interest income                            322,934         17,565         4,404      (2,509)       342,394
 Provision for loan losses                       43,171                                                  43,171
                                               --------       --------       -------    ---------      --------
       Net interest income after                279,763         17,565         4,404      (2,509)       299,223
          provision for loan losses            --------       --------       -------    ---------      --------

 Noninterest income:
    Bond division                                80,275                                                  80,275
    Service charges on deposit accounts          51,679                                                  51,679
    Bank card                                    24,177                                                  24,177
    Trust service                                20,103                                                  20,103
    Securities gains (losses)                    (1,678)                                                 (1,678)
    Mortgage loan origination fees                2,397         25,928         5,251                     33,576
    Mortgage servicing                            6,043         10,415        23,336                     39,794
    Profits from sale of mortgage loans and
      servicing                                     939         33,282         8,512                     42,733
    Other                                        41,074          8,658         2,942                     52,674
                                               --------       --------       -------    ---------      --------
       Total noninterest income                 225,009         78,283        40,041                    343,333
                                               --------       --------       -------    ---------      --------
 Noninterest expense:
    Salaries and employee benefits              187,569         45,631        21,265                    254,465
    Operations services                          23,585            616         2,131                     26,332
    Occupancy                                    20,705          3,198         2,201                     26,104
    Communications and courier                   16,977          2,121                                   19,098
    Equipment rentals, depreciation, and
      maintenance                                16,157          1,994                                   18,151
    Deposit insurance premium                    15,194                                                  15,194
    Amortization of intangible assets            12,148          1,324         7,758       9,055[c]      30,285
    Other                                        68,141         14,410        11,219                     93,770
                                               --------       --------       -------    ---------      --------
       Total noninterest expense                360,476         69,294        44,574       9,055        483,399
                                               --------       --------       -------    ---------      --------
 Income before income taxes                     144,296         26,554          (129)    (11,564)       159,157
 Applicable income taxes                         55,131         10,356                  $ (4,668)[d]     60,819
                                               --------       --------       -------    ---------      --------
 Net income (loss)                             $ 89,165       $ 16,198      $   (129)   $ (6,896)      $ 98,338
                                               ========       ========       =======    =========      ========
 Net income (loss) per common share            $   3.19       $ 161.98      $  (0.03)                  $   3.31
 Weighted average shares outstanding         27,971,865        100,000     4,098,000                 28,689,326[e]

_________________
[a] To reflect the loss of interest earned on investment securities which would be replaced with the warehouse loans of MNMC. Also reflected is the resulting reduction in interest expense on short-term borrowings which would be replaced with core deposits of FTB.
[b] To reflect the loss of interest earned on funds that would have been used for MNMC acquisition net of custodial deposits received.
[c] To reflect the incremental amortization resulting from the MNMC acquisition intangibles and from pushing back to January 1, 1992, the amortization of the new basis established when SNMC purchased the mortgage company.
[d] To reflect the tax effect of the interest and amortization adjustments related to the MNMC acquisition. Also reflected is an adjustment related to the effect of the acquisition on SNMC's net operating loss carryforward.
[e] Pro forma weighted average shares outstanding have been calculated by increasing FTNC's current weighted average shares by the 1,717,461 shares of FTNC common stock that would be issued based on a purchase price for SNMC of $66,980,982 and a FTNC stock price of $39. The actual stock price used in SNMC's conversion may actually vary within the range of $36 to $42, and the actual purchase price is subject to closing adjustments (none of which are expected to be material).
[f] Reflects the ten month results of operations of the predecessor and the two month results of operations of the company being acquired combined. These combined results do not necessarily reflect the results of operations as they would have been if the acquisition had been consummated at the beginning of the period presented.

                        CLEVELAND BANK AND TRUST COMPANY


                              FINANCIAL STATEMENTS
                         TOGETHER WITH AUDITORS' REPORT


                        DECEMBER 31, 1992, 1991 AND 1990

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Cleveland Bank and Trust Company:


We have audited the accompanying balance sheets of CLEVELAND BANK AND TRUST COMPANY (a Tennessee corporation) as of December 31, 1992 and 1991, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cleveland Bank and Trust Company as of December 31, 1992 and 1991, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.


                                                          Arthur Andersen & Co.
Chattanooga, Tennessee,
  March 31, 1993

                        CLEVELAND BANK AND TRUST COMPANY


  BALANCE SHEETS -- SEPTEMBER 30, 1993 AND 1992 AND DECEMBER 31, 1992 AND 1991

                             (Dollars In Thousands)




                                                                                      September 30,              December 31,
                                                                                ----------------------      ----------------------
                                                                                  1993          1992          1992          1991
                                                                                --------      --------      --------      --------
                                                                                     (Unaudited)
 ASSETS:
  Cash and due from banks (Note 10)                                             $  6,174      $  8,061      $  8,578      $  8,684
  Federal funds sold                                                                 500         9,700         9,300         4,000
                                                                                --------      --------      --------      --------
          Total cash and cash
            equivalents (Note 1)                                                   6,674        17,761        17,878        12,684

  Investment securities, market value of
    approximately $73,900 and $63,078
    at September 30, 1993 and 1992,
    respectively and approximately $65,236
    and $55,432, at December 31, 1992
    and 1991, respectively (Notes 1 and 2)                                        70,284        60,448        63,067        52,855
  Loans, net (Notes 1, 4 and 8)                                                  137,731       128,488       132,700       126,614
  Premises and equipment, net
    (Notes 1 and 3)                                                                6,677         5,754         6,170         5,716
  Accrued interest receivable                                                      1,993         1,958         1,815         2,058
  Other assets (Note 1)                                                            1,299         1,229         1,219           908
                                                                                --------      --------      --------      --------
          Total assets                                                          $224,658      $215,638      $222,849      $200,835
                                                                                ========      ========      ========      ========
LIABILITIES:
  Deposits (Note 1):
    Interest-bearing                                                            $175,789      $169,185      $174,074      $155,692
    Noninterest-bearing                                                           22,768        21,965        24,543        21,949
                                                                                --------      --------      --------      --------
          Total deposits                                                         198,557       191,150       198,617       177,641

  Long-term debt (Notes 1 and 6)                                                   2,167         2,513         2,426         2,772
  Other liabilities                                                                1,174         1,307         1,023         1,657
                                                                                --------      --------      --------      --------
          Total liabilities                                                      201,898       194,970       202,066       182,070
                                                                                --------      --------      --------      --------
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY (Notes 1 and 10):
  Common stock, $10 par value,
    120,000 shares authorized, 100,000
    shares issued and outstanding                                                  1,000         1,000         1,000         1,000
  Surplus                                                                          1,000         1,000         1,000         1,000
  Retained earnings                                                               20,760        18,668        18,783        16,765
                                                                                --------      --------      --------      --------
          Total stockholders' equity                                              22,760        20,668        20,783        18,765
                                                                                --------      --------      --------      --------
          Total liabilities and
            stockholders' equity                                                $224,658      $215,638      $222,849      $200,835
                                                                                ========      ========      ========      ========




      The accompanying notes are an integral part of these balance sheets.

                        CLEVELAND BANK AND TRUST COMPANY


                              STATEMENTS OF INCOME

       FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992, AND

              FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
                  (Dollars In Thousands Except Per Share Data)

                                                                 Nine Months
                                                                    Ended                           Year Ended
                                                                 September 30,                      December 31,
                                                             ----------------------      -----------------------------------
                                                               1993          1992         1992          1991          1990
                                                             --------      --------      -------      --------      --------
                                                                   (Unaudited)
INTEREST INCOME:
  Interest and fees on loans (Note 1)                        $ 8,914       $  9,277      $12,231      $13,084       $13,145
  Interest and dividends on investment
    securities (Note 1)-
      Taxable interest                                         2,278          2,304        3,065        3,381         3,969
      Tax-exempt interest                                      1,067            821        1,160        1,032           968
      Dividends                                                   44             47           62           83           102
  Interest on federal funds sold and
    deposits in other banks                                       70            151          207          432           327
                                                             -------         -------     -------      -------       -------
          Total interest income                               12,373         12,600       16,725       18,012        18,511
                                                             -------         -------     -------      -------       -------
INTEREST EXPENSE:
  Interest on deposits                                         4,401          5,426        6,995        9,740        10,744
  Interest on long-term debt (Note 6)                             76             84          108          168           221
                                                             -------         -------     -------      -------       -------
          Total interest expense                               4,477          5,510        7,103        9,908        10,965
                                                             -------         -------     -------      -------       -------
NET INTEREST INCOME                                            7,896          7,090        9,622        8,104         7,546

PROVISION FOR LOAN LOSSES (Notes 1 and 4)                        450            675          900        1,235           535
                                                             -------         -------     -------      -------       -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                              7,446          6,415        8,722        6,869         7,011
                                                             -------         -------     -------      -------       -------
NONINTEREST INCOME:
  Service charges, fees and commissions                          803            830        1,110        1,032           920
  Trust department income                                        248            239          319          325           317
  Investment securities gains
    (losses), net (Note 1)                                        30              1            7         (499)          (20)
  Other income                                                    50             91          111          114           128
                                                             -------         -------     -------      -------       -------
          Total noninterest income                             1,131          1,161        1,547          972         1,345
                                                             -------         -------     -------      -------       -------
NONINTEREST EXPENSE:
  Salaries and wages                                           2,259          2,196        3,048        2,752         2,508
  Employee benefits (Note 5)                                     639            605          848          628           679
  Net occupancy expense (Note 3)                                 469            481          632          619           662
  Equipment rental, depreciation and
    maintenance (Note 3)                                         596            507          681          722           750
  FDIC insurance premiums                                        331            302          402          356           195
  Other expense                                                1,000            829        1,160        1,070           984
                                                             -------         -------     -------      -------       -------
          Total noninterest expense                            5,294          4,920        6,771        6,147         5,778
                                                             -------         -------     -------      -------       -------
INCOME BEFORE INCOME TAX PROVISION                             3,283          2,656        3,498        1,694         2,578

INCOME TAX PROVISION (Notes 1 and 7)                             857            656          869          373           619
                                                             -------         -------     -------      -------       -------
NET INCOME                                                   $ 2,426        $ 2,000      $ 2,629      $ 1,321       $ 1,959
                                                             =======        =======      =======      =======       =======
EARNINGS PER SHARE (Note 1)                                  $ 24.26        $ 20.00      $ 26.29      $ 13.21       $ 19.59
                                                             =======        =======      =======      =======       =======

        The accompanying notes are an integral part of these statements.

                        CLEVELAND BANK AND TRUST COMPANY


                       STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1993 AND

              FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                  (Dollars In Thousands Except Per Share Data)




                                                                        Total
                                                                     Stockholders'       Common                    Retained
                                                                        Equity            Stock       Surplus      Earnings
                                                                     -------------        ------      -------      --------
BALANCE, December 31, 1989                                              $16,533           $1,000      $1,000       $14,533

  Net income                                                              1,959             -           -            1,959

  Cash dividends declared,
    $5.50 per share                                                        (550)            -           -             (550)

  Valuation adjustment on
    corporate preferred stocks                                              (40)            -           -              (40)
                                                                        -------           ------      ------       -------
BALANCE, December 31, 1990                                               17,902            1,000       1,000        15,902

  Net income                                                              1,321             -           -            1,321

  Cash dividends declared,
    $5.50 per share                                                        (550)            -           -             (550)

  Valuation adjustment on
    corporate preferred stocks                                               92             -           -               92
                                                                        -------           ------      ------       -------
BALANCE, December 31, 1991                                               18,765            1,000       1,000        16,765

  Net income                                                              2,629             -           -            2,629

  Cash dividends declared,
    $7.50 per share                                                        (750)            -           -             (750)

  Valuation adjustment on
    corporate preferred stocks                                              139             -           -              139
                                                                        -------           ------      ------       -------
BALANCE, December 31, 1992                                               20,783            1,000       1,000        18,783

  Net income (unaudited)                                                  2,426             -           -            2,426

  Cash dividends declared,
    $6.00 per share (unaudited)                                            (600)            -           -             (600)

  Valuation adjustment on
    corporate preferred stocks
    (unaudited)                                                             151             -           -              151
                                                                        -------           ------      ------       -------
BALANCE, September 30, 1993
  (unaudited)                                                           $22,760           $1,000      $1,000       $20,760
                                                                        =======           ======      ======       =======

        The accompanying notes are an integral part of these statements.

                        CLEVELAND BANK AND TRUST COMPANY


                            STATEMENTS OF CASH FLOWS

      FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992, AND

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
                                (In Thousands)

                                                                        Nine Months
                                                                          Ended                       Year Ended
                                                                        September 30,                 December 31,
                                                                   ----------------------    ----------------------------------
                                                                     1993         1992         1992         1991        1990
                                                                   ---------    ---------    ---------   ---------    ---------
                                                                        (Unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
    Net income                                                     $  2,426     $  2,000     $  2,629    $  1,321     $  1,959
                                                                   --------     --------     --------    --------     --------
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Depreciation and amortization                                     435          317          423         488          511
      Provision for loan losses                                         450          675          900       1,235          535
      Loss on disposal of premises
        and equipment                                                    42         -            -           -            -
      Discount accretion on
        investment securities                                          (295)        (189)        (277)       (243)        (130)
      Deferred income tax benefit                                      (139)        (275)        (195)        (90)         (84)
      Investment securities
        (gains) losses, net                                             (30)          (1)          (7)        499           20
      (Increase) decrease in accrued
        interest receivable                                            (178)         100          243          24         (103)
      (Increase) decrease in
        other assets                                                   (295)           4          261         155         (189)
      Increase (decrease) in
        other liabilities                                               152           19         (264)       (445)          78
                                                                   --------     --------     --------    --------     --------
          Total adjustments                                             142          650        1,084       1,623          638
                                                                   --------     --------     --------    --------     --------
          Net cash provided by
            operating activities                                      2,568        2,650        3,713       2,944        2,597
                                                                   --------     --------     --------    --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Maturities of interest-bearing
    deposits in other banks                                            -            -            -          1,050        1,230
  Sales of investment securities                                       -            -            -            299          956
  Maturities of investment
    securities                                                       12,433        9,590       14,102      14,423       11,087
  Purchases of investment
    securities                                                      (19,216)     (16,833)     (23,916)    (15,382)      (7,439)
  Net cash flows from loans
    originated and principal
    collected on loans                                               (5,603)      (2,767)      (7,604)    (11,365)     (11,551)
  Purchases of premises and
    equipment                                                          (943)        (341)        (850)       (186)        (183)
  Proceeds from sales of other
    real estate                                                         476          168          239         854          580
                                                                   --------     --------     --------    --------     --------
          Net cash used in
            investing activities                                    (12,853)     (10,183)     (18,029)    (10,307)      (5,320)
                                                                   --------     --------     --------    --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net change in customer
      transaction accounts                                           18,165       19,139       25,618      15,355      (1,411)
    Time deposits accepted and
      repayments of deposits                                        (18,225)      (5,630)      (4,642)     (4,746)      5,331
    Payments on long-term debt                                         (259)        (259)        (346)       (345)       (346)
    Dividends paid                                                     (600)        (640)      (1,120)       (550)       (500)
                                                                   --------     --------     --------    --------    --------
          Net cash provided by
            financing activities                                       (919)      12,610       19,510       9,714       3,074
                                                                   --------     --------     --------    --------    --------
NET INCREASE IN CASH AND
  CASH EQUIVALENTS                                                  (11,204)       5,077        5,194       2,351         351

CASH AND CASH EQUIVALENTS,
  beginning of year                                                  17,878       12,684       12,684      10,333       9,982
                                                                   --------     --------     --------    --------    --------

CASH AND CASH EQUIVALENTS,
  end of year                                                      $  6,674     $ 17,761     $ 17,878    $ 12,684    $ 10,333
                                                                   ========     ========     ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:
    Cash paid during the year for-
      Interest                                                     $  4,583     $  5,857     $  7,474    $ 10,198    $ 10,979
                                                                   ========     ========     ========    ========    ========
      Income taxes                                                 $  1,221     $    976     $  1,180    $    667    $    745
                                                                   ========     ========     ========    ========    ========
  Noncash transfer from loans
    to other assets                                                $    122     $    218     $    618    $  1,107    $    403
                                                                   ========     ========     ========    ========    ========

        The accompanying notes are an integral part of these statements.

                        CLEVELAND BANK AND TRUST COMPANY


                         NOTES TO FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1993 AND 1992, AND
                      DECEMBER 31, 1992, 1991, AND 1990




l.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Investment Securities

         Investment securities are carried at cost, adjusted for amortization of premium and accretion of discount which are recognized as adjustments to interest income. Gains or losses on disposition are computed by the specific identification method and recognized when securities are sold. Securities classified as investment securities are carried at amortized cost, and it is the intention of management to hold these securities on a long-term basis.

         Corporate preferred stocks are carried at the lower of cost or market value. Market valuation adjustments are recorded through retained earnings. Retained earnings at December 31, 1992 and 1991, included market valuation adjustments of approximately $244,000 and $383,000, respectively.

         Fair value of investment securities is determined by reference to quoted market prices, if available. If quoted market prices are not available, fair value is estimated using quoted market prices for similar securities.

         Loans

         Cleveland Bank and Trust Company (the Bank) follows the provisions of Statement of Financial Accounting Standards No. 91 (SFAS 91) for nonrefundable fees and costs associated with originating or acquiring loans. SFAS 91 requires that income from loan origination fees, net of direct loan origination costs, be deferred and amortized over the life of the loan on a level yield basis.

         Unearned interest, shown as a reduction of loans in the accompanying financial statements, relates primarily to installment loans and is recorded into income using the sum-of-the-months' digits method, which approximates the results from the use of the level yield method. Interest income on all other classifications of loans is accrued based upon the outstanding principal balance.

         For certain homogeneous categories of loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Reserve for Loan Losses

         The reserve for loan losses is established through a provision for loan losses charged to expense. The reserve represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the reserve is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality and review of specific problem loans. Periodic revisions are made to the reserve when circumstances which necessitate such revisions become known.

         Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation. Effective January 1, 1992, the Bank adopted the straight-line method of depreciation for financial reporting purposes for premises and equipment placed in service after that date. Premises and equipment acquired before the date of change continue to be depreciated primarily using accelerated methods for financial statement and income tax purposes. The change to the straight-line method of depreciation was made to conform to predominant industry practice. The change had no cumulative effect on prior years' earnings and the effect on 1992 net income was immaterial. Depreciation is charged to noninterest expense over the estimated useful lives of assets using the following lives for principal items: premises and leasehold improvements, 10 to 40 years; furniture, fixtures and equipment, three to 10 years.

         Renewals and betterments are capitalized and depreciated over their estimated useful lives. Repairs, maintenance and minor improvements are charged to noninterest expense as incurred. When property is replaced or otherwise disposed of, the cost of such assets and related accumulated depreciation are removed from the respective accounts. Profit or loss, if any, is included in the statements of income.

         Other Real Estate

         Other real estate includes properties acquired through foreclosure or acceptance of deeds in lieu of foreclosure. These properties are recorded at the date acquired at the lower of the loan balance or fair value. Upon recording these properties, any resulting loss is charged to the allowance for loan losses. Other real estate is included in other assets in the accompanying balance sheets and totaled approximately $451,000 and $196,000 at December 31, 1992 and 1991, respectively.

         Income Taxes

         Deferred income taxes are provided for the effects of timing differences between financial and taxable income.

         Deposits

         The estimated fair value of deposits at December 31, 1992, was $199,190,000. A reasonable estimate of fair value of demand deposits, savings accounts, certain money market deposits and variable rate certificates of deposit is the amount reported in the accompanying financial statements. The fair value of fixed rate certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         Long-term Debt

         Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. At December 31, 1992, carrying value of long-term debt approximated fair value.

         Disclosures About Fair Value of Financial Instruments

         In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," (SFAS No. 107). SFAS No. 107 extends the fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. The Bank has adopted the provisions of SFAS No. 107 for its fiscal year ended December 31, 1992.

         Cash and Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

         Earnings Per Share

         Earnings per share are based on the weighted average number of common shares outstanding during the period.

         Reclassifications

         Certain reclassifications have been made in the 1991 and 1990 financial statements to conform with the 1992 presentation.

         Unaudited Interim Financial Statements

         The accompanying consolidated balance sheet as of September 30, 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the nine-month periods ended September 30, 1993 and 1992, are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of items that are of a normal recurring nature. The results of operations for the nine-month period ended September 30, 1993, are not necessarily indicative of results which may be expected for the entire year.

2.       INVESTMENT SECURITIES

         The carrying value and estimated fair value of investment securities at December 31, 1992 and 1991, are as follows:

                                                                                                 1992
                                                                      ---------------------------------------------------------
                                                                                      Gross           Gross          Estimated
                                                                      Carrying      Unrealized      Unrealized         Fair
                                                                       Value          Gains           Losses           Value
                                                                      -------       ----------       ----------       ---------
                                                                                           (In Thousands)
     U.S. government securities
       and obligations of U.S.
       government agencies                                            $35,142         $1,127           $ (43)          $36,226

     Obligations of states and
       political subdivisions                                          23,449          1,113            (193)           24,369

     Corporate preferred stocks                                           763           -                 -                763

     Mortgage-backed securities                                         3,713            165              -              3,878
                                                                      -------         ------           -----           -------
                                                                      $63,067         $2,405           $(236)          $65,236
                                                                      =======         ======           =====           =======

                                                                                                    1991
                                                                      --------------------------------------------------------
                                                                                      Gross           Gross        Estimated
                                                                      Carrying      Unrealized      Unrealized        Fair
                                                                       Value          Gains           Losses          Value
                                                                      -------       ----------      ----------      ----------
                                                                                           (In Thousands)
     U.S. government securities
       and obligations of U.S.
       government agencies                                            $29,944         $1,477            $ -            $31,421

     Obligations of states and
       political subdivisions                                          16,462            929              (4)           17,387

     Corporate preferred stocks                                           889           -                 -                889

     Mortgage-backed securities                                         5,560            224             (49)            5,735
                                                                      -------         ------            ----           -------
                                                                      $52,855         $2,630            $(53)          $55,432
                                                                      =======         ======            ====           =======

         The carrying value and estimated fair value of investment securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties.

                                                                Estimated
                                                      Carrying    Fair
                                                       Value      Value
                                                      --------  ---------
                                                         (In Thousands)
        Due in one year or less                       $ 5,327   $ 5,471
        Due after one year through
          five years                                   24,866    25,850
        Due after five years through
          ten years                                    20,261    21,089
        Due after ten years                             8,137     8,185
        Corporate preferred stocks                        763       763
        Mortgage-backed securities                      3,713     3,878
                                                      -------   -------
                                                      $63,067   $65,236
                                                      =======   =======

         Mortgage-backed securities mature periodically through the year 2020.

         Proceeds from sales of investment securities during 1991 and 1990 were $299,000 and $956,000, respectively. There were no sales of investment securities during 1992. In 1991 and 1990, gross gains of $0 and $1,000, respectively, and gross losses of $1,000 and $ 0, respectively, were realized on those sales. Also included in investment securities losses in 1991 is a loss of $484,000 represented by the write-down of securities collateralized by guaranteed insurance contracts issued by an insurance company.

         Investment securities with a carrying value of approximately $16,407,000 and $13,171,000 at December 31, 1992 and 1991,
         respectively, were pledged to secure various customer deposits.


3.       PREMISES AND EQUIPMENT

         A summary of premises and equipment as of December 31, 1992 and 1991, is as follows:

                                                      1992          1991
                                                    --------      --------
                                                       (In Thousands)
        Land                                        $ 1,178       $ 1,178
        Premises and leasehold
          improvements                                5,040         5,029
        Furniture, fixtures and equipment             4,475         4,133
                                                    -------       -------
                                                     10,693        10,340
        Accumulated depreciation and
          amortization                               (4,523)       (4,624)
                                                    -------       -------
                                                    $ 6,170       $ 5,716
                                                    =======       =======

         The charge to noninterest expense for depreciation was approximately $396,000, $470,000 and $509,000 in 1992, 1991 and 1990, respectively.


4.       LOANS AND RESERVE FOR LOAN LOSSES

         At December 31, 1992 and 1991, the Bank's loans consisted of the following:

                                                       1992           1991
                                                     ---------      ---------
                                                        (In Thousands)
        Commercial, financial and
          agricultural                               $  3,032        $  3,211
        Consumer                                       27,288          26,574
        Real estate:
          Commercial                                   46,344          41,864
          Mortgage                                     45,143          41,904
          Construction                                  7,221           8,297
        Other                                           7,062           7,738
                                                     --------        --------
          Total loans                                 136,090         129,588
        Less- Unearned interest                        (1,011)         (1,157)
              Unearned fees                               (97)           (101)
              Reserve for loan losses                  (2,282)         (1,716)
                                                     --------        --------
                Net loans                            $132,700        $126,614
                                                     ========        ========

         Loans, net, had an estimated fair value of approximately $134,960,000 at December 31, 1992. Total nonaccrual and restructured loans at December 31, 1992 were $3,095,000.

         A summary of transactions in the reserve for loan losses for the years ended December 31, 1992, 1991 and 1990, and for the nine-month periods ending September 30, 1993 and 1992, is as follows (in thousands):

                                                                   Nine-month Period
                                                                        Ended                  Years Ended December 3l,
                                                                     September 30,          --------------------------------
                                                                  1993          1992         1992         1991        1990
                                                                 -------       -------      -------     -------      -------
                                                                     (Unaudited)
        Balance, beginning
          of period                                              $2,282        $1,716       $1,716      $1,314       $1,135
        Provision charged
          to operations                                             450           675          900       1,235          535
        Recoveries of
          loans charged off                                          85           185          198          90           88
        Loans charged off                                          (124)         (259)        (532)       (923)        (444)
                                                                 ------        ------       ------      ------       ------
        Balance, end of period                                   $2,693        $2,317       $2,282      $1,716       $1,314
                                                                 ======        ======       ======      ======       ======


5.       PROFIT-SHARING PLAN

         The Bank maintains a profit-sharing plan (the Plan) covering substantially all full-time employees. Under the Plan, the Bank's contribution is based on employees' base wages. In addition, employees may make voluntary contributions to the Plan up to certain specified limits. Approximately $310,000, $172,000 and $233,000 was contributed to the Plan by the Bank during 1992, 1991 and 1990, respectively.


6.       LONG-TERM DEBT

         Long-term debt consists of Industrial Development Revenue Bonds issued by the Industrial Development Board of the City of Cleveland, Tennessee, at an interest rate of 65% of prime (3.90% at December 31, 1992), due in monthly installments of approximately $29,000 through December 1999.

         Minimum maturities of long-term debt during the five years subsequent to December 31, 1992, are approximately $346,000 each year.


7.       INCOME TAXES

         The income tax provision for the years ended December 31, 1992, 1991 and 1990, is comprised of the following:

                                                     1992    1991   1990
                                                    -------  -----  -----
                                                        (In Thousands)
         Current:
           Federal                                  $  908   $383   $552
           State                                       156     80    151
                                                    ------   ----   ----
         Total current                               1,064    463    703

         Deferred benefit                             (195)   (90)   (84)
                                                    ------   ----   ----
         Income tax provision                       $  869   $373   $619
                                                    ======   ====   ====

         Deferred income taxes relate principally to the depreciation of bank premises and equipment and the provision for loan losses.

         The income tax provision as shown in the accompanying statements of income for the years ended December 31, 1992, 1991 and 1990, varies from the amount computed by multiplying income before income taxes by the statutory federal income tax rate. A reconciliation of these differences is as follows:

                                                   1992        1991       1990
                                                  -------     ------     ------
                                                       (In Thousands)
        Income taxes at statutory rate            $1,189       $ 576      $ 876
        Increase (decrease) resulting
          from tax effect of:
            Tax exempt interest                     (379)       (336)      (326)
            State income taxes, net of
              federal income tax benefit             103          53         99
            Dividends exclusion                      (24)        (30)       (38)
            Alternative minimum tax (credit)         (25)         83        -
            Other, net                                 5          27          8
                                                  ------       -----      -----
        Income tax provision                      $  869       $ 373      $ 619
                                                  ======       =====      =====

         On January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109), which requires a change from the deferred method to the asset and liability method of accounting for income taxes. There was no cumulative effect on prior years of this change in accounting principal. The effect of this change on operating results for the nine months ended September 30, 1993, was not significant. Prior periods' financial statements have not been restated to apply the provisions of SFAS 109.

         The components of the net deferred tax asset at January 1, 1993, were as follows (unaudited, in thousands):

              Total deferred tax assets                   $ 758
              Total deferred tax liabilities               (213)
              Valuation allowance                          -
                                                          -----
              Net deferred tax assets                     $ 545
                                                          =====

         The sources of the difference between the financial accounting and tax basis of the Bank's assets and liabilities which give rise to the deferred tax liabilities and deferred tax assets and the tax effects of each as of January 1, 1993, were as follows (unaudited, in thousands):

              Deferred tax assets:
                Difference in provision
                  for loan losses                           $ 597
                Alternative minimum tax credit                 59
                Other                                         102
                                                            -----
                                                            $ 758
                                                            =====

              Deferred tax liabilities:
                Book over tax basis of
                  fixed assets                              $ 199
                Other                                          14
                                                            -----
                                                            $ 213
                                                            =====

8.       RELATED PARTY TRANSACTIONS

         The Bank has in its normal course of business granted loans to certain of its executive officers and directors. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. Direct and indirect loans to executive officers and directors totaled approximately $2,500,000 and $1,144,000 at December 31, 1992 and 1991, respectively.

         The following table summarizes the changes to these amounts (in thousands):

                  Balance, December 31, 1991                      $1,144
                  Existing loans to new executive
                    officers and directors                           499
                  Additions                                        1,104
                  Repayments                                        (247)
                                                                  ------
                  Balance, December 31, 1992                      $2,500
                                                                  ======


9.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank grants various types of loans and financial instruments to customers within its respective market area (primarily Bradley County, Tennessee). The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1992, include $13,183,000 in floating rate loan commitments and $2,307,000 in fixed rate loan commitments. Fixed rate commitments were at rates ranging from 5% to 13% and expire on various dates through October 8, 2007. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies but may include accounts receivable, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Bank had approximately $634,000 in irrevocable standby letters of credit outstanding at December 31, 1992.


10.      REGULATORY REQUIREMENTS

         The Federal Reserve Board requires that member banks maintain reserves based on their average deposits in the form of vault cash and average deposit balances at the Federal Reserve Banks. For the year ended December 31, 1992, the Bank's aggregate reserve requirement averaged approximately $916,000.

         Dividends that may be paid by the Bank are subject to certain regulatory limitations. The limitation on dividends payable is equal to net income in the current year combined with its retained net income of the preceding two years. Under the applicable regulations, at December 31, 1992, the Bank could have paid additional dividends of $4,059,000 without regulatory approval. Additionally, the amount of dividends that the Bank can pay in 1993 will depend primarily upon its 1993 net income.

         Additionally, the Bank is subject to certain minimum regulatory capital requirements. At December 31, 1992, the Bank's capital exceeds all regulatory capital requirements.

                                  APPENDIX "A"





                          AGREEMENT AND PLAN OF MERGER

                     DATED AS OF THE 23RD DAY OF JULY, 1993

                                  BY AND AMONG

                      FIRST TENNESSEE NATIONAL CORPORATION

                                      AND

                         CLEVELAND BANK & TRUST COMPANY

                               TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

I.  THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-2
         (A)  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-2
         (B)  Conversion of CBTC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-2
         (C)  No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-3
         (D)  Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-3

II.  ACTIONS PENDING MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-5
         (A)  CBTC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-5

III. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-6

IV.  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11

V.  CONDITIONS TO CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16

VI.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19

VII.  EFFECTIVE DATE AND EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20

VIII.  OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20

Annex 1 - Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of the 23rd day of July, 1993, by and among FIRST TENNESSEE NATIONAL CORPORATION ("FTNC"), a Tennessee corporation, and CLEVELAND BANK & TRUST COMPANY ("CBTC"), a Tennessee banking corporation.

                                    RECITALS

                 (A) FTNC. FTNC has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Memphis, Tennessee. As of the date hereof, FTNC has 50,000,000 authorized shares of common stock, par value $2.50 per share ("FTNC Common Stock"), of which 28,236,383 shares are outstanding as of April 30, 1993, and 5,000,000 authorized shares of preferred stock, no par value, none of which are outstanding (no other class of capital stock being authorized).

                 (B) INTERIM BANK. Prior to consummation of the Merger (herein defined), FTNC shall cause First Tennessee Interim Bank ("Interim Bank") to be formed as a wholly owned subsidiary of FTNC. Interim Bank shall be duly organized and on the Effective Date (as hereafter defined in Article
VII) will be a bank in good standing under the laws of the State of Tennessee.

                 (C) CBTC. CBTC has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee, with its
principal executive offices located in Cleveland, Tennessee.   As of the date
hereof, CBTC has 120,000 authorized shares of common stock, par value $10.00 per share ("CBTC Common Stock"), of which 100,000 shares are outstanding as of June 30, 1993 (no other class of capital stock being authorized).

                 (D) RIGHTS, ETC. Neither FTNC, Interim Bank nor CBTC has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except (i) in the case of CBTC, pursuant to a Stock Option Agreement (the "Option Agreement"), in the form of Annex 1 hereto, to be executed and delivered immediately after and as a condition of the execution of this Agreement, (ii) in the case of FTNC, pursuant to a Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and First Tennessee Bank National Association, as Rights Agent (the "FTNC Rights Agreement"), (iii) for securities issued as permitted under Section (I) of
Article IV and (iv) as set forth on Annex 2 hereto (as to FTNC) and Annex 3 hereto (as to CBTC).

                 (E) THE OPTION AGREEMENT. As an inducement to the willingness of FTNC to enter into this Agreement, CBTC will enter into a Stock Option Agreement with FTNC in the form set forth in Annex 1 (the "Option Agreement"), pursuant to which CBTC will grant to FTNC an option to purchase authorized but unissued shares of CBTC Common Stock equal to 19.9% of the outstanding CBTC Common Stock upon the terms and conditions therein contained.

                 (F) INTENTION OF THE PARTIES. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                 (G) MATERIALITY. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to CBTC, be deemed to be with respect to CBTC and its subsidiaries, taken as a whole and as to FTNC shall be deemed to be with respect to FTNC and its subsidiaries, taken as a whole.

                 In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, FTNC and CBTC adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                 I.  THE MERGER

                 (A)  THE MERGER.  On the Effective Date (as defined in Article
VII), Interim Bank will merge (the "Merger") with and into CBTC, with CBTC being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Tennessee Code Annotated. At the Effective Time, the charter and bylaws of CBTC (as the Surviving Corporation) shall be the charter and bylaws of CBTC in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of CBTC shall be the directors and officers of the Surviving Corporation without any prejudice to the rights of FTNC as the sole shareholder of the Surviving Corporation. At the Effective Time, the name of CBTC as the Surviving Corporation following the Merger shall continue to be "Cleveland Bank & Trust Company."

                 (B) CONVERSION OF CBTC COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of the holder thereof, at the Effective Date, all of the CBTC Common Stock issued and outstanding immediately prior to the Effective Date (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted and shares held in the treasury of CBTC, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) shall be converted into the right to receive shares of FTNC Common Stock, as described below.

                                  (1)  Each share of CBTC Common Stock issued
                 and outstanding at the Effective Time shall become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the Conversion Number. The "Conversion Number" shall be equal to the quotient of $438.00 divided by the FTNC Common Stock Average Price (as hereinafter defined); provided, however, if such quotient would otherwise be less than 10.5011 it shall be 10.5011 and if such quotient would otherwise exceed 12.6957 it shall be 12.6957. The Calculation Period shall consist of the twenty (20) business days immediately prior to the day on which the Board of Governors of the Federal Reserve System (the "Board of Governors") approves the Merger. The FTNC Common Stock Average Price shall be equal to the average of the closing prices of the FTNC Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the twenty (20) business days included in the Calculation Period. For purposes of this Section I.B, a business day shall be a day on which the New York Stock Exchange is generally open for trading;

                                  (2)  Each share of FTNC Common Stock issued
                 and outstanding at the Effective Time [other than (x) shares, if any, held directly or indirectly by CBTC or any CBTC subsidiary except in a fiduciary capacity or in satisfaction of a debt previously contracted, and (y) shares, if any, held as treasury stock by FTNC] shall remain outstanding and unchanged after the Merger and, together with the shares of FTNC Common Stock issuable in the Merger, shall constitute all of the issued and outstanding shares of the common capital stock of FTNC.

                                  (3) Subsequent to the date of this Agreement but prior to the Effective Date, if the outstanding shares of FTNC Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, or other like changes in FTNC's capitalization shall have occurred, the terms and provisions of the first sentence of subsection (1) of this Section (B) and of Section (D) of
                 Article VI shall be adjusted accordingly.

                 (4) Each share of Interim Bank common stock, par value $10.00 per share, ("Interim Bank Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one fully paid and non-assessable share of common stock, without par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Interim Bank Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Interim Bank Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to FTNC a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented shares of Interim Bank Common Stock, which shall be cancelled.

                 (C) NO FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FTNC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FTNC shall pay to each holder of CBTC Common Stock exchanged pursuant to this Agreement who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such holder's fractional interest by the "Average Price" of a share of FTNC Common Stock (rounded up to the nearest cent). The "Average Price" of a share of FTNC Common Stock shall be the average of the closing prices thereof as reported on NASDAQ over the ten (10) business days immediately prior to the fifth (5th) calendar day prior to the Effective Time.

                 (D) PROCEDURES. Certificates which represent shares of CBTC Common Stock that are outstanding at the Effective Time (each, a "Certificate") and are converted into the right to receive shares of FTNC Common Stock pursuant to the Merger shall, after the Effective Time, be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of FTNC Common Stock into which such shares have been converted.

                 As promptly as practicable after the Effective Date, FTNC shall send to each holder of record of shares of CBTC Common Stock outstanding at the Effective Time transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the FTNC Common Stock into which such shares of the FTNC Common Stock have been converted pursuant to the Merger. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of shares of FTNC Common Stock to which such holder is entitled, and such Certificate shall forthwith be cancelled. If any such delivery is to be made in whole or in part to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of FTNC or its agent that such tax either has been paid or is not payable.

                 No holder of CBTC Common Stock shall be entitled to exercise any rights as a shareholder of FTNC until such holder shall have properly surrendered its Certificate(s) (together with all required documents) as set forth above. No dividend or other distribution payable after the Effective Time with respect to the FTNC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof properly surrenders such Certificate (together with all required documents), at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of CBTC of shares of CBTC Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of the Merger into the right to receive FTNC Common Stock. If after the Effective Time, Certificates are presented for transfer to CBTC, they shall be cancelled and exchanged for the shares of FTNC Common Stock deliverable in respect thereof as determined in accordance with the provisions of Article I, Paragraph (B) and in accordance with the procedures set forth in this Paragraph.

                 After the Effective Time, holders of CBTC Common Stock shall cease to be, and shall have no rights as, stockholders of CBTC, other than to receive shares of FTNC Common Stock into which such shares have been converted or fractional share payments pursuant to this Agreement.

                 Notwithstanding the foregoing, neither FTNC nor CBTC nor any other person shall be liable to any former holder of shares of CBTC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by FTNC of appropriate and customary indemnification, FTNC will issue in exchange for such lost, stolen or destroyed certificate shares of FTNC Stock, the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Article I.


                          II.  ACTIONS PENDING MERGER

                 (A) CBTC. Without the prior written consent of FTNC, CBTC will not:

                 (1) make, declare or pay any dividend other than a third quarter dividend on September 30, 1993 in an aggregate amount not to exceed $300,000; and in the event, but only in such event, the merger has not been consummated on or prior to the record date for the fourth quarter 1993 dividend to be paid by FTNC, a fourth quarter 1993 dividend in an aggregate amount not to exceed $400,000 or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of CBTC's capital stock or the capital stock of any Significant Subsidiary (as hereinafter defined), or any options, calls or commitments relating to its capital stock or the capital stock of any Significant Subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any Significant Subsidiary, except pursuant to (i) the Option Agreement and
                 (ii) plans or agreements as existing on the date hereof and set forth in Annex 3 attached hereto;

                 (2) except as expressly authorized by FTNC in writing, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, or enter into or permit any subsidiary to enter into any employment contracts with any persons;

                 (3) enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                 (4) except as contemplated by Paragraph (M) of Article IV, substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

                 (5) merge or consolidate or permit any Significant Subsidiary to merge or consolidate with any other entity or engage in any similar transaction;

                 (6) except for the disposition of loans and cash equivalent assets in the ordinary course of banking business, sell, dispose of or discontinue or permit any subsidiary to sell, dispose or discontinue any of its business, assets (including investment securities) or property,

                 (7) except for the acquisition of loans, investment securities and cash equivalent assets in the ordinary course of banking business, acquire any assets or business or permit any subsidiary to acquire any assets or business that is material to such party;

                 (8) take any other action or permit any subsidiary to take any action not in the ordinary course of business of it and its subsidiaries, taken as a whole; or

                 (9) directly or indirectly agree to take any of the foregoing actions.


                      III. REPRESENTATIONS AND WARRANTIES

                 FTNC represents and warrants to CBTC, and CBTC represents and warrants to FTNC, that, except as previously disclosed in a letter of FTNC or CBTC, respectively, of even date herewith delivered to the other party:

                 (A) The facts set forth in the Recitals of this Agreement with respect to it are true and correct;

                 (B) The outstanding shares of capital stock of it and its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X) are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. Section 55 in the case of a national bank subsidiary and comparable state statutes, in the case of a state bank subsidiary) non-assessable, and subject to no preemptive rights;

                 (C) Each of it and its Significant Subsidiaries (Annex 4 hereto in the case of FTNC sets forth a list of its Significant Subsidiaries and Annex 5 hereto in the case of CBTC sets forth a list of its Significant Subsidiaries) has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which will not have a Material Adverse Effect (as hereinafter defined)) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

                 (D) The shares of capital stock of each of its Significant Subsidiaries are, and in the case of FTNC, all of the shares of capital stock of Interim Bank will be, owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock;

                 (E) Subject, in the case of FTNC to approval of its board of directors or its executive committee, and subject in the case of Interim Bank to the receipt of approval of its board of directors and subject in the case of CBTC and Interim Bank to any required shareholder approvals of this Agreement, and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                 (F) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (l) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default, individually or collectively, is reasonably likely to have a Material Adverse Effect (as hereinafter defined), or enable any person to enjoin any of the transactions contemplated hereby or
(2) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of it or any of its Significant Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Paragraphs (A)(3) and (A)(4)of Article V and the approval of the respective board of directors of FTNC, Interim Bank and CBTC and the shareholders of Interim Bank and CBTC referred to in Paragraph (E) of Article III and any consents and approvals the absence of which will not have a Material Adverse Effect;

                 (G) In the case of FTNC, as of their respective dates, neither its Annual Report on Form 10-K for the fiscal year ended December 31, 1992, nor any other document filed subsequent to December 31, 1992 under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") (including, without limitation, its Quarterly Report on Form 10-Q for its most recent fiscal quarter ended at least forty-five (45) days prior to the date of this Agreement), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") contained and in the case of CBTC, neither its audited financial statements for the fiscal year ended December 31, 1992 nor its unaudited quarterly financial statement for the fiscal quarter ended June 30, 1993 (collectively the "Reports") contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements or reports, to normal year- end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in its Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices;

                 (H) There has been no material adverse change in the financial condition of it and its subsidiaries, taken as a whole, since December 31, 1992;

                 (I) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it and CBTC is not aware of any basis for the assertion of any claim for any tax deficiency for which adequate provision has not been made on its balance sheet that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles).
It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect;

                 (J) (1) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in the reasonable judgment of its President is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (2) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking;

                 (K) Except as disclosed in Annex 6 hereto in the case of FTNC and Annex 7 hereto in the case of CBTC and except for this Agreement, the Option Agreement and arrangements made in the ordinary course of business, it and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Reports;





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                 (L)  All "employee benefit plans", as defined in Section 3(3)
of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" [as defined in Section 302 of ERISA (whether or not waived)] as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a "multiemployer plan" as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

                 (M) Each of it and its subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

                 (N) It knows of no reason why the regulatory approvals referred to in Paragraphs (A)(3) and (A)(4) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(3) and (A)(4);

                 (O) As to CBTC, its reserve for possible loan losses as shown in its financial statements and reports for the fiscal quarter ended June 30, 1993 was adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

                 (P) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;





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
                 (Q) In the case of FTNC, the shares of capital stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights;

                 (R) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened;

                 (S) Other than for financial advisory services performed for CBTC by Alex Sheshunoff & Co., neither it nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby;

                 (T) The information to be supplied by it for inclusion in (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC by FTNC for the purpose of, among other things, registering the FTNC Common Stock to be issued to the shareholders of CBTC in the Merger (the "Registration Statement"), or (2) the proxy statement to be distributed in connection with CBTC's meeting of its shareholders to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

                 (U) For purposes of this section, the following terms shall have the indicated meaning:

                                  "Environmental Law" means any federal, state
                 or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq., the Federal Water Pollution





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                 Control Act, as amended, 33 U.S.C. Section  1251, et seq., the
                 Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq., all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                                  "Hazardous Substance" means any substance
                 presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                                  "Loan Portfolio Properties and Other
                 Properties Owned" means those properties owned or operated by FTNC or CBTC or any of their subsidiaries including properties owned or operated in a fiduciary capacity.

                 (1) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

                 (2) To the best knowledge of it and its subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

                 (3) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.


                                 IV.  COVENANTS

                 FTNC hereby covenants to CBTC, and CBTC hereby covenants to FTNC, that:

                 (A) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part or, as to FTNC, on the part of Interim Bank as promptly as practicable so as to permit the consummation of the





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
                 transactions contemplated by this Agreement at the earliest possible date and cooperate fully with the other party hereto to that end;

                 (B) In the case of CBTC, it shall (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) recommend to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of FTNC, for state securities laws and "Blue Sky" permits which are covered by paragraph (E) of this Article IV) and with its certificates of incorporation or charter, as the case may be, and bylaws; and (4) cooperate and consult with FTNC with respect to each of the foregoing matters.

                 (C) It will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

                 (D) In the case of FTNC, it will advise CBTC, promptly after FTNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of FTNC Common Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

                 (E) In the case of FTNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement;

                 (F) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

                 (G) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

                 (H) (1) Upon reasonable notice, it shall (and shall cause each of its subsidiaries to) afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "Representatives") access, during normal business hours, to all of its and its subsidiaries' properties, books, contracts, tax returns, commitments and records; it shall enable the other party's Representatives to discuss its business affairs, condition (financial and otherwise), assets and liabilities with





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
                 such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall (and it shall cause each of its Significant Subsidiaries to) furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 1991, and (b) all other information concerning its business, properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (H) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (2) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of FTNC, Interim Bank, CBTC or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (3) it will not use any information obtained pursuant to this Paragraph (H) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (H) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

                 (I) Neither it nor any of its subsidiaries shall solicit or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its directors, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in, it or any business combination with it or any of its subsidiaries other than as contemplated by this Agreement and other than in the case of FTNC, a business combination in which it is as a practical matter the surviving corporation; and, in the case of CBTC, it shall notify FTNC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries; and it shall instruct its officers, directors, agents, advisors and affiliates to comply with the above;

                 (J) It shall notify the other party hereto as promptly as practicable of (1) any material breach of any of its representations, warranties or agreements contained herein and
                 (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect;

                 (K) It shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other





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
                 documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of FTNC, submission of applications for approval of this Agreement and the transactions contemplated hereby to the Board of Governors in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and to such other regulatory agencies as required by law;

                 (L) It shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party apprised of the status of matters relating to completion of the transactions contemplated herein;

                 (M) Prior to the Closing, CBTC shall, consistent with generally accepted accounting principles, modify and change its and each of its subsidiaries' loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of FTNC; provided, however, that CBTC shall not be obligated to take any such action pursuant to this Paragraph (M) unless and until FTNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied;

                 (N) (1) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of CBTC or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that FTNC shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) FTNC shall pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law, (ii) the





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
                 Indemnified Parties may retain one firm of counsel satisfactory to them, and FTNC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that in the event that the defendants in, or targets of, any such threatened or actual claim, action, suit, proceeding or investigation include more than one Indemnified Party, and any Indemnified Party shall have reasonably concluded based on the opinion of its own counsel, that there may be one or more legal defenses available to it or to another Indemnified Party which are in conflict with those available to FTNC, CBTC or any other Indemnified Party, then such Indemnified Party may employ separate counsel to represent or defend it or any other person entitled to indemnification and reimbursement hereunder with respect to any such claim, action, suit, proceeding or investigation in which it or such other person may become involved or is named as defendant and FTNC shall pay the reasonable fees and expenses of such counsel and (iii) FTNC will use its best efforts to assist in the vigorous defense of any such matter, provided that FTNC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided further that FTNC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Paragraph (N) of Article IV hereof upon learning of any such claim, action, suit, proceeding or investigation, shall notify FTNC thereof, provided that the failure to so notify shall not affect the obligations of FTNC under this Paragraph (N) of Article IV hereof except to the extent such failure to notify materially prejudices FTNC. Notwithstanding the foregoing, no indemnification shall be provided the Indemnified Parties hereunder if the claim, action, suit, proceeding or investigation arises, in whole or in part, out of any material misrepresentation contained in this Agreement or material breach of covenants, representations, warranties or agreements contained in this Agreement by CBTC or any Indemnified Party;

                 (2) FTNC and CBTC agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in CBTC's articles of incorporation or by-laws, or similar governing documents of any of its subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than three (3) years from the Effective Time, provided, however, that all rights to indemnification in respect of any claim (a "claim") asserted or made within such period shall continue until the final disposition of such Claim;

                 (3) This Paragraph (N) of Article IV is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of FTNC;

                 (4) In the event FTNC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity





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
                 of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FTNC assume the obligations set forth in this Paragraph (N) of Article IV.

                 (O) CBTC will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment;

                 (P) In the case of CBTC, it shall use its best efforts to cause each person who is at the Effective Time or was, at the time of CBTC's stockholders' meeting referred to in Section
                 (B) of this Article IV, an "affiliate" of CBTC (as that term is defined in Section (B)(7) of Article V hereof) to execute and deliver to FTNC the written undertakings in the form satisfactory to FTNC.

                         V.  CONDITIONS TO CONSUMMATION

                 (A) The respective obligations of FTNC and CBTC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

                 (1) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of (i) the boards of directors or the executive committees upon delegated authority of the respective boards of directors of FTNC, Interim Bank and CBTC, and (ii) the shareholders of CBTC and by FTNC as the sole shareholder of Interim Bank in accordance with applicable law;

                 (2) Prior to the date of approval of this Agreement by its executive committee, CBTC shall have received a letter from Alex Sheshunoff & Co. to the effect that in the opinion of such firm, the terms of the transaction are fair to the shareholders of CBTC from a financial point of view;

                 (3) The procurement by FTNC of approval of this Agreement and the transactions contemplated hereby by the Board of Governors, the Department of Financial Institutions of the State of Tennessee, the Federal Deposit Insurance Corporation and the expiration of any statutory waiting periods;

                 (4) Procurement of all other regulatory consents and approvals (including, without limitation, any required consents or approvals from state banking authorities) which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent in Paragraphs (A)(3) and (A)(4) of this
                 Article V shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that FTNC or CBTC would not have entered into this Agreement had such conditions or requirements been known at the date hereof;





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
                 (5) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

                 (6) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

                 (7) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger;

                 (8) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

                 (9) Heiskell, Donelson, Bearman, Adams, Williams and Caldwell shall have delivered its opinion dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by FTNC or CBTC as a result of the Merger,
                 (ii) no gain or loss will be recognized by the shareholders of CBTC who exchange their shares of CBTC Common Stock solely for shares of FTNC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FTNC Common Stock); (iii) the tax basis of the shares of FTNC Common Stock received by shareholders who exchange all of their shares of CBTC Common Stock solely for shares of FTNC Common Stock in the Merger will be the same as the tax basis of the shares of CBTC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and
                 (iv) the holding period of the shares of FTNC Common Stock received in the Merger will include the period during which the shares of CBTC Common Stock surrendered in exchange therefor were held, provided such shares of CBTC Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CBTC, FTNC, Interim Bank and others.

                 (B) The obligation of FTNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

                 (1) FTNC and its directors and officers who sign the Registration Statement shall have received from CBTC's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to CBTC's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding CBTC in the form customarily issued by such accountants at such time in transactions of this type;





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
                 (2) FTNC shall have received an opinion, dated the Effective Date, of CBTC's counsel in the form and to the effect customarily received in transactions of this type;

                 (3) Each of the representations, warranties and covenants contained herein of CBTC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and FTNC shall have received a certificate signed by the President and the Treasurer of CBTC, dated the Effective Date, to such effect;

                 (4) FTNC shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

                 (5) FTNC shall have received a letter dated as of the Effective Date from its independent certified public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

                 (6) No litigation or proceeding is pending which (i) has been brought against FTNC or CBTC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgement of the Chief Executive Officer of CBTC is likely to have a Material Adverse Effect on CBTC; and

                 (7) Fewer than 10% of the outstanding shares of CBTC Common Stock shall have been voted against the Merger.

Any effect on CBTC as a result of action taken by CBTC pursuant to Paragraph
(M) of Article IV shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of CBTC and for purposes of determining whether any conditions are satisfied.

                 (8) Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of-interests" treatment as described below) of CBTC shall have delivered to FTNC a written agreement satisfactory to FTNC providing, among other matters, that such person will not sell, pledge, transfer or otherwise dispose of any shares of CBTC Common Stock held by such "affiliate" or the shares of FTNC Common Stock to be received by such "affiliate" in the Merger (1) in the case of shares of FTNC Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder, and (2) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interests accounting treatment. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of FTNC and CBTC within the meaning of Section 201-01 of the SEC's Codification of Financial Reporting Policies.

                 (C) The obligation of CBTC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

                 (1) CBTC shall have received from FTNC's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/ Prospectus to CBTC's shareholders, and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding FTNC in the form customarily issued by such accountants at such time in transactions of this type;

                 (2) CBTC shall have received an opinion, dated the Effective Date, of FTNC's counsel in the form and to the effect customarily received in transactions of this type;

                 (3) Each of the representations, warranties and covenants contained herein of FTNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and CBTC shall have received a certificate signed by the President and the Chief Financial Officer of FTNC, dated the Effective Date, to such effect;

                 (4) No litigation or proceeding is pending which (i) has been brought against FTNC or CBTC or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the President of FTNC is likely to have a Material Adverse Effect on FTNC;

                                VI.  TERMINATION

                 This Agreement may be terminated prior to the Effective Date, either before or after its approval by the stockholders of CBTC:

                 (A) By the mutual consent of FTNC and CBTC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                 (B) By FTNC or CBTC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of CBTC to approve this Agreement by the requisite vote at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

                 (C) By FTNC or CBTC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by one year from date of Agreement unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate; or

                 (D) By CBTC, if its Board of Directors so determines, if the FTNC Common Stock Average Price is less than $34.50 by written notice to FTNC delivered within fifteen (15) days after the last day of the Calculation Period.

                 In the event of the termination of this Agreement by either FTNC or CBTC, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

                    VII.  EFFECTIVE DATE AND EFFECTIVE TIME

                 On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, a certificate of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be 4:01 P.M. in the State of Tennessee on the Effective Date (or such other time on the Effective Date as may be agreed by the parties).

                              VIII.  OTHER MATTERS

                 (A) Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

                 (1) "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon (x) the condition, financial or otherwise, properties, business, results of operations or prospects of such person and its subsidiaries, taken as a whole, or (y) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and, in the case of CBTC, the Option Agreement; provided, however, that as to the representations and warranties made by CBTC in Article III, Section (U)(1), (2) and (3), a Material Adverse Change shall have occurred if the reasonably projected costs of remediation and/or the cost of all fines, penalties, costs or expenses to which CBTC is or may be subject under Environmental Laws as a result of any one or more breaches of such representations and warranties exceed $500,000 in the aggregate.

                 (2) "Person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

                 (B) Survival. The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Time shall survive the Effective Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Date. If this Agreement shall be terminated, the agreements of the parties in Paragraph (H)(3) of Article IV, in the last unlettered paragraph of Article VI and Paragraphs (F) and (G) of this Article shall survive such termination.

                 (C) Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be (i) waived by the party benefitted by the provision or by both parties or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law), except that, after the vote by the shareholders of CBTC, Paragraph (B) of Article I shall not be amended or revised.

                 (D) Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

                 (E) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee.

                 (F) Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except printing expenses which shall be shared equally.

                 (G) Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

                 (H) Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

                 IF TO CBTC, TO:                   Cleveland Bank & Trust Company
                                                   775 Raider Drive, N.W.
                                                   Cleveland, Tennessee 37312
                                                   ATTN: W. Sam McReynolds

                 With Copies to:                   Mike Callaway
                                                   Bell and Associates
                                                   P.O. Box 1169
                                                   Cleveland, Tennessee 37364-1169

                 IF TO FTNC, TO:                   FIRST TENNESSEE NATIONAL
                                                     CORPORATION
                                                   165 Madison Avenue
                                                   Memphis, Tennessee 38103
                                                   ATTN: Elbert L. Thomas, Jr.

                 With Copies to:                   HEISKELL, DONELSON, BEARMAN,
                                                    ADAMS, WILLIAMS & CALDWELL
                                                   165 Madison Avenue, 20th Floor
                                                   Memphis, Tennessee 38103
                                                   ATTN: Charles T. Tuggle, Jr.

                                                   FIRST TENNESSEE NATIONAL
                                                     CORPORATION
                                                   165 Madison Avenue
                                                   Memphis, Tennessee 38103
                                                   ATTN: Harry A. Johnson, III

                 (I) No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                 (J) Due Diligence. Notwithstanding anything to the contrary herein, it is understood and agreed that at the date of execution of this Agreement, neither party has had an opportunity to make an investigation or analysis of the branches, deposits, loans and other assets, contracts and records of the other party and FTNC has not had the opportunity to compile
Schedule 1 hereto. No later than thirty (30) days after the execution of this Agreement, each party shall have provided the other party with all documents and disclosures constituting Annexes to be provided by such party. No later than thirty (30) days after the date of execution of this Agreement, each party shall have completed its investigation and analysis of the other party (provided, that such time may be extended by each party if the other party's records are not made available in a timely manner). Either party may terminate this Agreement at any time prior to the fortieth (40th) day after the date of execution of this Agreement without any liability in the event that it makes a discovery with respect to the financial condition, business, properties or prospects, assets, or results of operations of the other party which in the reasonable good faith judgment of such party materially and adversely affects one or more of the economic bases of the transactions contemplated hereby so as to render inadvisable the consummation of the Merger [provided, however, that the results of any investigation shall in no way modify the other party's covenants under Section IV(H) of this Agreement]. Failure to terminate this Agreement in accordance with the preceding sentence shall not affect the ability of FTNC or CBTC to terminate this Agreement as provided in Article VI. Prior to the Effective Time, each party will promptly amend its Annexes with respect to any matter which if existing, occurring or known at the date hereof would have been required to be set forth in such Annexes or which is necessary to correct any information therein which has been rendered incorrect or incomplete.

                 (K) Entire Agreement. This Agreement, together with the Option Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

                 (L) Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

                 (M) Directors' Shares. To the extent that directors' qualifying shares shall exist with respect to CBTC, CBTC shall take such action with respect to such shares as FTNC shall reasonably request.

                 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                                          FIRST TENNESSEE NATIONAL CORPORATION

                                          By:/s/ Elbert L. Thomas, Jr.
                                          ------------------------------------
                                          Title:  Senior Vice President
                                          ------------------------------------

                                                                        FTNC

                                          CLEVELAND BANK & TRUST COMPANY


                                          By: /s/ W. S. McReynolds
                                          -----------------------------------
                                          Title: Chairman
                                          -----------------------------------

                                                                        CBTC

                                                                         ANNEX 1


                             STOCK OPTION AGREEMENT


                 STOCK OPTION AGREEMENT, dated as of July 23, 1993 (this "Agreement"), by and between CLEVELAND BANK & TRUST COMPANY, a Tennessee corporation ("Issuer"), and FIRST TENNESSEE NATIONAL CORPORATION, a Tennessee corporation ("Grantee").

                 WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"); and

                 WHEREAS, as a condition to Grantee's entry into the Merger Agreement and in consideration for such entry, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

                 NOW, THEREFORE, in consideration of the foregoing and their mutual promises and obligations hereunder, and their promises and obligations under the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                 1.  (a)  Issuer hereby grants to Grantee an irrevocable option
(the "Option") to purchase, subject to the terms hereof,    19,900 fully paid
and nonassessable shares of common stock, par value $1.00 per share (the "Common Stock"), of Issuer at a price (the "Option Price") equal to $222.04. The number of shares of the Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as hereinafter set forth; provided, however, that in no event shall the number of shares for which the Option is exercisable exceed the sum of 19.9% of the Issuer's issued and outstanding shares of Common Stock less the number of shares of Common Stock owned by the Grantee for its own account ("Grantee Shares").

                 (b) In the event that any additional shares of the Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of the Common Stock subject to the Option shall be increased so that, after such issuance, such number (plus any outstanding shares previously issued pursuant to the Option) equals 19.9% of the number of shares of the Common Stock then issued and outstanding. Nothing contained in this Section 1(b) or elsewhere in this Agreement (including, without limitation, Sections 5, 8 and 9) shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

                 2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (g) of this Section 2) within 30 days following such Subsequent Triggering Event.

                 (b) The term "Holder" shall mean the holder or holders of the Option as permitted or provided for in this Agreement.

                 (c) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                                  (i) Issuer or any subsidiary of Issuer shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than Grantee or a subsidiary of Grantee), or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction (other than that contemplated by the Merger Agreement). The term "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as hereinafter defined) of Issuer, (y) a purchase, lease or other acquisition of all or any substantial part of the assets of Issuer or any Significant Subsidiary of Issuer or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer. The term "person" for purposes of this Agreement shall have the meaning assigned thereto in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder;

                                  (ii)  Any person (other than Grantee, a
                 subsidiary of Grantee or Grantee or any subsidiary acting under any employee benefit plan for Grantee or any of its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                                  (iii)  Any person (other than Grantee or a
                 subsidiary of Grantee) shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                                  (iv)  After a proposal is made by any person
                 (other than Grantee or a subsidiary of Grantee) to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below); or

                                  (v)  Any person (other than Grantee or a
                 subsidiary of Grantee), shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.


                 (d) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                                  (i)  The acquisition by any person of
                 beneficial ownership of 25% or more of the then outstanding Common Stock; or

                                  (ii)  The occurrence of the Initial
                 Triggering Event described in clause (i) of subsection (c) of this Section 2, except that the percentage referenced in clause (z) shall be 25%.

                 (e)  Each of the following shall be an Exercise Termination
Event: (i) the Effective Time of the Merger, (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event or (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event.

                 (f) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event and of any Subsequent Triggering Event, provided that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                 (g) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date for the closing of such purchase (the "Closing Date") that is not earlier than three business days nor later than 30 business days from the Notice Date; provided, however, that if any regulatory approval or regulatory notice or waiting period is required, the written notice shall indicate that the Closing Date shall be no later than the fifth business day after all requisite regulatory approvals for such exercise have been received and all notice or waiting periods have expired; provided, further, that the Holder shall promptly file any required notice or application for approval and shall expeditiously process the same. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                 (h)  At the closing referred to in subsection (g) of this
Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of the Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

                 (i) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (h) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of the Common Stock purchased by the Holder. If the Option should be exercised in part only, the Holder shall retain the right under this Agreement and the Option to purchase the balance of the shares purchasable hereunder.

                 (j) Certificates for the Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                 "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Issuer. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Issuer of a written request."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; and (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference.

                 (k) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option as provided in subsection (g) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

                 3. Issuer agrees (i) that it shall at all times maintain, free from preemptive or similar rights, sufficient authorized but unissued or treasury shares of the Common Stock so that the Option may be exercised without additional authorization of the Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase the Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section
 18a and regulations promulgated thereunder and (y) cooperating fully with the Holder in preparing any applications or notices required under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of the Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

                 4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options for different numbers of shares of Common Stock, provided that all such Options entitle the holder thereof to purchase in the aggregate the same number of shares of the Common Stock as are purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                 5. In addition to the adjustment in the number of shares of the Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1(b) of this Agreement, the number of shares of the Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

                 (a) (i) In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of the Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

                                  (ii)  Issuer may make such increases in the
                 number of shares of the Common Stock purchasable upon exercise hereof, in addition to those required under subsection (a)(i), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients,

                 (b) Whenever the number of shares of the Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of the Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of the Common Stock purchasable after the adjustment.

                 6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 30 days after the date on which Grantee obtains knowledge of such Subsequent Triggering Event (whether on its own behalf or on the behalf of any subsequent holder of this Option (or part thereof) or any of the shares of the Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of the Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective and to be in compliance with all other applicable state and federal securities laws.

                 7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered within 30 days of the Subsequent Triggering Event (or such later period as may be provided pursuant to Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which the market price (as defined below) exceeds the Option Price, multiplied by (y) the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days of a Subsequent Triggering Event (or such later period as may be provided pursuant to Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest price paid for shares of Common Stock within the 30-day period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, whose determination shall be conclusive and binding on all parties.

                 (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy.

                 (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

                 8. (a) In the event that, prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of the Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the continuing or surviving company, (iii) to sell or otherwise transfer all or any substantial part of its assets or the assets of its Subsidiaries (on a consolidated basis) to any person (other than Grantee), or (iv) to enter into a transaction with an economic effect similar to that described in clauses
(i)-(iii), then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause
(a)(ii), Issuer.

                 (b) The Substitute Option shall have the same terms as the Option; provided, however, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                 (c) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the Assigned Value (as is hereinafter defined) multiplied by the number of shares of the Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of the Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

                 (d)  The following terms have the meanings indicated:

                                  (i)  "Acquiring Corporation" shall mean (i)
                 the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or any substantial part of Issuer's assets (or the assets of its subsidiaries).

                                  (ii)  "Substitute Common Stock" shall mean
                 the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                                  (iii)  "Assigned Value" shall mean the
                 highest of (i) the price per share of the Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of the Common Stock to be paid by any person (other than Grantee) pursuant to an agreement with Issuer, and (iii) the highest price paid for shares of the Common Stock within the six-month period immediately preceding the agreement; provided, however, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder (or by a majority in interest of the Holders if there shall be more than one Holder (a "Holder Majority"), divided by the number of shares of the Common Stock of Issuer outstanding at the time of such sale. In the event that an exchange offer is made for the Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by the Holder and Issuer, provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by the Holder (or a Holder Majority).

                                  (iv)  "Average Price" shall mean the average
                 closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, however, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as the Holder may elect.

                 (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder (or a Holder Majority).

                 (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 8 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the issuer of the Substitute Option).

                 9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of the Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of the Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price per share (the "Substitute Share Repurchase Price") equal to the Highest Closing Price. The term "Highest Closing Price" shall mean the highest closing price for shares of the Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                 (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) or certificates for Substitute Shares (as the case may be) accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner (as the case may be) elects to require the Substitute Option Issuer to repurchase the Substitute Option or the Substitute Shares (as the case may be) in accordance with provisions of this Section 9.
As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price or to the Substitute Share Owner the Substitute Share Repurchase Price (as the case may be) or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law or regulation, or as a consequence of administrative policy, from so delivering.

                 (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals and concurrences and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner (a "Substitute Limitation Notice") and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price that it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer delivers a Substitute Limitation Notice, the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares, whereupon the Substitute Option Issuer shall promptly return to the Substitute Option Holder the agreement for such Substitute Option (or copy of this Agreement if delivered by the Substitute Option Holder) or such certificates, as the case may be, and the Substitute Option Issuer shall have no further obligation to purchase such Substitute Option or Substitute Shares pursuant to the notice of repurchase that preceded the Limitation Notice.

                 10. The 30-day period for exercise of certain rights under Sections 2, 6 and 11 shall be extended in each such case: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

                 11. Issuer hereby represents and warrants to Grantee as follows:

                 (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This agreement has been duly and validly executed and delivered by Issuer.

                 (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of the Common Stock equal to the maximum number of shares of the Common Stock at any time and from time to time that are issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                 12. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Assignment Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such Subsequent Triggering Event (or such later period as permitted by Section 10); provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by Grantee under the Bank Holding Company Act to acquire the shares of the Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

                 13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder.

                 14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

                 15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or the Substitute Option Issuer is not permitted to repurchase pursuant to Section 8, the full number of shares of the Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to obligate the Issuer and the Substitute Option Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

                 16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

                 17. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 18. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                 19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                 20. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                 21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement, provided that references to "Significant Subsidiaries" of "Grantee" and "Issuer" shall be deemed to refer to Significant Subsidiaries of Grantee and Issuer, respectively.

                 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                                    FIRST TENNESSEE NATIONAL CORPORATION


                                    By:/s/ Elbert L. Thomas, Jr.
                                       ---------------------------------
                                       Name:  Elbert L. Thomas, Jr.
                                       Title: Senior Vice President


                                    CLEVELAND BANK & TRUST COMPANY


                                    By:/s/ W. S. McReynolds
                                       ----------------------------------
                                       Name:  W. S. McReynolds
                                       Title: Chairman

                                  APPENDIX "B"

                                                                    APPENDIX "B"

                    ALEX SHESHUNOFF & CO. INVESTMENT BANKING




                                                                 August 13, 1993

Board of Directors
Cleveland Bank and Trust Company
P. O. Box 4170
Cleveland, TN 37320-4170

Gentlemen:

You have requested our opinion, as an independent financial analyst, as to whether the terms of the proposed merger of Cleveland Bank and Trust Company, Cleveland, Tennessee ("Cleveland") into First Tennessee National Corporation, Memphis, Tennessee ("FTNC") are fair, from a financial point of view, to the Cleveland Common Stockholders. Pursuant to the terms of the Plan and Agreement of Merger, each share of Cleveland Common Stock issued and outstanding shall be converted into the right to receive the number of shares of FTNC Common Stock equal to the Conversion Number. The "Conversion Number" shall be equal to the quotient of $438.00 divided by the FTNC Common Stock Average Price; provided, however, if such quotient would otherwise be less than 10.5011 it shall be 10.5011 and if such quotient would otherwise exceed 12.6957 it shall be 12.6957.

As part of its banking analysis business, Alex Sheshunoff & Co. is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. has provided professional services and products to Cleveland. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, we (i) reviewed the Merger Agreement between Cleveland and FTNC; (ii) reviewed the June 30, 1993 Report of Condition and Income for each organization and the audited December 31, 1992 Balance Sheet and Income Statements for each organization; (iii) reviewed each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (iv) reviewed each organization's internal loan classification list; (v) reviewed a listing of other real estate owned for each organization; (vi) reviewed the budget and long range operating plan of each organization; (vii) reviewed the listing and description of significant real properties for each organization; (viii) reviewed material leases on real and personal property; and (ix) reviewed market conditions and current trading levels of outstanding equity securities of both organizations.

Board of Directors
Cleveland Bank and Trust Company
August 13, 1993
Page 2


We have also had discussions with the management of Cleveland and FTNC regarding their respective financial results and have analyzed the most current financial data available on Cleveland and FTNC. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Cleveland and FTNC to discuss the foregoing information with them.

We have considered certain financial data of Cleveland and FTNC, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Cleveland or FTNC.


In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Cleveland Common Stockholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Cleveland and FTNC, it is our opinion as of August 13, 1993, that the proposed transaction is fair and equitable to all Cleveland Common Stockholders from a financial point of view.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.


                                                Respectfully submitted,


                                                ALEX SHESHUNOFF & CO.
                                                  INVESTMENT BANKING
                                                AUSTIN, TEXAS

                                                By: Thomas R. Mecredy
                                                    ---------------------
                                                    Thomas R. Mecredy
                                                    Senior Vice President

                                  APPENDIX "C"

                           Sections 45-2-1309 of the
                            Tennessee Code Annotated


45-2-1309.  DISSENTING STOCKHOLDERS. --

         (a) The owner of shares of a state bank, which were voted against a merger to result in a state bank, or against the conversion of a state bank into a national bank, shall be entitled to receive their value in cash, if and when the merger or conversion becomes effective, upon written demand, made to the resulting state or national bank at any time within thirty (30) days after the effective date of the merger or conversion accompanied by the surrender of the stock certificates. In the case of a merger of a bank in financial difficulty with another bank as allowed by this part, the stockholders of the continuing bank shall also be entitled to such dissenters' rights. The value of such shares shall be determined, as of the date of the stockholders' meeting approving the merger or conversion, by three (3) appraisers, one (1) to be selected by the owners of two thirds (2/3) of the shares involved, one (1) by the board of directors of the resulting state or national bank, and the third by the two (2) so chosen. The valuation agreed upon by any two (2) appraisers shall govern. If the appraisal is not completed within ninety (90) days after the merger or conversion becomes effective, the commissioner shall cause an appraisal to be made.

         (b) The expenses of appraisal shall be paid by the resulting state bank.

         (c) The resulting state or national bank may fix an amount which it considers to be not more than the fair market value of the shares of a merging or the converting bank at the time of the stockholders' meeting approving the merger or conversion, which it will pay dissenting shareholders of that bank entitled to payment in cash. The amount due under such accepted offer or under the appraisal shall constitute a debt of the resulting state or national bank.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. FTNC has adopted the provisions of the Tennessee statute pursuant to Article XXVIII of its Bylaws. Also, FTNC has a "Directors' and Officers' Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

         Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FTNC has adopted the provisions of the statute in Article 13 of its charter.

         The shareholders of FTNC have approved an amendment to Article XXVIII of the Bylaws pursuant to which FTNC is required to indemnify each director and any officers designated by the FTNC Board, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the FTNC Board is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits
    Number                                                   Description
    ------                                                   -----------
     2               Agreement and Plan of Merger (included as Appendix "A" to the Proxy Statement-Prospectus)

     3(i)            Restated Charter of FTNC, as amended, incorporated by reference to Exhibit 3(a) to FTNC's Annual Report on
                     Form 10-K for the fiscal year ended December 31, 1991.

     3(ii)           Bylaws of FTNC, as amended.*

     4(a) Form of common stock certificate, incorporated herein by reference to Exhibit 3(B) to FTNC's registration statement on Form S-4 (No. 33-51223), filed 11-30-93.

     4(b)            Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and FTB as Rights
                     Agent, incorporated by reference to FTNC's Registration Statement on Form 8-A, filed September 8, 1989

     4(c)            Indenture, dated as of June 1, 1987, between FTNC and Security Pacific National Trust Company (New York),
                     Trustee incorporated by reference to FTNC's Annual Report on Form 10-K for the fiscal year ended December
                     31, 1991

     4(d)            FTNC and certain of its consolidated subsidiaries have outstanding certain long-term debt.  See Note 13 on page 34 of FTNC's 1992 Annual Report to Shareholders.  None of such debt exceeds 10% of the total assets of
                     FTNC and its consolidated subsidiaries.  Thus, copies of constituent instruments defining the rights of holders of such debt are not required to be included as exhibits.  FTNC agrees to furnish copies of such instruments to the SEC upon request.

     5               Opinion Regarding Legality

    Exhibit
    Number                                                 Description
    ------                                                 -----------
    8                     Opinion Regarding Tax Matters

    23(a)                 Consent of Arthur Andersen & Co.*

    23(b)                 Consent of Arthur Andersen & Co.*

    23(c)                 Consent of Baylor and Backus*

    23(d)                 Consent of Ernst & Young*

    23(e)                 Consent of Alex Sheshunoff & Co.*

    23(f)                 Consents of Heiskell, Donelson, Bearman, Adams, Williams & Caldwell included in Exhibit 8

    23(g)                 Consent of Clyde A. Billings, Jr. included in Exhibit 5.

    24                    Powers of Attorney*

    99(a)                 Opinion of Alex Sheshunoff & Co. (included as Appendix "B" to the Proxy Statement-Prospectus)

    99(b)                 Form of Proxy for Special Meeting of Shareholders of CBTC


      (b)                 Financial Statement Schedules--Not applicable

      (c)                 Not Applicable
* Previously filed.

Item 22.  Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned Registrant hereby undertakes:


         (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration
Statement:

         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (e) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on January 4, 1994.

                                   FIRST TENNESSEE NATIONAL CORPORATION

                                   By:James F. Keen
                                      ----------------------------------------
                                      James F. Keen, Senior Vice President and
                                       Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                                                      TITLE                                         DATE
     ---------                                                      -----                                         ----
             *                                              Chairman of the Board and                       January 4, 1994
- ----------------------------------                           Chief Executive Officer (principal
Ronald Terry                                                 executive officer)


             *                                              Executive Vice President and                    January 4, 1994
- ----------------------------------                            Chief Financial Officer (principal
Susan Schmidt Bies                                            financial officer)


             *                                              Senior Vice President and                       January 4, 1994
- ----------------------------------                            Controller (principal
James F. Keen                                                 accounting officer)


             *                                              Director                                        January 4, 1994
- ----------------------------------
Jack A. Belz

                                                            Director
- ----------------------------------
Robert C. Blattberg

             *                                              Director                                        January 4, 1994
- ----------------------------------
John Hull Dobbs

             *                                              Director                                        January 4, 1994
- ----------------------------------
Ralph Horn

             *                                              Director                                        January 4, 1994
- ----------------------------------
J. R. Hyde, III

             *                                              Director                                        January 4, 1994
- ----------------------------------
Joseph Orgill, III

             *                                              Director                                        January 4, 1994
- ----------------------------------
Cameron E. Perry

             *                                              Director                                    January 4, 1994
- ----------------------------------
Richard E. Ray

                                                            Director
- ----------------------------------
Vicki G. Roman

                                                            Director
- ----------------------------------
Michael D. Rose

             *                                              Director                                    January 4, 1994
- ----------------------------------
William B. Sansom

             *                                              Director                                    January 4, 1994
- ----------------------------------
Gordon P. Street

             *                                              Director                                    January 4, 1994
- ----------------------------------
Ronald Terry

             *                                              Director                                    January 4, 1994
- ----------------------------------
Norfleet R. Turner




By:  Clyde A. Billings, Jr.                                                                             January 4, 1994
     -----------------------------
     Clyde A. Billings, Jr.
     *As Attorney-in-Fact



           [The Power of Attorney is included herein as Exhibit 24.]

                 Exhibit Index to Registration Statement on S-4

Exhibit                                                                                                        Sequential
Number                                                       Description                                       Page Number
- ------                                                       -----------                                       -----------
   2             Agreement and Plan of Merger (included as Appendix "A"
                 to the Proxy Statement-Prospectus)

   3(i) Restated Charter of FTNC, as amended, incorporated by reference to Exhibit 3(a) to FTNC's Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1991.

   3(ii)         Bylaws of FTNC, as amended.*
                                                                                                               -----

   4(a) Form of Common Stock Certificate, incorporated by reference to Exhibit 4(a) to FTNC's registration statement on Form S-4 (No. 33-51223), filed
                 November 30, 1990.

   4(b) Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and FTB as Rights Agent, incorporated by reference to FTNC's Registration Statement on Form 8-A, filed September 8, 1989

   4(c)          Indenture, dated as of June 1, 1987, between
                 FTNC and Security Pacific National Trust
                 Company (New York), Trustee, incorporated by reference to FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1991


   4(d) FTNC and certain of its consolidated subsidiaries have outstanding certain long-term debt. See
                 Note 13 on page 34 of FTNC's 1992 Annual Report to Shareholders. None of such debt exceeds 10% of the total assets of FTNC and its consolidated subsidiaries. Thus, copies of constituent instruments defining the rights of holders of such debt are not required to be included as exhibits.
                 FTNC agrees to furnish copies of such instruments to the SEC upon request.

   5             Opinion Regarding Legality
                                                                                                                    -----

   8             Opinion Regarding Tax Matters
                                                                                                                    -----

   23(a)         Consent of Arthur Andersen & Co.*
                                                                                                                    -----

   23(b)         Consent of Arthur Andersen & Co.*
                                                                                                                    -----

   23(c)         Consent of Baylor and Backus*
                                                                                                                    -----

   23(d)         Consent of Ernst & Young*
                                                                                                                    -----

Exhibit
Number                                                       Description
- ------                                                       -----------

                                                                                                               Sequential
                                                                                                               Page Number
                                                                                                               -----------
   23(e)         Consent of Alex Sheshunoff & Co.*
                                                                                                                    -----

   23(f)         Consent of Heiskell, Donelson, Bearman, Adams,
                 Williams & Caldwell included in Exhibit 8

   23(g)         Consent of Clyde A. Billings, Jr. included in Exhibit 5.

   24            Powers of Attorney*
                                                                                                                    -----

   99(a)         Opinion of Alex Sheshunoff & Co. (included as
                 Appendix "B" to the Proxy Statement-Prospectus)

   99(b)         Form of Proxy for Special Meeting of
                 Shareholders of CBTC
                                                                                                                    -----
     * Previously filed